Exhibit 99.1

PART I

Item 1. Business

Sealed Air Corporation, a corporation organized under the laws of Delaware, is a global leader in food safety and security, facility hygiene and product protection. We serve an array of end markets including food and beverage processing, food service, retail, healthcare and industrial, and commercial and consumer applications. Our focus is on achieving quality sales growth through leveraging our geographic footprint, technological know-how and leading market positions to bring measureable, sustainable value to our customers, employees and investors.

Sealed Air was founded in 1960. We conduct substantially all of our business through three wholly-owned subsidiaries, Cryovac, Inc., Sealed Air Corporation (US) and Diversey, Inc. (“Diversey”). Throughout this Annual Report on Form 10-K, when we refer to “Sealed Air,” the “Company,” “we,” “us” or “our,” we are referring to Sealed Air Corporation and all of our subsidiaries, except where the context indicates otherwise. Please refer to Part II, Item 8, “Financial Statements and Supplementary Data” for financial information about the Company and its subsidiaries, which is incorporated herein by reference. Also, when we cross reference to a “Note,” we are referring to our “Notes to Consolidated Financial Statements,” unless the context indicates otherwise.

We are a leading global innovator in the applications we serve and we differentiate ourselves through our:

•	extensive global reach, by which we leverage our strengths across our operations in 63 countries to reach customers in over 175 countries;

•	approximately 25,000 employees representing industry-leading expertise in food science, hygiene and sanitation solutions, and in package design, sales, service and engineering;

•	leading brands, such as Cryovac® packaging technology, Diversey™ and TASKI® brand cleaning and hygiene solutions and our Bubble Wrap® brand cushioning, Jiffy® protective mailers, and Instapak® foam-in-place systems;

•	technology leadership with an emphasis on proprietary technologies;

•	total systems offering that includes specialty materials and formulations, equipment systems and services; and

•	solid cash flow generation from premium solutions to meet our customers’ needs, productivity improvements, working capital management and an asset-light business model.

In 2013, our operations generated approximately 65% of our revenue from outside the United States, including approximately 26% of our revenue from developing regions. These developing regions are Africa, Asia (excluding Japan and South Korea), Central and Eastern Europe, and Latin America.

Our Business Strategies

We seek to enhance our position as a leading global provider of innovative packaging and hygiene solutions that our customers use to improve safety, efficiency and sustainability within their operations by focusing on six strategic priorities:

1.	Maintaining and extending our technological leadership, expertise and our sustainability value proposition.

We continue to focus on becoming a knowledge-based, market-driven company focused on helping our customers achieve their sustainability goals while delivering performance and cost competiveness –including enhancing top line growth and reducing costs; conserving energy, water and other resources; and mitigating risks. We are also focused on new value and pricing disciplines so we can share in the success we bring them.

2.	Better aligning ourselves with the customers, markets and global mega-trends.

As part of our ongoing business portfolio review, we are committed to identifying those customers and markets that offer us the best opportunity to deliver solutions and services that are sufficiently differentiated and valued in the marketplace. In addition, we are committed to aligning our business with key global mega-trends, including e-commerce, infection control and the global movement of food. In particular, we will leverage our strengths to enhance our position with our food and beverage customers and by doing so, we improve access to a more secure food supply chain – one that is safer and more nutritious; more efficient and less wasteful.

3.	Accelerating our penetration and rate of growth in developing regions.

With an international focus and extensive geographic footprint aligned to our growth opportunities, we will combine our local market knowledge with our broad portfolio and strengths in innovation and customer service to grow in developing regions. Urbanization, global trade, increased protein consumption and the ongoing conversion to safer and hygienically packaged foods and goods are key secular trends that underpin our confidence in our ability to grow rapidly in these parts of the world.

4.	Focusing on cash flow generation and improved return on assets.

We are focused on generating substantial operating cash flow from our existing business so that we can continue to invest in new products and technologies, deleverage our balance sheet, continue to pay dividends, and support growth in our share price. We believe our ongoing process of critically analyzing our business portfolio and reallocating technical, human, and capital resources to the most promising market sectors from those sectors that are less strategic or have a lower level of financial performance will enhance our free cash flow generation performance and result in a higher return on assets, thus improving shareholder value.

5.	Optimizing our cost base and operations to maximize profitability.

The size and scale of our global operations affords us a continuing opportunity to derive greater supply chain efficiencies by leveraging our purchasing power, optimizing our manufacturing and logistics footprint, improving our internal processes, and reducing complexity and cost. In addition to reducing the cost of our supply chain operations, we continue to focus on adapting the cost structure of our customer facing and back-office operations to the appropriate level required to adequately support our external customer base and run the business effectively.

6.	Developing our people.

We recognize that a core strength of our business is our people. Therefore, we will continue to invest in the development of key skills in our diverse workforce while improving our ability to attract and retain new employees who are motivated by our company vision and the positive impact they have on the world.

Segments

Effective as of January 1, 2014, we changed our segment reporting structure in order to reflect the way management now makes operating decisions and manages the growth and profitability of the business. This change corresponds with management’s current approach of allocating costs and resources and assessing the performance of our segments. We report our segment information in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 280, “Segment Reporting,” (“FASB ASC Topic 280”). There has been no change in our total condensed consolidated financial condition or results of operations previously reported as a result of the change in our segment structure. There were no changes to the reportable segment assets as a result of the change in segment reporting.

As a result, the Company’s new segment reporting structure consists of three reportable segments and an “Other” category and is as follows:

•	Food Care;

•	Diversey Care;

•	Product Care; and

•	Other (includes Corporate, Medical Applications and New Ventures businesses)

See Note 5, “Segments” for further information.

Descriptions of the Reportable Segments and Other

Food Care Segment

The Food Care division focuses on providing processors, retailers and food service operators a broad range of integrated system solutions that improve the management of contamination risk and facility hygiene during the food and beverage production process, extend product shelf life through packaging technologies, and improve merchandising, ease-of-use, and back-of-house preparation processes. Our systems are designed to be turn-key and reduce customers’ total operating costs through improved operational efficiencies and reduced food waste, as well as lower water and energy use. As a result, processors are able to produce and deliver their products more cost-effectively, safely, efficiently, and with greater confidence through their supply chain with a trusted partner.

The business largely serves perishable food and beverage processors predominately in fresh red meat, smoked and processed meats, beverages, poultry and, dairy (solids and liquids) markets worldwide, and maintains a leading position in the applications it targets. Solutions are marketed under the Cryovac® and Diversey™ trademarks and under sub-brands such as Cryovac Grip & Tear®, Cryovac Mirabella®, Simple Steps® and Secure Check®.

Our solutions incorporate equipment systems that are frequently integrated into customers’ operations, consumables such as advanced flexible films, absorbent materials and trays, and a variety of pre- and post-sale services. Packaging equipment systems can incorporate various options for loading, filling and dispensing, and will also accommodate certain retort and aseptic processing conditions. Equipment solutions supported include vacuum shrink bag systems, flow-vac, thermoforming, skin, tray/lid and vertical pouch packaging systems. Services include graphic design, printing, training, field quality assurance and remote diagnostics. Facility hygiene solutions include clean-in-place and open plant systems that integrate cleaning chemicals, lubricants, floor care equipment and cleaning tools. Also offered are a wide range of value-added services such as application and employee training and auditing of hygiene, water and energy management to improve the operational efficiency of customers’ processes and their cleaning efficacy.

Food Care focuses on providing comprehensive systems which protect our customers’ products while adding value through increasing operational efficiency and reducing waste throughout the entire food and beverage supply chain. Food Care will partner with customers to provide integrated packaging and hygiene solutions that will consistently deliver food safety, shelf life extension, total cost optimization and innovative packaging formats which will enable our customers to enhance their brands in the marketplace.

Diversey Care Segment

The Diversey Care division represents the broad offering of Diversey™-branded total integrated system solutions for facility hygiene, food safety and security, and infection control to customers worldwide. The division is focused on serving five key institutional and industrial sectors globally, which include: food service operators, hospitality establishments and building service contractors, food retail outlets, and healthcare facilities.

Diversey Care integrates cleaning chemicals, floor care machines, cleaning tools and equipment, and a wide range of value-added services based on extensive expertise, including application and employee training, auditing of hygiene and appearance, food safety services and water and energy management. Diversey Care solutions aim to improve operational efficiency and mitigate risk by improving our customers’ cleaning processes and methods and reducing the overall environmental footprint of commercial and industrial facilities. These solutions address kitchen hygiene, floor care, housekeeping and restroom care, and professional laundry. The product range of Diversey-branded solutions includes fully integrated lines of products and dispensing systems for hard surface cleaning, disinfecting and sanitizing, hand washing, deodorizing, mechanical and manual ware washing, hard surface and carpeted floor cleaning systems, cleaning tools and utensils, and fabric care for professional laundry applications comprising detergents, stain removers, bleaches and a broad range of dispensing equipment for process control and management information systems. Floor care machines are commercialized under the well-established Taski® brand.

Diversey Care is focused on growth in developing regions, where increased urbanization and greater sanitation and hygiene requirements provide growth opportunities with regional and multinational customers across its five targeted market sectors. Diversey Care retains a very solid market position in developed economies and is focused on expanding its market presence by increasing the measurable value its extensive expertise and integrated solutions can provide. Its global footprint enables advantages in accessing the opportunity provided by large corporate and international accounts.

Product Care Segment

The Product Care division provides customers a broad portfolio of Product Care systems designed for use across a range of applications and industries globally. This division provides customers with a versatile range of Product Care solutions to meet cushioning, void fill, positioning/block-and-bracing, surface protection, retail display, containment and dunnage needs. Solutions are marketed under industry-leading brands that include Bubble Wrap® and AirCap® air cellular packaging, Cryovac® performance shrink films, Shanklin® shrink packaging systems, Instapak® polyurethane foam packaging systems, Jiffy® mailers, and Korrvu® suspension and retention packaging and sustainable offers in PakNatural® Loose fill and Restore™ Mushroom® packaging. Solutions are sold globally and supported by a network of 30 ASTM-approved Product Care design and testing centers, and one of the industry’s largest sales and service team.

Today, Product Care solutions are largely sold through business supply distribution that sells to business/industrial end-users representing over 400 SIC codes. Additionally, solutions are sold directly to fabricators, OEMs/contract manufacturers, e-commerce/fulfillment operations, and at retail centers, where Product Care offers select products for consumer use.

Product Care is focused on sustainability, growth in developing regions, advancements in material science, automation and user ease-of-use interface and features.

Other

Other includes Corporate and our Medical Applications and New Ventures businesses, which we may refer to from time to time as “Other”. Other includes certain costs that are not allocated to the reportable segments, primarily consisting of unallocated corporate overhead costs, including administrative functions and cost recovery variances not allocated to the reportable segments from global functional expenses.

Other also includes all items the Company categorizes as special or unusual items that are reported on the condensed consolidated statements of operations. These special items primarily consist of restructuring and other associated costs, expenses related to stock appreciation rights (“SARs”), which were issued in connection with the acquisition of Diversey in 2011, loss on debt redemptions and foreign currency exchange gains/losses related to Venezuelan subsidiaries.

We also focus on growth by utilizing our technologies in new market segments. Other includes our medical applications and new ventures businesses and included the rigid medical packaging business, which we sold in 2013 and has been presented as discontinued operations. See Note 3, “Divestitures,” for further information. The Medical Applications and New Ventures businesses were previously included in the Company’s “Other Category.”

Medical Applications

The goal of our Medical Applications business is to provide solutions offering superior protection and reliability to the medical, pharmaceutical and medical device industries. We sell medical applications products directly to medical device manufacturers and pharmaceutical companies and to the contract packaging firms that supply them. Medical Applications is focused on growth in the medical device and pharmaceutical solutions packaging markets. Our core product lines include customer designed flexible packaging materials for medical and drug delivery devices, specialty component films for ostomy and colostomy bags and PVC free film to package pharmaceutical solutions.

New Ventures

Our New Ventures business includes several development and innovative projects. These include technologies and solutions sourced from renewable materials and equipment systems that offer an automated packaging service for high-volume fulfillment or pick-and-pack operators.

Global Operations

We operate through our subsidiaries and have a presence in the United States and the 62 other countries listed below, enabling us to distribute our products to our customers in over 175 countries.

Argentina	Czech Republic	Indonesia	Netherlands	Saudi Arabia	Turkey
Australia	Denmark	Ireland	New Zealand	Singapore	Ukraine
Austria	Dominican Republic	Israel	Nigeria	Slovakia	United Arab Emirates
Barbados	Egypt	Italy	Norway	Slovenia	United Kingdom
Belgium	Finland	Jamaica	Pakistan	South Africa	Uruguay
Brazil	France	Japan	Peru	South Korea	Venezuela
Canada	Germany	Kenya	Philippines	Spain	Vietnam
Chile	Greece	Luxembourg	Poland	Sweden
China	Guatemala	Malaysia	Portugal	Switzerland
Colombia	Hungary	Mexico	Romania	Taiwan
Costa Rica	India	Morocco	Russia	Thailand

In maintaining our foreign operations, we face risks inherent in these operations, such as currency fluctuations, inflation and political instability. Information on currency exchange risk appears in Part II, Item 7A of this Annual Report on Form 10-K, which information is incorporated herein by reference. Other risks attendant to our foreign operations are set forth in Part I, Item 1A “Risk Factors,” of this Annual Report on Form 10-K, which information is incorporated herein by reference. Information on the impact of currency exchange on our consolidated financial statements appears in Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Financial information showing net sales and total long-lived assets by geographic region for each of the three years ended December 31, 2013 appears in Note 5, “Segments,” which information is incorporated herein by reference. We maintain programs to comply with the various laws, rules and regulations related to the protection of the environment that we may be subject to in the many countries in which we operate. See Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Environmental Matters.”

Employees

As of December 31, 2013, we had approximately 25,000 employees worldwide. Approximately 7,000 of these employees were in the U.S., with approximately 150 of these employees covered by collective bargaining agreements. Of the approximately 16,750 employees who were outside the U.S., approximately 9,700 were covered by collective bargaining agreements. Outside of the U.S., many of the covered employees are represented by works councils or industrial boards, as is customary in the jurisdictions in which they are employed. We believe that our employee relations are satisfactory.

Marketing, Distribution and Customers

At December 31, 2013, we employed approximately 7,300 sales, marketing and customer service personnel throughout the world who sell and market our products to and through a large number of distributors, fabricators, converters, e-commerce and mail order fulfillment firms, and contract packaging firms as well as directly to end-users such as food processors, foodservice businesses, supermarket retailers, lodging, retail, pharmaceutical companies, healthcare facilities, medical device manufacturers, and other manufacturers.

To support our Food Care and New Ventures customers, we operate three Packforum® innovation and learning centers that are located in the U.S., France, and China. At Packforum® Centers, we assist customers in identifying the appropriate packaging materials and systems to meet their needs. We also offer ideation services, educational seminars, employee training and customized graphic design services to our customers.

To assist our marketing efforts for our Product Care products and to provide specialized customer services, we operate 30 industrial Package Design Centers (PDCs) worldwide within our facilities. These PDCs are staffed with professional packaging engineers and outfitted with drop-testing and other equipment used to develop, test and validate cost-effective package designs to meet each Product Care customer’s needs.

To support our equipment systems and the marketing of our totals systems solutions, we provide field technical services to our customers worldwide. These services include system installation, integration and monitoring systems, repair and upgrade, operator training in the efficient use of our systems, qualification of various consumable and system combinations, and equipment layout and design.

Our Food Care applications are largely sold direct, while most of our Product Care products and a portion of our Diversey Care products and solutions are sold through business supply distributors.

We have no material long-term contracts for the distribution of our products. In 2013, no customer or affiliated group of customers accounted for 10% or more of our consolidated net sales.

Seasonality

Historically, net sales in our Food Care segment have tended to be slightly lower in the first quarter and slightly higher towards the end of the third quarter through the fourth quarter, due to holiday events. Net sales in our Diversey Care segment have tended to be slightly lower in the first quarter; second quarter sales represent a modest seasonal increase due to higher occupancy rates in European lodging; and the third and fourth quarters of the year are relatively the same level as the second quarter. Net sales in our Product Care segment have also tended to be slightly lower in the first quarter and higher in the mid-third quarter and through the fourth quarter due to the holiday shopping season. On a consolidated basis, there is little seasonality in the business, with net sales slightly lower in the first quarter and slightly higher towards the end of the third quarter through the fourth quarter. Our consolidated net earnings typically trend directionally the same as our net sales seasonality. Cash flow from operations has tended to be lower in the first quarter and higher in the fourth quarter, reflecting seasonality of sales and working capital changes, including the timing of certain annual incentive compensation payments.

Other factors may outweigh the effects of seasonal changes in our net earnings results including, but not limited to, changes in raw materials and other costs, foreign exchange rates, interest rates, taxes and the timing and amount of acquisition synergies and restructuring and other non-recurring charges.

Competition

Competition for most of our packaging products is based primarily on packaging performance characteristics, service and price. There are also other companies producing competing products that are well-established. Since competition is also based upon innovations in packaging technology, we maintain ongoing research and development programs to enable us to maintain technological leadership. We invest approximately double the industry average on research and development as a percentage of net sales per year as compared with our packaging peers.

There are other manufacturers of Food Care products, some of which are companies offering similar products that operate across regions and others that operate in a single region or single country. Competing manufacturers produce a wide variety of food packaging based on plastic, metals and other materials. We believe that we are one of the leading suppliers of (i) flexible food packaging materials and related systems in the principal geographic areas in which we offer those products, (ii) barrier trays for case-ready meat products in the principal geographic areas in which we offers those trays, and (iii) absorbent pads for food products to supermarkets and to meat and poultry processors in the United States.

Our Food Care hygiene solutions and Diversey Care solutions face a wide spectrum of competitors across each product category. Competition is both global and regional in scope and includes numerous small, local competitors with limited product portfolios and geographic reach. We compete globally on premium product offerings and application expertise, innovative product and dispensing equipment offerings, value-added solution delivery, and strong customer service and support. We differentiate our offerings from competitors by becoming the preferred partner to our customers, and by providing innovative, industry-leading products to make their facilities safer and healthier for both maintenance staff and building occupants. We believe our integrated solutions approach, which includes the supply of machines, tools, chemicals, processes and training to customers to drive productivity improvements, reduce risk of food safety events and improve infection control to reduce healthcare acquired infections, is a unique competitive strength. Additionally, the quality, ease of use and environmental profile of our products are unique and have helped support long-standing, profitable relationships with many top customers.

Our Product Care products compete with similar products made by other manufacturers and with a number of other packaging materials that customers use to provide protection against damage to their products during shipment and storage. Among the competitive materials are various forms of paper packaging products, expanded plastics, corrugated die cuts, strapping, envelopes, reinforced bags, boxes and other containers, and various corrugated materials, as well as various types of molded foam plastics, fabricated foam plastics, mechanical shock mounts, and wood blocking and bracing systems. We believe that we are one of the leading suppliers of air cellular cushioning materials containing a barrier layer, inflatable packaging, suspension and retention packaging, shrink films for industrial and commercial applications, protective mailers, polyethylene foam and polyurethane foam packaging systems in the principal geographic areas in which we sell these products.

Competition for most of our Medical Applications products is based primarily on performance characteristics, service and price.

Raw Materials and Sourcing

Suppliers provide raw materials, packaging components, equipment, accessories and contract manufactured goods. Our principal raw materials are polyolefin and other petrochemical-based resins and films, caustic soda, solvents, waxes, phosphates, surfactants, chelates, fragrances and paper and wood pulp products. These raw materials represent approximately 40% of our consolidated cost of sales. We also purchase corrugated materials, cores for rolls of products such as films and Bubble Wrap® brand cushioning, inks for printed materials, bag-in-the-box containers, bottles, drums, pails, totes, aerosol cans, caps, triggers, valves, and blowing agents used in the expansion of foam packaging products. In addition, we offer a wide variety of specialized packaging equipment, some of which we manufacture or have manufactured to our specifications, some of which we assemble and some of which we purchase from suppliers. Equipment and accessories include industrial and food packaging equipment, dilution-control warewashing and laundry equipment, floor care machines and items used in the maintenance of a facility such as air care dispensers, floor care applicators, microfiber mops and cloths, buckets, carts and other cleaning tools and utensils.

The vast majority of the raw materials required for the manufacture of our products and all components related to our equipment and accessories generally have been readily available on the open market, in most cases are available from several suppliers and are available in amounts sufficient to meet our manufacturing requirements. However, we have some sole-source suppliers, and the lack of availability of supplies could have a material negative impact on our consolidated financial condition or results of operations. Natural disasters such as hurricanes, as well as political instability and terrorist activities, may negatively impact the production or delivery capabilities of refineries and natural gas and petrochemical suppliers and suppliers of other raw materials. Due to by-product/co-product chemical relationships to the automotive and housing markets, several materials may become difficult to source. These factors could lead to increased prices for our raw materials, curtailment of supplies and allocation of raw materials by our suppliers. We source some materials used in our packaging products from materials recycled in our manufacturing operations or obtained through participation in recycling programs. Although we purchase some raw materials under long-term supply arrangements with third parties, these arrangements follow market forces and are in line with our overall global sourcing strategy, which seeks to balance the cost of acquisition and availability of supply.

We have a centralized supply chain organization, which includes centralized management of procurement and logistic activities. Our objective is to leverage our global scale to achieve sourcing efficiencies and reduce our total delivered cost across all our regions. We do this while adhering to strategic performance metrics and stringent sourcing practices.

Research and Development Activities

We maintain a continuing effort to develop new products and improve our existing products and processes, including developing new packaging, non-packaging and chemical equipment and applications using our intellectual property. From time to time, we also acquire and commercialize new packaging and other products or techniques developed by others. Our research and development projects rely on our technical capabilities in the areas of food science, materials science, chemistry, package design and equipment engineering. Our research and development expense was $133 million in 2013, $135 million in 2012 and $105 million in 2011.

Our research and development activities are focused on end-use application. As a result, we operate:

•	two food science laboratories located in the U.S. and Italy;

•	six research and development laboratories focused on the development of cleaning and sanitation formulations, which are located in the U.S., Germany, the Netherlands, Switzerland, India and Brazil; and

•	eight equipment design centers in the U.S., Germany, Switzerland and Italy that focus on equipment and parts design and innovation to support the development of comprehensive systems solutions.

Patents and Trademarks

We are the owner or licensee of an aggregate of over 4,900 United States and foreign patents and patent applications, as well as an aggregate of over 10,300 United States and foreign trademark registrations and trademark applications that relate to many of our products, manufacturing processes and equipment. We believe that our patents and trademarks collectively provide a competitive advantage. We file annually an average of 320 United States and foreign patent applications and 480 United States and foreign trademark applications. None of our reportable segments is dependent upon any single patent or trademark alone. Rather, we believe that our success depends primarily on our sales and service, marketing, engineering and manufacturing skills and on our ongoing research and development efforts. We believe that the expiration or unenforceability of any of our patents, applications, licenses or trademark registrations would not be material to our business or consolidated financial condition.

Environmental, Health and Safety Matters

As a manufacturer, we are subject to various laws, rules and regulations in the countries, jurisdictions and localities in which we operate. These cover: the safe storage and use of raw materials and production chemicals; the release of materials into the environment; standards for the treatment, storage and disposal of solid and hazardous wastes; or otherwise relate to the protection of the environment. We review environmental, health and safety laws and regulations pertaining to our operations and believe that compliance with current environmental and workplace health and safety laws and regulations has not had a material effect on our capital expenditures or consolidated financial condition.

In some jurisdictions in which our packaging products are sold or used, laws and regulations have been adopted or proposed that seek to regulate, among other things, minimum levels of recycled or reprocessed content and, more generally, the sale or disposal of packaging materials. In addition, customer demand continues to evolve for packaging materials that incorporate renewable materials or that are otherwise viewed as being “environmentally sound.” Our new venture activities, described above, include the development of packaging products from renewable resources. We maintain programs designed to comply with these laws and regulations, to monitor their evolution, and to meet this customer demand. One advantage inherent in many of our products is that thin, lightweight packaging solutions reduce waste and transportation costs in comparison to available alternatives. We continue to evaluate and implement new technologies in this area as they become available.

Various federal, state, local and foreign laws and regulations regulate some of our products and require us to register certain products and comply with specified requirements. In the United States, we must register our sanitizing and disinfecting products with the U.S. Environmental Protection Agency (“EPA”). We are also subject to various federal, state, local and foreign laws and regulations that regulate products manufactured and sold by us for controlling microbial growth on humans, animals and processed foods. In the United States, these requirements are generally administered by the U.S. Food and Drug Administration (“FDA”). To date, the cost of complying with product registration requirements and FDA compliance has not had a material adverse effect on our business, financial condition, results of operations or cash flows.

We also support our customers’ interests in eliminating waste by offering or participating in collection programs for some of our products or product packaging and for materials used in some of our products. When possible, materials collected through these programs are reprocessed and either reused in our Product Care operations or offered to other manufacturers for use in other products. In addition, gains that we have made in internal recycling programs have allowed us to improve our net raw material yield, thus mitigating the impact of resin costs, while lowering solid waste disposal costs and controlling environmental liability risks associated with waste disposal.

Our emphasis on environmental, health and safety compliance provides us with risk reduction opportunities and cost savings through asset protection and protection of employees.

Available Information

Our Internet address is www.sealedair.com. We make available, free of charge, on or through our website our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports that we file or furnish pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, as soon as reasonably practicable after we electronically file these materials with, or furnish them to, the Securities and Exchange Commission.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The information in this MD&A should be read together with our consolidated financial statements and related notes set forth in Part II, Item 8, as well as the discussion included in Part I, Item 1A, “Risk Factors,” of this Annual Report on Form 10-K. All amounts and percentages are approximate due to rounding and all dollars are in millions, except per share amounts.

The results include the operating results of Diversey beginning October 3, 2011 (date of acquisition). All results prior to October 3, 2011 include historical Sealed Air results only.

On December 6, 2013, we completed the sale of the rigid medical packaging business, and accordingly the operating results were reclassified to discontinued operations, net of tax, on the consolidated statements of operations for 2013, 2012 and 2011. On November 14, 2012, we completed the sale of Diversey Japan, and accordingly the operating results were reclassified to discontinued operations, net of tax, on the consolidated statements of operations for 2012 and 2011. Also, the assets and liabilities of the rigid medical packaging business operations were reclassified to assets and liabilities held for sale as of December 31, 2012. See Note 3, “Divestitures,” for further details. All results and discussion included in this MD&A are presented on a continuing operations basis.

Effective as of January 1, 2014, we changed our segment reporting structure in order to reflect the way management now makes operating decisions and manages the growth and profitability of the business. This change corresponds with management’s current approach of allocating costs and resources and assessing the performance of our segments. We report our segment information in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 280, “Segment Reporting,” (“FASB ASC Topic 280”). There has been no change in our total consolidated financial condition or results of operations previously reported as a result of the change in our segment structure. There were no changes to the reportable segment assets as a result of the change in segment reporting.

As a result, the Company’s new segment reporting structure consists of three reportable segments and an “Other” category and is as follows:

•	Food Care;

•	Diversey Care;

•	Product Care; and

•	Other (includes Corporate, Medical Applications and New Ventures businesses)

See Note 5, “Segments” for further information.

Overview

We are a global leader in food safety and security, facility hygiene and product protection. We serve an array of end markets including food and beverage processing, food service, retail, healthcare and industrial, and commercial and consumer applications. We have widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey® brand cleaning and hygiene solutions. Our focus is on achieving quality sales growth through leveraging our geographic footprint, technological know-how and leading market positions to bring measureable, sustainable value to our customers, employees and investors.

As of December 31, 2013, we employed approximately 7,300 sales, marketing and customer service personnel throughout the world who sell and market our products to and through a large number of distributors, fabricators, converters, e-commerce and mail order fulfillment firms, and contract packaging firms as well as directly to end-users such as food processors, foodservice businesses, supermarket retailers, lodging, retail pharmaceutical companies, healthcare facilities, medical device manufacturers, and other manufacturers. We have no material long-term contracts for the distribution of our products. In 2013, no customer or affiliated group of customers accounted for 10% or more of our consolidated net sales.

Historically, net sales in our Food Care segment have tended to be slightly lower in the first quarter and slightly higher towards the end of the third quarter through the fourth quarter, due to holiday events. Net sales in our Diversey Care segment have tended to be slightly lower in the first quarter; second quarter sales represent a modest seasonal increase due to higher occupancy rates in European lodging; and the third and fourth quarters of the year are relatively the same level as the second quarter. Net sales in our Product Care segment have also tended to be slightly lower in the first quarter and higher in the mid-third quarter and through the fourth quarter due to holiday events. On a consolidated basis, there is little seasonality in the business with net sales slightly lower in the first quarter and slightly higher towards the end of the third quarter through the fourth quarter. Our consolidated net earnings typically trend directionally the same as our net sales seasonality. Cash flow from operations has tended to be lower in the first quarter and higher in the fourth quarter, reflecting seasonality of sales and working capital changes, including the timing of certain annual incentive compensation payments.

Other factors may outweigh the effects of seasonal changes in our net earnings results including, but not limited to, changes in raw materials and other costs, foreign exchange rates, interest rates, taxes and the timing and amount of acquisition synergies and restructuring and other non-recurring charges.

Competition for most of our packaging products is based primarily on packaging performance characteristics, service and price. Competition is also based upon innovations in packaging technology and, as a result, we maintain ongoing research and development programs to enable us to maintain technological leadership. Our Food Care hygiene solutions and Diversey Care solutions businesses face a wide spectrum of competitors across each product category. Competition is both global and regional in scope and includes numerous small, local competitors with limited product portfolios and geographic reach. For more details, see “Competition” included in Part I, Item 1 “Business.”

Our net sales are sensitive to developments in our customers’ business or market conditions, changes in the global economy, and the effects of foreign currency translation. Our costs can vary materially due to changes in input costs, including petrochemical-related costs (primarily resin costs), which are not within our control. Consequently, our management focuses on reducing those costs that we can control and using petrochemical-based and other raw materials as efficiently as possible. We also believe that our global presence helps to insulate us from localized changes in business conditions.

We manage our businesses to generate substantial operating cash flow. We believe that our operating cash flow will permit us to continue to spend on innovative research and development and to invest in our business by means of capital expenditures for property and equipment and acquisitions. Moreover, we expect that our ability to generate substantial operating cash flow should provide us with the flexibility to repay debt and to return capital to our stockholders.

2014 Outlook

We expect net sales to be relatively flat in 2014 compared to 2013 net sales of $7.7 billion with organic growth of approximately 3% to 4% due to positive trends in volume and product price/mix. This is expected to be offset by the impact of product rationalization of approximately 1% to 2% and an estimated unfavorable impact of more than 2% from foreign currency translation. Adjusted EPS, excluding the impact of Stock Appreciation Rights (“SARs”) expense, is expected to be in the range of $1.50 to $1.60. This represents an estimated increase of 8% to 15% compared with 2013 Adjusted EPS of $1.39, excluding SARs expense. Adjusted EPS guidance excludes the impact of special items. Our core tax rate for 2014 is expected to be approximately 25%. We also estimate interest expense to be approximately $295 million ($280 million of cash interest expense) and depreciation and amortization to be approximately $315 million.

Adjusted EBITDA for 2014, including non-cash profit sharing expense and excluding the impact of SARs, is estimated to be in the range of $1.050 billion to $1.070 billion. This represents an estimated increase of 1% to 3% compared with 2013 Adjusted EBITDA of $1.038 billion.

For 2014, we anticipate capital expenditures of approximately $170 million, cash payments related to the Earnings Quality Improvement Program (“EQIP”) and the Integration and Optimization Program (“IOP”) of approximately $150 million and cash taxes between $100 million and $120 million. As a result of higher capital expenditures and restructuring payments in 2014 as compared to 2013, we anticipate Free Cash Flow for 2014 to be approximately $410 million.

Highlights of Financial Performance

Below are the highlights of our financial performance for the three years ended December 31, 2013.

	2013	2012	2011	2013 vs. 2012 % Change		2012 vs. 2011 % Change
Net sales	$7,690.8	$7,559.2	$5,467.3	2%		38%

Gross profit	$2,587.5	$2,522.3	$1,580.6	3%		60%

As a % of net sales	33.6%	33.4%	28.9%
Operating profit (loss)	$602.1	$(1,427.7)	$420.8	#	%	#	%

As a % of net sales	7.8%	(18.9)%	7.7%
Net earnings (loss) available to common stockholders from continuing operations	$93.7	$(1,617.9)	$132.7	#	%	#	%

Net earnings (loss) per common share from continuing operations — basic	$0.48	$(8.39)	$0.79	#	%	#	%

Net earnings (loss) per common share from continuing operations — diluted	$0.44	$(8.39)	$0.71	#	%	#	%

Weighted average number of common shares outstanding:
Basic	194.6	192.8	167.0

Diluted	213.5	192.8	185.4

Non-U.S. GAAP adjusted diluted net earnings per common share — continuing operations(1)	$1.23	$0.91	$1.22	35%		(25)%

Non-U.S. GAAP adjusted diluted net earnings per common share — continuing operations, excluding the impact of SARs	$1.39	$0.98	$1.22	42%		(20)%

#	Denotes a variance greater than or equal to 100%, or not meaningful.
(1)	See “Diluted Net Earnings per Common Share” for a reconciliation of our U.S. GAAP EPS to our non-U.S. GAAP adjusted EPS.

Diluted Net Earnings per Common Share

The following table presents a reconciliation of our U.S. GAAP EPS to non-U.S. GAAP adjusted EPS.

	Year Ended December 31,
	2013		2012		2011
	Net Earnings	EPS	Net Earnings	EPS	Net Earnings	EPS
U.S. GAAP net earnings (loss) and EPS available to common stockholders — continuing operations	$93.7	$0.44	$(1,617.9)	$(8.39)	$132.7	$0.71

Special items, net of tax(1)	169.5	0.79	1,811.0	9.30	94.3	0.51

Non-U.S. GAAP Adjusted net earnings and Adjusted EPS	$263.2	$1.23	$193.1	$0.91	$227.0	$1.22

Weighted average number of common shares outstanding — Diluted(2)		213.5		211.2		185.4

(1)	Special items are certain one-time costs/credits that are included in our U.S. GAAP reported results. For 2013, special items primarily included restructuring and other charges of $74 million ($59 million, net of taxes) and associated costs of $26 million ($18 million, net of taxes), related to both EQIP and IOP, $50 million increase to the valuation allowance in connection with the deferred tax asset related to the Settlement agreement, loss on debt redemption of $36 million ($24 million, net of taxes), write down of non-strategic assets of $5 million ($3 million, net of taxes) and foreign currency exchange losses related to Venezuelan subsidiaries of $13 million ($11 million, net of taxes). For 2012, these items primarily included (i) impairment of goodwill and other intangible assets, (ii) restructuring charges and (iii) loss on debt redemption. For 2011, these items primarily include costs related to the acquisition and integration of Diversey and restructuring charges.

(2)	For 2012, for purposes of calculating Adjusted EPS, the dilutive impact of: (i) the effect of the assumed issuance of 18 million shares of common stock reserved for the Settlement agreement and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method was included because we reported adjusted net earnings for 2012. These shares differ from the shares used to calculate net loss per common share included in the consolidated statement of operations for U.S. GAAP reporting purposes because we reported a net loss for 2012, which does not include the effect of the items mentioned above as the effect was anti-dilutive. See Note 21, “Net (Loss) Earnings Per Common Share,” for details on the calculation of our U.S. GAAP basic and diluted EPS and “Non-U.S. GAAP Information” above, for further details.

Our U.S. GAAP and non-U.S. GAAP income taxes are as follows:

	Year Ended December 31,
	2013		2012		2011
	Provision	Effective Tax Rate	(Benefit) Provision	Effective Tax Rate	Provision	Effective Tax Rate
U.S. GAAP Income Taxes	$84.0	47.3%	$(264.7)	14.1%	$56.7	29.9%

Non-U.S. GAAP Income Taxes (Core Taxes)	$73.5	21.8%	$68.2	26.1%	$99.7	30.5%

Foreign Currency Translation Impact on Consolidated Financial Results

Since we are a U.S. domiciled company, we translate our foreign currency-denominated financial results into U.S. dollars. Due to the changes in the value of foreign currencies relative to the U.S. dollar, translating our financial results from foreign currencies to U.S. dollars may result in a favorable or unfavorable impact. Historically, the most significant currencies that have impacted the translation of our consolidated financial results are the euro, the Australian dollar, the Brazilian real, the British pound, the Canadian dollar and the Mexican peso.

As shown below, 65% of our consolidated net sales in 2013 were generated outside the U.S.

The following table presents the approximate favorable or (unfavorable) impact foreign currency translation had on some of our consolidated financial results:

	2013 vs. 2012	2012 vs. 2011
Net sales	$(75.6)	$(146.1)
Cost of sales	62.0	111.0
Selling, general and administrative expenses	9.0	27.0

Operating profit	$(4.6)	$(8.1)

Net Sales by Geographic Region

Net sales by geographic region for three years ended December 31, 2013 as follows:

	Year Ended December 31,			2013 vs. 2012 % Change	2012 vs. 2011 % Change
	2013	2012	2011
North America	$3,006.9	$2,952.4	$2,452.2	1.8%	20.4%
As a % of net sales	39.1%	39.1%	44.9%
Europe	2,447.8	2,416.5	1,581.9	1.2%	52.8%
As a % of net sales	31.8%	32.0%	28.9%
Latin America	824.3	799.7	545.7	3.1%	46.5%
As a % of net sales	10.7%	10.6%	10.0%
AMAT(1)	846.8	794.4	346.0	6.5%	# %
As a % of net sales	11.0%	10.5%	6.3%
JANZ(2)	565.0	596.2	541.5	(5.2)%	10.1%
As a % of net sales	7.3%	7.9%	9.9%

Total	$7,690.8	$7,559.2	$5,467.3	1.7%	38.3%

#	Denotes a variance greater than or equal to 100%, or not meaningful
(1)	AMAT = Asia, Middle East, Africa and Turkey
(2)	JANZ = Japan, Australia and New Zealand

By geographic region, the components of the increase in net sales for 2013 compared with 2012 were as follows:

Change in net sales 2013 Compared with 2012	North America	Europe	Latin America	AMAT(1)	JANZ(2)	Total
Volume — Units	$18.7	$(2.2)	$36.5	$54.3	$6.7	$114.0
% change	0.6%	(0.1)%	4.6%	6.8%	1.1%	1.5%
Volume — Acquired businesses, net of (dispositions)	(1.2)	0.3	0.1	0.3	—	(0.5)
% change	—%	—%	—%	—%	—%	—%
Product price/mix	44.5	(3.8)	40.5	16.3	(3.8)	93.7
% change	1.5%	(0.2)%	5.1%	2.0%	(0.6)%	1.2%
Foreign currency translation	(7.5)	37.1	(52.5)	(18.6)	(34.1)	(75.6)
% change	(0.3)%	1.5%	(6.6)%	(2.3)%	(5.7)%	(1.0)%

Total	$54.5	$31.4	$24.6	$52.3	$(31.2)	$131.6

% change	1.8%	1.2%	3.1%	6.5%	(5.2)%	1.7%
Impact of foreign currency translation	7.5	(37.1)	52.5	18.6	34.1	75.6

Total constant dollar change (Non-U.S. GAAP)	$62.0	$(5.7)	$77.1	$70.9	$2.9	$207.2

Constant dollar % change	2.1%	(0.3)%	9.7%	8.8%	0.5%	2.7%

#	Denotes a variance greater than or equal to 100%, or not meaningful.
(1)	AMAT = Asia, Middle East, Africa and Turkey
(2)	JANZ = Japan, Australia and New Zealand

By geographic region, the components of the increase in net sales for 2012 compared with 2011 were as follows:

Change in net sales 2012 Compared with 2011	North America	Europe	Latin America	AMAT(1)	JANZ(2)	Total
Volume — Units	$45.5	$(42.6)	$38.8	$51.0	$2.3	$95.0
% change	1.9%	(2.7)%	7.1%	14.7%	0.4%	1.7%
Volume — Acquired businesses, net of (dispositions)	455.3	970.8	231.9	404.5	52.8	2,115.3
% change	18.6%	61.4%	42.5%	# %	9.8%	38.7%
Product price/mix	0.5	(0.7)	33.2	(1.1)	(4.2)	27.7
% change	—%	—%	6.1%	(0.3)%	(0.8)%	0.5%
Foreign currency translation	(1.2)	(92.8)	(49.9)	(6.0)	3.8	(146.1)
% change	—%	(5.9)%	(9.1)%	(1.7)%	0.7%	(2.7)%

Total	$500.1	$834.7	$254.0	$448.4	$54.7	$2,091.9

% change	20.4%	52.8%	46.5%	# %	10.1%	38.3%
Impact of foreign currency translation	1.2	92.8	49.9	6.0	(3.8)	146.1

Total constant dollar change (Non-U.S. GAAP)	$501.3	$927.5	$303.9	$454.4	$50.9	$2,238.0

Constant dollar % change	20.4%	58.6%	55.7%	# %	9.4%	40.9%

#	Denotes a variance greater than or equal to 100%, or not meaningful.
(1)	AMAT = Asia, Middle East, Africa and Turkey
(2)	JANZ = Japan, Australia and New Zealand

Net Sales by Segment Reporting Structure

The following table presents net sales by our segment reporting structure:

	Year Ended December 31,			2013 vs. 2012 % Change	2012 vs. 2011 Change
	2013	2012	2011
Net sales:
Food Care	$3,814.2	$3,744.0	$3,242.3	1.9%	15.5%
As a % of total net sales	49.6%	49.5%	59.3%
Diversey Care	2,160.8	2,131.9	534.6	1.4%	#
As a % of total net sales	28.1%	28.2%	9.8%
Product Care	1,610.0	1,580.4	1,595.0	1.9%	(0.9)%
As a % of total net sales	20.9%	20.9%	29.2%

Total reportable segments	7,585.0	7,456.3	5,371.9
Other	105.8	102.9	95.4	2.8%	7.9%
As a % of total net sales	1.4%	1.4%	1.7%

Total	$7,690.8	$7,559.2	$5,467.3	1.7%	38.3%

#	Denotes a variance greater than or equal to 100%, or not meaningful.

Components of Change in Net Sales by Segment Reporting Structure

The following tables present the components of change in net sales by our segment reporting structure for 2013 compared with 2012 and 2012 compared with 2011. We also present the change in net sales excluding the impact of foreign currency translation, a non-U.S. GAAP measure, which we define as “constant dollar.” We believe using constant dollar measures aids in the comparability between periods as it eliminates the volatility of changes in foreign currency exchange rates.

Change in net sales 2013 Compared with 2012	Food Care		Diversey Care		Product Care		Other		Total Company
Volumes — Units	$62.1	1.7%	$11.3	0.5%	$40.6	2.6%	$—	—%	$114.0	1.5%
Volumes — Acquired business, net of (dispositions)	—	—	—	—	—	—	(0.5)	(0.5)	(0.5)	—
Product price/mix(1)	60.9	1.6	32.8	1.5	(2.5)	(0.2)	2.5	2.4	93.7	1.2
Foreign currency translation	(52.8)	(1.4)	(15.2)	(0.7)	(8.5)	(0.5)	0.9	0.8	(75.6)	(1.0)

Total change (U.S. GAAP)	$70.2	1.9%	$28.9	1.4%	$29.6	1.9%	$2.9	2.8%	$131.6	1.7%

Impact of foreign currency translation	$52.8	1.4	$15.2	0.7	$8.5	0.5	$(0.9)	(0.8)	$75.6	1.0

Total constant dollar change (Non-U.S. GAAP)	$123.0	3.3%	$44.1	2.0%	$38.1	2.4%	$2.0	2.0%	$207.2	2.7%

Change in net sales 2012 Compared with 2011	Food Care		Diversey Care		Product Care		Other		Total Company
Volumes — Units	$53.6	1.7%	2.9	0.5%	22.9	1.5%	15.6	16.4%	$95.0	1.7%
Volumes — Acquired business, net of (dispositions)	516.7	15.9	1,598.6	#	—	—	—	—	2,115.3	38.7
Product price/mix(1)	22.5	0.7	8.8	1.7	(1.4)	(0.1)	(2.2)	(2.3)	27.7	0.5
Foreign currency translation	(91.1)	(2.8)	(13.0)	(2.4)	(36.1)	(2.3)	(5.9)	(6.2)	(146.1)	(2.7)

Total change (U.S. GAAP)	$501.7	15.5%	$1,597.3	# %	$(14.6)	(0.9)%	$7.5	7.9%	$2,091.9	38.3%

Impact of foreign currency translation	$91.1	2.8	$13.0	2.4	$36.1	2.3	$5.9	6.2	$146.1	2.7

Total constant dollar change (Non-U.S. GAAP)	$592.8	18.3%	$1,610.3	# %	$21.5	1.4%	$13.4	14.1%	$2,238.0	40.9%

#	Denotes a variance greater than or equal to 100%, or not meaningful.

(1)	Our product price/mix reported above includes the net impact of our pricing actions and rebates as well as the period-to-period change in the mix of products sold. Also included in our reported product price/mix is the net effect of some of our customers purchasing our products in non-U.S. dollar or euro denominated countries at selling prices denominated in U.S. dollars or euros. This primarily arises when we export products from the U.S. and euro-zone countries. The impact to our reported product price/mix of these purchases in other countries at selling prices denominated in U.S. dollars or euros was not material in the periods included in the table above.

The following net sales discussion is on a constant dollar basis.

Food Care Segment Net Sales

2013 compared with 2012

The $123 million, or 3%, constant dollar increase in net sales in 2013 compared with 2012 was primarily due to:

•	higher unit volumes in AMAT of $32 million, or 12%, and in Latin America of $25 million, or 5%, due to an increase in beef production rates, hygiene standards as well as strong customer acceptance of new products; and

•	favorable product price/mix in Latin America of $32 million, or 6%, and in North America of $26 million, or 2%, reflecting favorable results from the progression of our pricing initiatives implemented to offset increases in raw material costs, specifically in Brazil, Argentina and in the U.S.

2012 compared with 2011

The $593 million, or 18%, constant dollar increase in 2012 compared with 2011 was primarily due to:

•	a $517 million incremental impact of net sales by the acquired businesses from the hygiene solutions business as a result of the acquisition of Diversey in the fourth quarter of 2011;

•	favorable product price/mix in Latin America of $29 million, or 7%, primarily from the benefits of prior pricing actions that were implemented to offset rising raw materials costs and from formula-based contractual price adjustments in the packaging solutions business; and

•	higher unit volumes in Latin America of $28 million, or 7%, due to increased customer production rates for fresh red meat in the packaging solutions business.

Diversey Care Segment Net Sales

2013 compared with 2012

The $44 million, or 2%, constant dollar increase in net sales in 2013 compared with 2012 was primarily due to:

•	favorable product price/mix of $25 million, or 2%. This increase is primarily due to our pricing actions in 2013 in all regions, primarily in Latin America and AMAT, which have more than offset input cost increases;

•	higher unit volumes in AMAT of $21 million, or 6%, due to growth primarily in the hospitality and food service sectors; and

•	higher unit volumes in Latin America of $11 million, or 6%, due to growth in food services, channel and retail sectors.

These favorable factors were offset by:

•	lower unit volumes in Europe of $13 million, or 1%, due to the economic challenges in this region.

2012 compared with 2011

The $1,610 million constant dollar increase in net sales in 2012 compared with 2011 was primarily due to:

•	a $1,599 million incremental impact of net sales by the acquired Diversey Care business as a result of the acquisition of Diversey in the fourth quarter of 2011; and

•	favorable product price/mix of $9 million, or 2% , primarily in Latin America and AMAT regions in the fourth quarter of 2012 compared with the same period of 2011.

These factors were partially offset by a decrease in unit volumes in Europe of $10 million, or 4%, reflecting a decline in consumer brands and lower equipment sales.

Product Care Segment Net Sales

2013 compared with 2012

The $38 million, or 2%, constant dollar increase in net sales in 2013 compared with 2012 was primarily due to:

•	an increase in unit volumes of $21 million, or 2% in North America, $8 million, or 8% in JANZ and $7 million, or 2% in Europe, primarily due to strong growth in the packaging systems sector.

•	favorable product price/mix of $8 million, or 1% in North America reflecting results from the progression of our pricing initiatives implemented in North America to offset increases in raw material costs

These favorable factors were offset by:

•	unfavorable product price/mix of $7 million, or 2% in Europe which was primarily experienced in our consumer based and large e-commerce customers.

2012 compared with 2011

The $22 million, or 1%, constant dollar increase in net sales in 2012 compared with 2011 was primarily due to higher unit volumes in the U.S. of $25 million, or 3%, due to expanded market presence and strengths in solutions targeting e-commerce applications. This growth was partially offset by lower unit volumes in Europe of $11 million, or 3%, primarily due to lower customer demand reflecting the current economic challenges in the region.

Other Net Sales

Other net sales accounted for less than 2% of total consolidated net sales and are not considered material to our consolidated results in the three years ended December 31, 2013.

Cost of Sales

Cost of sales for the three years ended December 31, 2013 was as follows:

	2013	2012	2011	2013 vs. 2012 % Change	2012 vs. 2011 % Change
Cost of sales	$5,103.3	$5,036.9	$3,886.7	1.3%	29.6%
As a % of net sales	66.4%	66.6%	71.1%

2013 compared with 2012

Cost of sales was impacted by a favorable foreign currency translation impact of $62 million. On a constant dollar basis, cost of sales increased $128 million, or 3%. Some of the factors that contributed to the increase in cost of sales were:

•	higher raw material costs of $38 million;

•	inflationary costs of $46 million, primarily related to non-material inflation including salaries, wages and benefit expenses;

•	higher profit sharing expense of $7 million due to achieving most of our 2013 financial performance goals;

•	higher freight costs of $7 million; and

•	increased costs to support higher unit volumes.

These factors were partially offset by the favorable impact of:

•	incremental cost synergies associated with IOP of $44 million; and

•	lower associated costs incurred with the implementation of IOP of $9 million.

Cost of sales as a percentage of net sales decreased in the last three years primarily reflecting manufacturing efficiency improvements and synergies from our restructuring programs.

We anticipate raw material costs will have an unfavorable impact on cost of sales in 2014 as compared with 2013. We have historically implemented and will continue to implement pricing actions as appropriate to offset increases in raw material costs along with increases in other input costs we may experience.

2012 compared with 2011

The $1.2 billion increase in cost of sales in 2012 compared with 2011 was primarily due to the incremental impact of costs of sales from acquired businesses of $1.2 billion from the Food Care hygiene solutions and Diversey Care businesses as a result of the acquisition of Diversey in the fourth quarter of 2011. Cost of sales for the year ended December 31, 2012 compared with 2011 was also impacted by a favorable foreign currency translation impact of $111 million. Costs for raw materials and freight were $15 million lower in 2012 compared with 2011.

Selling, General and Administrative Expenses

Selling, general and administrative expenses for the three years ended December 31, 2013 are included in the table below.

	2013	2012	2011	2013 vs. 2012 % Change	2012 vs. 2011 % Change
Selling, general and administrative expenses	$1,749.2	$1,756.7	$1,004.4	(0.4)%	74.9%
As a % of net sales	22.7%	23.2%	18.4%

2013 compared with 2012

Selling, general and administrative expenses were impacted by a favorable foreign currency translation impact of $9 million. On a constant dollar basis, selling, general and administrative expenses increased $2 million, primarily due to:

•	an increase in inflationary costs of $35 million, including the impact of salaries, wages and benefit expenses;

•	an increase in performance based annual incentive compensation of $25 million and higher profit sharing expense of $9 million, primarily due to achieving most of our 2013 financial performance goals; and

•	incremental costs incurred with the implementation of EQIP and IOP of $13 million.

These factors were partially offset by the favorable impact of cost synergies associated with IOP of $68 million.

2012 compared with 2011

The $752 million increase in selling, general and administrative expenses in 2012 compared with 2011 was primarily due to a $796 million incremental impact of expenses from acquired businesses from the Food Care hygiene solutions and Diversey Care businesses as a result of the acquisition of Diversey in the fourth quarter of 2011, partially offset by the impact of favorable foreign currency translation of $27 million and a decrease in share-based compensation of $8 million primarily because we did not achieve some of our 2012 financial performance goals.

Amortization Expense of Intangible Assets Acquired

Amortization expense of intangible assets acquired for the three years ended December 31, 2013 was as follows:

	2013	2012	2011
Amortization expense of intangible assets acquired	$123.2	$132.7	$38.4

The decrease in amortization expense in 2013 as compared with 2012 was primarily due to the impact of the non-cash impairment charge recorded in 2012, which lowered the carrying value of certain intangible assets acquired, which in turn resulted in lower amortization expense in 2013. The increase in 2012 compared with 2011 was due to the amortization of the intangible assets acquired in connection with the acquisition of Diversey in the fourth quarter of 2011.

Impairment of Goodwill and Other Intangible Assets

During the third quarter of 2012, due to the continuing unfavorable economic conditions primarily in Europe and North America, we re-evaluated the near and long-term expected business performance of our Diversey business. Our Diversey business had experienced operating results that were significantly lower than expected during the first half of 2012 and lower than originally forecasted at the time of the acquisition of Diversey in 2011. Also during the third quarter of 2012, we started our annual multi-year strategic forecasting and planning process, which is prepared for all reporting units in the second half of each year. In connection with this process, we re-evaluated the near and long-term expected business performance of the Diversey business and considered the long-term market conditions and business trends within each of the Diversey regional reporting units. As a result of our re-evaluation, we determined that our European business was not expected to achieve any significant growth until late 2013 or 2014. Additionally, in North America, we were not able to pass along to our customers, increases in raw material costs that began in late 2011 and continued into 2012, consequently causing margins to be significantly lower than originally expected. Also, the impact of lower sales and increases in raw material costs in Latin America caused that region’s operating results to be lower than expected. When we factored the impact of these unfavorable conditions into our strategic forecasting and planning process, we determined that these were significant indicators of potential impairment in accordance with ASC 350, “Intangibles-Goodwill and Other.” Accordingly, we performed an interim impairment test for both the goodwill and long-lived assets of the Diversey European, North American and Latin American reporting units.

During the fourth quarter of 2012, we began to operate under our new business division structure, which created the Diversey Care and Hygiene Solutions (which is included in the Food Care segment) reporting units from the previous legacy Diversey segment. In connection with this new business division structure, we revised our multi-year forecast under the new reporting unit structure.

Included in the revised multi-year forecast was our expectation that there would be further economic weakness in Europe, particularly in Southern Europe, which was more severe than we initially forecasted during our third quarter 2012 interim impairment review. The Diversey Care and Hygiene Solutions reporting units both derive a significant portion of their revenue from Europe. Also, included in the revised multi-year forecast for the Diversey Care and Hygiene Solutions reporting units were the reported results for these reporting units for the fourth quarter of 2012. The reported results for both the Diversey Care and Hygiene Solutions reporting units were lower than originally forecasted at the end of the third quarter of 2012. In particular, the Diversey Care reporting unit experienced lower volumes in its consumer brands and lower equipment sales in Europe as compared with the fourth quarter of 2011. In addition, the Diversey Care reporting unit continued to incur higher sales and marketing expenses compared with the fourth quarter of 2011. During the fourth quarter of 2012, several new members of our senior management team believed that a new and enhanced business strategy was required to successfully operate both the Diversey Care and Hygiene Solutions businesses. The combination of the factors mentioned above unfavorably impacted our near and long-term forecasted revenues and cash flows for the Diversey Care and Hygiene Solutions reporting units.

At December 31, 2012, we considered the factors mentioned above, including our new business division structure, and we determined that further indicators of impairment were present. Accordingly, we performed an interim assessment of impairment of our goodwill and long-lived assets for the Diversey Care and Hygiene Solutions reporting units.

In 2012, we recorded a pre-tax non-cash impairment charge of $1,892.3 million of goodwill and other intangible assets.

During 2013, the profitability and operating performance of the Diversey Care and Hygiene Solutions reporting units showed improvement over the prior year profitability and operating performance. This operating performance improvement was factored into our annual multi-year strategic forecasting and planning process, which is prepared for all reporting units in the second half of each year. In connection with this process, we evaluated the near and long-term expected business performance of all the reporting units and considered the long-term market conditions and business trends within each of the reporting units.

Included in these long-term forecasts are improved cash flows for the Diversey Care reporting unit which is being driven by improved sales growth and reduced operating expenses. The forecasted long-term sales growth is due to a combination of expected price increases across many of the regions as well as volume growth. Volume growth is forecasted in the AMAT region and the North American region is expected to recover with low sales growth. In Europe the long-term forecasts reflect volume decreases in 2014 due to the continued economic weakness in that region but are expected to show improvement starting in 2015. Along with sales growth, various activities, including existing restructuring programs are expected to result in reduced operating costs and contribute to a stronger cash flow.

The Company is also forecasting improved cash flows for the Hygiene Solutions reporting unit due to improved sales growth primarily being driven from the emerging markets which includes the AMAT and Latin American regions, due to a combination of volume growth and expected price increases, and to a lesser extent sales growth in North America. Sales growth is expected to be flat in Europe in 2014 but is expected to show improvement starting in 2015; however, profitability in Europe is expected to improve due to product rationalization and price/mix improvements. Hygiene Solutions is also expecting overall improved profitability for the business resulting from improvements in sales and marketing costs which are expected to contribute to reduced operating costs and overall stronger cash flows.

See Note 8, “Goodwill and Identifiable Intangible Assets,” for details of our goodwill balance and the goodwill reviews performed in 2013 and 2012 and other related information.

Stock Appreciation Rights Expense

SARs expense for the three years ended December 31, 2013 is as follows:

	2013	2012	2011		2013 vs. 2012 % Change		2012 vs. 2011 % Change
Stock appreciation rights expense	$38.1	$18.4	$—		#	%	#	%
As a % of net sales	0.5%	0.2%	#	%

SARs expense increased $20 million in 2013 as compared with 2012. SARs expense includes the impact of changes in the share price of our common stock. The increase of SARs expense in 2013 as compared with 2012 was primarily due to the increase in the share price of our common stock of approximately 94% in 2013 as compared with 2012. We continue to explore opportunities to mitigate the impact of the volatility SARs expense is having on our consolidated results of operations. See Note 19, “Stockholders’ Equity,” for further details of our SARs program. The EPS impact of SARs expense was $0.16 per share in 2013 and $0.07 per share in 2012.

As of December 31, 2013, we had 1.3 million SARs outstanding, of which 0.8 million were unvested. The 0.8 million unvested SARs vest as follows: 0.5 million in 2014, and the remainder in the first quarter of 2015. Based on recent experience, we would expect vested SARs to be exercised within a few months of their vesting date.

Costs Related to the Acquisition and Integration of Diversey

We recorded transaction and integration costs directly related to the acquisition and integration of Diversey of $1 million in 2013, $7 million in 2012, and $65 million in 2011. The transaction related costs were $55 million in 2011 and primarily consist of financing commitment, legal, regulatory and appraisal fees. The remainder of the costs in all periods were integration costs primarily consisting of consulting fees. As discussed above, we have excluded these costs from our adjusted EPS calculations. See Note 4, “Acquisition of Diversey Holdings, Inc.,” for further discussion of the acquisition.

Restructuring Activities

Earnings Quality Improvement Program (EQIP)

As announced on May 1, 2013, we commenced with EQIP, which is an initiative to deliver meaningful cost savings and network optimization. The plan is estimated to generate annualized savings of approximately $80 million by the end of 2015. Savings for 2013 were minimal. See Note 10, “Restructuring Activities,” for further discussion of the costs and liabilities associated with this program.

Integration and Optimization Program (IOP)

In December 2011, we initiated a restructuring program associated with the integration of Diversey’s business following our acquisition of Diversey on October 3, 2011. This program is expected to be completed by the end of 2014. We achieved $112 million of incremental cost synergies in 2013 related to this program compared with 2012. We achieved these synergies in cost of sales ($44 million) and selling, general and administrative expenses ($68 million) primarily in our Food Care and Diversey Care divisions.

The actual timing of future costs and cash payments related to this program are subject to change due to a variety of factors that may cause a portion of the costs, spending and benefits to occur later than expected. In addition, changes in foreign exchange rates may impact future costs, spending and benefits. See Note 10, “Restructuring Activities,” for further discussion of the charges and liabilities associated with this program.

Adjusted EBITDA by Segment

As of January 1, 2014, the Company changed the segment performance measure in which the CODM, the Company’s Chief Executive Officer, assesses segment performance and makes allocation decisions by segment from operating profit (a U.S. GAAP financial measure) to Adjusted EBITDA (a non-U.S. GAAP financial measure). Adjusted EBITDA is defined as Earnings before Interest Expense, Taxes, Depreciation and Amortization, adjusted to exclude the impact of special items. See “Use of Non-U.S. GAAP Information” above for a discussion of special items and further information of our use of non-U.S. GAAP measures.

We allocate and disclose depreciation and amortization expense to our segments, although property and equipment, net is not allocated to the segment assets, nor is depreciation and amortization included in the segment performance metric Adjusted EBITDA. We also allocate and disclose restructuring and other charges and impairment of goodwill and other intangible assets by segment, although it is not included in the segment performance metric Adjusted EBITDA since restructuring and other charges and impairment of goodwill and other intangible assets are categorized as special items. The accounting policies of the reportable segments and Other are the same as those applied to the condensed consolidated financial statements.

See Note 5, “Segments,” for the reconciliation of Non-U.S. GAAP Adjusted EBITDA to U.S. GAAP net earnings from continuing operations and other segment details.

	2013	2012	2011	2013 vs. 2012 % Change	2012 vs. 2011 % Change
Food Care	$613.9	$577.7	$532.3	6.3%	8.5%
Adjusted EBITDA margin	16.1%	15.4%	16.4%
Diversey Care	237.3	217.9	39.8	8.9%	#
Adjusted EBITDA margin	11.0%	10.2%	7.4%
Product Care	264.5	267.4	263.1	(1.1)%	1.6%
Adjusted EBITDA margin	16.4%	16.9%	16.5%

Total reportable segments Adjusted EBITDA	$1,115.7	$1,063.0	$835.2	5.0%	27.3%
Adjusted EBITDA margin	14.7%	14.3%	15.5%
Other	(77.7)	(82.3)	(79.3)	(5.6)%	3.8%
Adjusted EBITDA margin	(73.4)%	(80.0)%	(83.1)%

Total Company Adjusted EBITDA	$1,038.0	$980.7	$755.9	5.8%	29.7%

Adjusted EBITDA margin	13.5%	13.0%	13.8%

The following is a discussion of the factors that contributed to the change in Adjusted EBITDA by segment in the three years ended December 31, 2013 as compared with the prior year.

Food Care

2013 compared with 2012

The increase in Food Care’s Adjusted EBITDA was primarily due to the impact of cost synergies associated with IOP of $58 million, impact of higher volumes of $20 million, and the impact of favorable product/price mix and manufacturing efficiency improvements of $25 million. These factors were partially offset by higher performance based annual incentive compensation of $21 million, higher selling, general and administrative expenses incurred in support of the increase in net sales as well as non-material supply chain inflation.

2012 compared with 2011

The increase in Food Care’s Adjusted EBITDA was primarily due to the increase in net sales described above and lower raw materials costs being partially offset by higher selling, general and administrative costs. Food Care’s Adjusted EBITDA in 2012 also includes a full year of results related to its Hygiene Solutions business, which was acquired as part of the Diversey acquisition in the fourth quarter of 2011.

Diversey Care

2013 compared with 2012

The increase in Diversey Care’s Adjusted EBITDA was primarily due to the impact of cost synergies associated with IOP of $34 million, and favorable product/price mix and manufacturing efficiency improvements of $20 million. These factors were partially offset by non-material supply chain inflation costs, and higher performance based annual incentive compensation of $7 million.

2012 compared with 2011

Diversey Care’s Adjusted EBITDA in 2012 includes a full year of results of this business, which was acquired in the fourth quarter of 2011.

Product Care

2013 compared with 2012

The decline in Product Care’s Adjusted EBITDA was primarily due to unfavorable impact of non-material supply chain inflation costs, higher selling, general and administrative expenses and higher performance based annual incentive compensation of $7 million. These factors were partially offset by incremental cost synergies associated with IOP of $19 million and the impact of higher volumes of $16 million.

2012 compared with 2011

Product Care’s Adjusted EBITDA was relatively flat in 2012 as compared with 2011.

Other

2013 compared with 2012

The increase in Other Adjusted EBITDA was primarily due to the favorable impact of positive price/mix and lower research and development costs as a result of the decision we made to abandon future development work on a project included in our new ventures business.

2012 compared with 2011

The decline in Other Adjusted EBITDA was primarily due to the incremental impact of additional corporate selling, general and administrative expenses incurred as a result of the acquisition of Diversey in the fourth quarter of 2011. This factor was partially offset by an increase in other income, including net foreign currency gains.

Interest Expense

Interest expense includes the stated interest rate on our outstanding debt, as well as the net impact of capitalized interest, the effects of interest rate swaps and the amortization of capitalized senior debt issuance costs and credit facility fees, bond discounts, and terminated treasury locks.

Interest expense for the three years ended December 31, 2013 was as follows:

	2013	2012	2011	2013 vs. 2012 Change	2012 vs. 2011 Change
Interest expense on the amount payable for the Settlement agreement	$48.2	$45.7	$43.3	$2.5	$2.4
Interest expense on our various debt instruments:
5.625% Senior Notes due July 2013(1)	—	19.2	20.7	(19.2)	(1.5)
12% Senior Notes due February 2014(2)	14.9	15.2	14.7	(0.3)	0.5
Term Loan A due October 2016(3)	30.4	35.8	10.4	(5.4)	25.4
7.875% Senior Notes due June 2017(4)	7.6	33.3	33.1	(25.7)	0.2
Term Loan B due October 2018(3)	37.1	64.0	17.5	(26.9)	46.5
8.125% Senior Notes due September 2019(3)	62.4	62.3	15.1	0.1	47.2
6.50% Senior Notes due December 2020(1)	28.3	2.5	—	25.8	2.5
8.375% Senior Notes due September 2021(3)	63.9	63.8	15.4	0.1	48.4
5.25% Senior Notes due April 2023(4)	17.8	—	—	17.8	—
6.875% Senior Notes due July 2033	30.9	30.9	30.9	—	—
Revolving Credit Facility(3)	4.2	4.1	1.3	0.1	2.8
Other interest expense	20.2	13.4	18.4	6.8	(5.0)
Less: capitalized interest	(4.9)	(5.5)	(4.2)	0.6	(1.3)

Total	$361.0	$384.7	$216.6	$(23.7)	$168.1

(1)	In November 2012, we issued $425 million of 6.50% senior notes due 2020. Substantially all of the proceeds from this offering were used to purchase the outstanding amount ($400 million) of the 5.625% Senior Notes due July 2013.
(2)	We repaid the notes upon maturity on February 14, 2014.
(3)	In connection with the acquisition of Diversey on October 3, 2011, we entered into a senior credit facility consisting of: (a) a $1.1 billion multicurrency Term Loan A Facility, (b) a $1.2 billion multicurrency Term Loan B Facility and (c) a $700 million revolving credit facility. We also issued $750 million of 8.125% Senior Notes and $750 million of 8.375% Senior Notes.
(4)	In March 2013, we issued $425 million of 5.25% senior notes due 2023. Substantially all of the proceeds from this offering were used to purchase the outstanding amount ($400 million) of the 7.875% Senior Notes due July 2017. See Note 10, “Debt and Credit Facilities,” and “Loss on Debt Redemption” below for further details.

Loss on Debt Redemption

2013

In November 2013, we amended our senior secured credit facility (the “Amended Credit Facility”). The amendment refinanced the term loan B facilities with a $525 million term loan B dollar tranche and a €128 million term loan B euro tranche. In connection therewith, among other things, (i) the interest margin on each tranche was decreased by 0.75%, (ii) the minimum Eurocurrency rate under the term loan B facilities was reduced from 1.00% to 0.75%, and (iii) the Amended Credit Facility provides for a six-month “soft-call” prepayment protection on the applicable term loan B tranches, requiring us to pay an amount equal to 1% of the aggregate principal if the facility is pre-paid under certain circumstances. We prepaid $101 million and refinanced the remaining principal amount of $697 million of the euro and U.S. dollar denominated portions of the original Term Loan B at 100% of their face value. We recognized a $4 million pre-tax loss on debt redemption included in our results of operations for 2013, consisting of accelerated unamortized original issuance discount, unamortized fees, and fees associated with the transaction.

In March 2013, we issued $425 million of 5.25% senior notes and used substantially all of the proceeds to retire the 7.875% Senior Notes due June 2017. We repurchased the 7.875% Senior Notes at fair value. The aggregate repurchase price was $431 million, which included the principal amount of $400 million, a 6% premium of $23 million and accrued interest of $8 million. We recognized a total net pre-tax loss of $32 million, which included the premiums mentioned above.

2012

In November 2012, we issued $425 million of 6.50% senior notes and used substantially all of the proceeds to retire the 5.625% Senior Notes due July 2013. We repurchased the 5.625% Senior Notes at fair value. The aggregate repurchase price was $421 million, which included the principal amount of $400 million, a 3% premium of $13 million and accrued interest of $8 million. We recognized a total net pre-tax loss of $12 million, which included the premiums mentioned above, less a gain of $1 million on the termination of a related interest rate swap.

In November 2012, we amended and refinanced our senior secured credit facility to (a) reduce Term Loan B interest rates, (b) gain additional flexibility on the financial covenant, and (c) amend certain other terms. As a result, we recognized a non-cash pre-tax loss of $16 million for the accelerated unamortized original issuance discount of $9 million and the unamortized capitalized lender fees for $7 million. We also recorded new original issuance discount and non-lender fees for a total of $2 million, which are included in the carrying amount of the debt instruments. In addition, we recorded a non-cash pre-tax loss of $7 million of non-lender fees related to the transactions mentioned above.

See Note 12, “Debt and Credit Facilities” for details of our debt transactions.

Impairment of Equity Method Investments

2013

In 2013, we recognized an impairment of $2 million in connection with an equity method investment included in Other. This investment was not material to our consolidated financial position or results of operations.

2012

In September 2007, we established a joint venture that supports our Food Care segment. We account for the joint venture under the equity method of accounting with our proportionate share of net income or losses included in other expense, net, on the consolidated statements of operations.

During the first half of 2012, the joint venture performed below expectations, resulting in reduced cash flow and increasing debt obligations. Due to these events, we evaluated our equity method investment for impairment. During the three months ended June 30, 2012, based on reviewing undiscounted cash flow information, we determined that the fair value of our investment was less than its carrying value and that this impairment was other-than-temporary.

In connection with the establishment of the joint venture in 2007, we issued a guarantee in support of an uncommitted credit facility agreement that was entered into by the joint venture. Under the terms of the guarantee, if the joint venture were to default under the terms of the credit facility, the lender would be entitled to seek payment of the amounts due under the credit facility from us. However, as a result of the impairment, we have included the guarantee liability in other current liabilities on the consolidated balance sheets as of December 31, 2013 and 2012 as we believe it is probable that we will need to perform under this guarantee. As of December 31, 2013, the joint venture has performed its obligations under the terms of the credit facility and the debt holders have not requested that we perform under the terms of the guarantee.

As a result, in the second quarter of 2012 we recognized other-than-temporary impairment of $26 million ($18 million, net of taxes, or $0.09 per diluted share). This impairment consisted of the recognition of a current liability for the guarantee of the uncommitted credit facility mentioned above of $20 million and a $4 million write-down of the carrying value of the investment to zero at June 30, 2012. We also recorded provisions for bad debt on receivables due from the joint venture to the Company of $2 million, which is included in selling, general and administrative expenses. We have no additional obligations to support the operations of the joint venture in the future. The impairment and related provision for bad debt on receivables are considered special items and excluded from our Adjusted EBITDA results.

Foreign Currency Exchange (Losses) Gains Related to Venezuelan Subsidiaries

Effective January 1, 2010, Venezuela was designated a highly inflationary economy. The foreign currency exchange gains and losses we recorded in 2013, 2012 and 2011 for our Venezuelan subsidiary were the result of two factors: 1) the significant changes in the exchange rates used to settle bolivar-denominated transactions and 2) the significant changes in the exchange rates used to remeasure our Venezuelan subsidiary’s financial statements at the balance sheet date. We believe these gains and losses are attributable to the unstable foreign currency environment in Venezuela. See “Venezuela” in “Foreign Exchange Rates” of Item 7A, “Quantitative and Qualitative Disclosures About Market Risk,” for further discussion on Venezuela.

Other Expense, Net

See Note 20, “Other Expense, net,” for the components and discussion of other expense, net.

Income Taxes

Our effective income tax rate from continuing operations was 47.3% for 2013, primarily due to our increase of approximately $50 million as a result of not funding the Settlement agreement before the end of 2013. The delay in funding required us to increase our valuation allowance for the deferred tax asset related to the Settlement agreement. Excluding that increase, our tax rate would have been approximately 19%. Our core tax rate for the year was 21.8% and benefited from earnings in jurisdictions with low tax rates and losses in jurisdictions, such as the U.S., with high tax rates, as well as various reorganizations and a retroactive reinstatement of certain tax provisions that were recorded as discrete items in 2013. On January 2, 2013, the President signed the American Taxpayer Relief Act of 2012, retroactively reinstating and extending the research and development tax credit and certain foreign tax provisions from January 1, 2012 through December 31, 2013.

Our loss before income taxes from continuing operations for 2012 was reduced by an income tax benefit of $265 million. Our effective income tax benefit rate for 2012 was 14% because our net loss resulted from an impairment charge, substantially all of which related to non-deductible goodwill, with no corresponding tax benefit. Our core tax rate for the year was 26%. Our tax provision for the year benefitted from earnings in jurisdictions with low tax rates and losses in jurisdictions, such as the U.S., with high tax rates, as well as favorable settlements of certain tax disputes totaling $12 million in 2012. The favorable factors were partially offset by losses in jurisdictions where we did not have any tax benefit due to the applicable tax rate or valuation allowances.

Our effective income tax rate from continuing operations was 30% for 2011. As described below, the legacy-Diversey operations and the costs of the Diversey acquisition increased our 2011 effective tax rate. For 2011, our effective income tax rate was lower than the statutory U.S. federal income tax rate of 35% primarily due to the lower net effective income tax rate on foreign earnings, as well as income tax benefits from tax credits and the domestic manufacturing deduction, partially offset by state income taxes and, in 2011, nondeductible expenses incurred in connection with the Diversey acquisition.

We expect a core income tax rate of approximately 25% in 2014.

Our effective tax rate also depends on the realization of our deferred tax assets, net of our valuation allowances. We have deferred tax assets related to the Settlement agreement, other accruals not yet deductible for tax purposes, foreign tax credits, U.S. and foreign net operating loss carry forwards and investment tax allowances, employee benefit items, and other items.

We have established valuation allowances to reduce our deferred tax assets to an amount that is more likely than not to be realized. Our ability to utilize our deferred tax assets depends in part upon our ability to generate future taxable income during the periods in which these temporary differences reverse or our ability to carry back any losses created by the deduction of these temporary differences. We expect to realize these assets over an extended period. If we are unable to generate sufficient future taxable income in the U.S. and certain foreign jurisdictions, or if there is a significant change in the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase our valuation allowances against our deferred tax assets. Conversely, if we have sufficient future taxable income in jurisdictions where we have valuation allowances, we may be able to reverse those valuation allowances.

Our largest deferred tax asset relates to our Settlement agreement as described in Note 15, “Commitments and Contingencies.” Our tax benefit with respect thereto depended upon when we funded the Settlement agreement. As noted above, the delay in funding the Settlement agreement until 2014 required us to increase our valuation allowance, resulting in an increased tax expense of approximately $50 million in 2013. In addition, changes in statutory tax rates or other new legislation or regulation may change our deferred tax assets or liability balances, with either favorable or unfavorable impacts on our effective tax rate. See “Material Commitments and Contingencies” below for further discussion.

See Note 17, “Income Taxes,” for a reconciliation of the U.S. federal statutory rate to our effective tax rate, which also shows the major components of the year over year changes and other tax information.

Liquidity and Capital Resources

Material Commitments and Contingencies

Settlement Agreement and Related Costs

We recorded a pre-tax charge of $850 million in 2002, of which $513 million represented a cash payment that we are required to make (subject to the satisfaction of the terms and conditions of the Settlement agreement) upon the effectiveness of a plan of reorganization in the bankruptcy of W. R. Grace & Co. We did not use cash in any period with respect to this liability.

On February 3, 2014, upon Grace’s emergence from bankruptcy pursuant to a plan of reorganization, the Settlement agreement was implemented and our subsidiary, Cryovac, Inc., made the payments contemplated by the Settlement agreement, consisting of aggregate cash payments in the amount of $930 million to the PI Trust and the PD Trust and the transfer of 18 million shares of Sealed Air common stock (the “Settlement Shares”) to the PI Trust, in each case reflecting adjustments made in accordance with the Settlement agreement. See Note 22, “Subsequent Events,” for further details.

On February 3, 2014, we funded the cash portion of the settlement payment by using $555 million of accumulated cash and cash equivalents and utilized borrowings of $260 million from our revolving credit facility and $115 million from our accounts receivable securitization programs. See “Principal Sources of Liquidity” below. The cash payment of $513 million accrued interest at a 5.5% annual rate, which was compounded annually, from December 21, 2002 to the February 3, 2014 date of payment. This accrued interest was $413 million at December 31, 2013 and is recorded in Settlement agreement and related accrued interest on our consolidated balance sheet. The total liability on our consolidated balance sheet was $925 million at December 31, 2013. In addition, the Settlement agreement provided for the issuance of the 18 million Settlement Shares. Since the impact of issuing the Settlement Shares was dilutive to our EPS, under U.S. GAAP, they were included in our diluted weighted average number of common shares outstanding in our calculation of EPS to the extent that the impact of including these shares were dilutive. See Note 21, “Net (Loss) Earnings Per Common Share,” for details of our calculation of EPS.

Tax benefits resulting from the anticipated funding of the Settlement agreement were recorded as a $373 million net deferred tax asset on our consolidated balance sheet as of December 31, 2013. This deferred tax asset reflects the cash portion of the Settlement agreement and related accrued interest and the value of the 18 million shares of our common stock at the post-split price of $17.86 per share, which was the price when the Settlement agreement was reached in 2002. The impact of the increase in share price from 2002 to more than $30 per share on February 3, 2014 will be included as an increase to additional paid-in capital on our consolidated balance sheet when we realize the cash tax benefit as a result of our higher stock price and will have no impact to our consolidated statements of operations.

We intend to carry back a significant portion of the loss resulting from our deduction under the Settlement agreement. The efficiency of any amount carried back and the benefit therefrom, as well as the benefit from the amount carried forward, may depend upon, among other factors, our past and anticipated future earnings in the U.S.

If we are unable to generate sufficient U.S. taxable income we could be required to increase our valuation allowance against this deferred tax asset and we may not realize the full cash tax benefit relating to this asset. This could result in a significant increase in our effective tax rate and could have a material adverse effect on our consolidated results of operations in the periods in which these conditions occur. Changes in statutory tax rates or other new legislation or regulation may also change our deferred tax assets or liability balances, with either favorable or unfavorable impacts on our effective tax rate.

In the fourth quarter of 2013, we recorded an increase to the valuation allowance on our net deferred tax asset related to the Settlement agreement, which resulted in an increase of approximately $50 million to our income tax provision (approximately $0.23 per diluted share).

The information set forth in Part II, Item 8 of this Annual Report on Form 10-K in Note 18, “Commitments and Contingencies,” under the caption “Settlement Agreement and Related Costs” is incorporated herein by reference.

Cryovac Transaction Commitments and Contingencies

The information set forth in Part II, Item 8 of this Annual Report on Form 10-K in Note 18, “Commitments and Contingencies,” under the caption “Cryovac Transaction Commitments and Contingencies” is incorporated herein by reference.

Contractual Obligations

The following table summarizes our principal contractual obligations and sets forth the amounts of required or contingently required cash outlays in 2013 and future years:

	Payments Due by Years
	Total	2014	2015-2016	2017-2018	Thereafter
Contractual Obligations
Short-term borrowings	$81.6	$81.6	$—	$—	$—
Current portion of long-term debt exclusive of debt discounts and lender fees	201.5	201.5	—	—	—
Long-term debt, exclusive of debt discounts and lender fees	4,145.2	—	648.2	697.0	2,800.0

Total debt(1)	4,428.3	283.1	648.2	697.0	2,800.0
Interest payments due on long-term debt(2)	1,980.6	247.6	474.9	447.2	810.9
Operating leases	194.9	64.4	77.3	29.9	23.3
Cash portion of the Settlement agreement and related accrued interest(3)	925.1	925.1	—	—	—
First quarter 2014 quarterly cash dividend declared	25.5	25.5	—	—	—
Other principal contractual obligations	434.3	182.5	179.6	55.5	16.7

Total contractual cash obligations	$7,988.7	$1,728.2	$1,380.0	$1,229.6	$3,650.9

(1)	These amounts include principal maturities (at face value) only. These amounts also include our contractual obligations under capital leases of $1.1 million in 2014, $1.0 million in 2015-2016 and $0.3 million in 2017-2018.

(2)	Includes interest payments required under our senior notes issuances and Amended Credit Facility only. The interest payments included above for our Term Loan A and B were calculated using the following assumptions:

•	interest rates based on stated rates based on LIBOR as of December 31, 2013;

•	all non-U.S. dollar balances are converted using exchange rates as of December 31, 2013; and

•	assumes obligations are repaid when due.

(3)	On February 3, 2014, we funded this liability. See Note 22, “Subsequent Events” for further details.

Current Portion of Long-Term Debt and Long-Term Debt — Represents the principal amount of the debt required to be repaid in each period.

Operating Leases — The contractual operating lease obligations listed in the table above represent estimated future minimum annual rental commitments primarily under non-cancelable real and personal property leases as of December 31, 2013.

Other Principal Contractual Obligations — Other principal contractual obligations include agreements to purchase an estimated amount of goods, including raw materials, or services, including energy, in the normal course of business. These obligations are enforceable and legally binding and specify all significant terms, including fixed or minimum quantities to be purchased, minimum or variable price provisions and the approximate timing of the purchase. The amounts included in the table above represent estimates of the minimum amounts we are obligated to pay, or reasonably likely to pay under these agreements. We may purchase additional goods or services above the minimum requirements of these obligations and, as a result use additional cash.

Liability for Unrecognized Tax Benefits

At December 31, 2013, we had liabilities for unrecognized tax benefits and related interest and penalties of $249 million, most of which is included in other liabilities and the remaining balance as a reduction to current deferred tax assets on the consolidated balance sheet. At December 31, 2013, we cannot reasonably estimate the future period or periods of cash settlement of these liabilities. See Note 17, “Income Taxes,” for further discussion.

Off-Balance Sheet Arrangements

We have reviewed our off-balance sheet arrangements and have determined that none of those arrangements has a material current effect or is reasonably likely to have a material future effect on our consolidated financial statements, liquidity, capital expenditures or capital resources.

Income Tax Payments

We currently expect to pay between $100 million and $120 million of income taxes in 2014.

Contributions to Defined Benefit Pension Plans

We maintain defined benefit pension plans for some of our U.S. and our non-U.S. employees. We currently expect our contributions to these plans be approximately $30 million in 2014.

Environmental Matters

We are subject to loss contingencies resulting from environmental laws and regulations, and we accrue for anticipated costs associated with investigatory and remediation efforts when an assessment has indicated that a loss is probable and can be reasonably estimated. These accruals do not take into account any discounting for the time value of money and are not reduced by potential insurance recoveries, if any. We do not believe that it is reasonably possible that the liability in excess of the amounts that we have accrued for environmental matters will be material to our consolidated financial position and results of operations. We reassess environmental liabilities whenever circumstances become better defined or we can better estimate remediation efforts and their costs. We evaluate these liabilities periodically based on available information, including the progress of remedial investigations at each site, the current status of discussions with regulatory authorities regarding the methods and extent of remediation and the apportionment of costs among potentially responsible parties. As some of these issues are decided (the outcomes of which are subject to uncertainties) or new sites are assessed and costs can be reasonably estimated, we adjust the recorded accruals, as necessary. We believe that these exposures are not material to our consolidated financial condition and results of operations. We believe that we have adequately reserved for all probable and estimable environmental exposures.

Principal Sources of Liquidity

Our primary sources of cash are the collection of trade receivables generated from the sales of our products and services to our customers and amounts available under our existing lines of credit, including our Amended Credit Facility, and our accounts receivable securitization programs. Our primary uses of cash are payments for operating expenses, restructuring expenses, investments in working capital, capital expenditures, interest, taxes, dividends, debt obligations and other long-term liabilities. We believe that our current liquidity position and future cash flows from operations will enable us to fund our operations, including all of the items mentioned above in the next twelve months.

On February 3, 2014, we funded the $930 million Settlement agreement and accrued interest liability using cash on hand and committed liquidity. To fund the cash payment, we used $555 million of cash and cash equivalents and utilized borrowings of $260 million from our revolving credit facility and $115 million from our accounts receivable securitization programs. See Note 22, “Subsequent Events,” for further details. Also, on February 14, 2014, we repaid our 12% senior notes on their maturity date with available cash on hand and committed liquidity. See Note 12, “Debt and Credit Facilities,” for further details.

As of December 31, 2013, we had cash and cash equivalents of $992 million, of which approximately $540 million, or 54%, was located outside of the U.S. As of December 31, 2013, there were certain foreign government regulations restricting transfers on less than $65 million of the cash located outside of the U.S. As of December 31, 2013, our U.S. cash balances and committed liquidity facilities available to U.S. borrowers were sufficient to fund our U.S. operating requirements and capital expenditures, current debt obligations and dividends. The Company does not expect that in the near term cash located outside of the U.S. will be needed to satisfy its obligations, dividends and other demands for cash in its U.S. operations. In connection with the funding of the Settlement agreement in 2014, we repatriated cash from our international operations and believe that the repatriation of cash should result in minimal cash taxes and no significant tax expense.

Cash and Cash Equivalents

The following table summarizes our accumulated cash and cash equivalents:

	December 31, 2013	December 31, 2012
Cash and cash equivalents	$992.4	$679.6

See “Analysis of Historical Cash Flows” below.

Lines of Credit

There were no amounts outstanding under the revolving credit facility at December 31, 2013 and 2012. There was $60 million outstanding under various uncommitted lines of credit and $22 million outstanding under various committed lines of credit extended to our international subsidiaries at December 31, 2013 and $39 million at December 31, 2012. See Note 12, “Debt and Credit Facilities,” for further details.

Accounts Receivable Securitization Programs

At December 31, 2013, we had $209 million available to us under the programs. We did not utilize these programs in 2013 and 2012. See Note 9, “Accounts Receivable Securitization Programs,” for information concerning these programs.

Covenants

At December 31, 2013 and 2012, we were in compliance with our financial covenants and limitations, as discussed in “Covenants” of Note 12, “Debt and Credit Facilities.”

Debt Ratings

Our cost of capital and ability to obtain external financing may be affected by our debt ratings, which the credit rating agencies review periodically. Below is a table that details our credit ratings by the various types of debt by rating agency.

	Moody’s Investor Services	Standard & Poor’s
Corporate Rating	Ba3	BB
Senior Unsecured Rating	B1	BB
Senior Secured Credit Facility Rating	Ba1	BB+
Outlook	Stable	Stable

These credit ratings are considered to be below investment grade. If our credit ratings are downgraded, there could be a negative impact on our ability to access capital markets and borrowing costs could increase. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the rating organization. Each rating should be evaluated independently of any other rating.

Outstanding Indebtedness

At December 31, 2013 and 2012, our total debt outstanding consisted of the amounts set forth in the following table.

	December 31,
	2013	2012
Short-term borrowings	$81.6	$39.2
Current portion of long-term debt	201.5	1.8

Total current debt	283.1	41.0
Total long-term debt, less current portion	4,116.4	4,540.8

Total debt	$4,399.5	$4,581.8

See Note 12, “Debt and Credit Facilities,” for further details.

Analysis of Historical Cash Flow

The following table shows the changes in our consolidated cash flows from continuing operations in the three years ended December 31, 2013.

	2013	2012	2011
Net cash provided by operating activities from continuing operations	$624.8	$394.2	$363.1
Net cash used in investing activities from continuing operations	(105.5)	(114.9)	(2,365.7)
Net cash (used in) provided by financing activities from continuing operations	(319.8)	(585.1)	2,016.4

Net Cash Provided by Operating Activities

2013

Net cash provided by operating activities from continuing operations in 2013 of $625 million was primarily attributable to net earnings adjusted to reconcile to net cash provided by operating activities of $511 million, which primarily included adjustments for depreciation and amortization, share-based incentive compensation expenses, profit sharing expense and loss on debt redemption. Net changes in operating assets and liabilities resulted in net cash provided by operating activities of $114 million in 2013, primarily in trade receivables, net, inventories and accounts payable. In 2013, we reduced our day sales outstanding by three days, reduced our inventory days on hand by four days, and increased our days payables outstanding by two days.

2012

Net cash provided by continuing operating activities in 2012 was primarily attributable to net earnings adjusted to reconcile to net cash provided by operating activities of $407 million, which primarily included adjustments for depreciation and amortization, impairment of goodwill and other intangible assets, share-based incentive compensation expenses, profit sharing expenses impairment of equity method investment and deferred taxes. In 2012, our adjustments to reconcile net earnings (loss) to net cash provided by operating activities from continuing operations included a $319 million change in net deferred taxes. This amount primarily related to the impact of the deferred taxes recorded in connection with the non-cash impairment of other intangible assets, which is included in adjustments to reconcile net earnings (loss) to net cash provided by operating activities from continuing operations to offset the impact of the non-cash tax benefit that is included in net (loss) earnings available to common stockholders from continuing operations. Net cash provided by changes in operating assets and liabilities resulted in a net cash use of $13 million in 2012.

2011

Net cash provided by continuing operating activities in 2011 was primarily attributable to net earnings adjusted to reconcile to net cash provided by operating activities of $377 million, which primarily included adjustments for depreciation and amortization, costs related to the acquisition of Diversey and share-based incentive compensation expenses. Net cash provided by changes in operating assets and liabilities resulted in a net use of cash of $14 million in 2011.

Net Cash Used in Investing Activities

2013

Net cash used in investing activities from continuing operations in 2013 of $106 million primarily consisted of capital expenditures of $116 million, related to capacity expansions to support growth in net sales. Capital expenditure related to our restructuring programs were $25 million in 2013.

2012

In 2012, we used net cash of $115 million in investing activities, which was primarily due to capital expenditures of $123 million.

2011

In 2011, we used net cash of $2.4 billion in investing activities due to capital expenditures of $122 million and the acquisition of Diversey for $2.2 billion. See Note 4, “Acquisition of Diversey Holdings, Inc.” for further information.

We expect to continue to invest capital as we deem appropriate to expand our business, to maintain or replace depreciating property, plant and equipment, to acquire new manufacturing technology and to improve productivity and net sales growth. We expect total capital expenditures in 2014 to be approximately $170 million, which include capital expenditures of $34 million associated with the EQIP and IOP Programs. This projection is based upon our capital expenditure budget for 2014, the status of approved but not yet completed capital projects, anticipated future projects and historic spending trends.

Net Cash (Used in) Provided by Financing Activities

2013

Net cash used in financing activities from continuing operations was primarily due to the following:

•	repurchase of $400 million on 7.875% Senior Notes due June 2017 for $431 million;

•	prepayments of $152 million on Term Loan A;

•	prepayments of $104 million on Term Loan B; and

•	payments of $102 million of quarterly dividends.

These factors were partially offset by issuance of $425 million of 5.25% Senior Notes due April 2023 and short term borrowings of $53 million.

2012

Net cash used in financing activities was primarily due to the following:

•	repurchase of $400 million on 5.625% Senior Notes due July 2013 for $421 million;

•	prepayments of $185 million on Term Loan A;

•	prepayments of $1.1 billion on Term Loan B; and

•	payments of $101 million of quarterly dividends,

partially offset by:

•	issuance of $425 million of 6.50% Senior Notes due December 2020.

•	refinancing of $80 million of Term Loan A; and

•	refinancing of $801 million on Term Loan B.

2011

Net cash provided by financing activities was primarily due to the following:

•	net proceeds of $1.1 billion from Term Loan B;

•	net proceeds of $946 million from Term Loan A;

•	issuance of $750 million of 8.125% Senior Notes due September 2019;

•	issuance of $750 million of 8.375% Senior Notes due September 2021; and

•	changes in restricted cash of $263 million, which was used in connection with the acquisition of Diversey Holdings, Inc.

partially offset by:

•	the repayment of existing indebtedness of Diversey of $1.6 billion, in connection with the acquisition of Diversey;

•	the payment of our required 2011 and prepayment of our required 2012 Term Loan A Facility and Term Loan B Facility amortization payments totaling $97 million;

•	payments of quarterly dividends of $87 million;

•	net payments of short-term borrowings of $7 million;

•	payments of debt issuance costs of $51 million in connection with the financing of the acquisition of Diversey; and

•	the acquisition of 0.5 million shares of common stock with a fair market value of $13 million that were withheld from employees to satisfy their minimum tax withholding obligations under our 2005 contingent stock plan.

Free Cash Flow

In addition to net cash provided by operating activities, we use free cash flow as a useful measure of performance and as an indication of the strength and ability of our operations to generate cash. We define free cash flow as cash provided by operating activities less capital expenditures (which is classified as an investing activity). Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for net income or cash flow data prepared in accordance with U.S. GAAP and may not be comparable to similarly titled measures used by other companies. Free cash flow does not represent residual cash available for discretionary expenditures, including certain debt servicing requirements or non-discretionary expenditures that are not deducted from this measure. We typically generate the majority of our annual free cash flow in the second half of the year. Below find details of free cash flow for three years ended December 31.

	Year Ended December 31,			Change
	2013	2012	2011	2013 vs. 2012	2012 vs. 2011
Cash flow provided by operating activities—continuing operations	$624.8	$394.2	$363.1	$230.6	$31.1
Capital expenditures for property and equipment	(116.0)	(122.8)	(121.7)	6.8	(1.1)

Free cash flow	$508.8	$271.4	$241.4	$237.4	$30.0

Changes in Working Capital

	December 31, 2013	December 31, 2012	Change
Working capital (current assets less current liabilities)	$716.9	$954.3	$(237.4)
Current ratio (current assets divided by current liabilities)	1.3x	1.4x
Quick ratio (current assets, less inventories divided by current liabilities)	1.0x	1.1x

The $237 million, or 25%, decrease in working capital in the year ended December 31, 2013 was primarily due to:

•	the classification of our 12% Senior Notes due 2014, and a portion of our Term Loan A and Term Loan B to current portion of long-term debt from long-term debt; and

•	a net decrease in working capital items, primarily accounts receivable, inventories and accounts payable of $171 million.

Changes in Stockholders’ Equity

The $54 million, or 4%, decrease in stockholders’ equity in 2013 compared with 2012 was primarily due to dividends paid and accrued on our common stock of $103 million and cumulative translation adjustment of $110 million, partially offset by net earnings of $124 million and an increase in treasury stock of $26 million primarily due to the transfer of common stock from treasury stock as part of our 2012 profit sharing plan contribution made in 2013.

Derivative Financial Instruments

Interest Rate Swaps

The information set forth in Part II, Item 8 of this Annual Report on Form 10-K in Note 12, “Derivatives and Hedging Activities,” under the caption “Interest Rate Swaps” is incorporated herein by reference.

Foreign Currency Forward Contracts

At December 31, 2013, we were party to foreign currency forward contracts, which did not have a significant impact on our liquidity.

The information set forth in Part II, Item 8 of this Annual Report on Form 10-K in Note 12, “Derivatives and Hedging Activities,” under the caption “Foreign Currency Forward Contracts” is incorporated herein by reference.

For further discussion about these contracts and other financial instruments, see Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

Recently Issued Statements of Financial Accounting Standards, Accounting Guidance and Disclosure Requirements

We are subject to numerous recently issued statements of financial accounting standards, accounting guidance and disclosure requirements. Note 2, “Summary of Significant Accounting Policies and Recently Issued Accounting Standards,” which is contained in Part II, Item 8 of this Annual Report on Form 10-K, describes these new accounting standards and is incorporated herein by reference.

Critical Accounting Policies and Estimates

Our discussion and analysis of our consolidated financial condition and results of operations are based upon our consolidated financial statements, which are prepared in accordance with U.S. GAAP. The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and the disclosure of contingent assets and liabilities.

Our estimates and assumptions are evaluated on an ongoing basis and are based on all available evidence, including historical experience and other factors believed to be reasonable under the circumstances. To derive these estimates and assumptions, management draws from those available sources that can best contribute to its efforts. These sources include our officers and other employees, outside consultants and legal counsel, third-party experts and actuaries. In addition, we use internally generated reports and statistics, such as aging of trade receivable, as well as outside sources such as government statistics, industry reports and third-party research studies. The results of these estimates and assumptions may form the basis of the carrying value of assets and liabilities and may not be readily apparent from other sources. Actual results may differ from estimates under conditions and circumstances different from those assumed, and any such differences may be material to our consolidated financial statements.

We believe the following accounting policies are critical to understanding our consolidated results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements. The critical accounting policies discussed below should be read together with our significant accounting policies set forth in Note 2, “Summary of Significant Accounting Policies and Recently Issued Accounting Standards.”

Accounts Receivable and Allowance for Doubtful Accounts

In the normal course of business, we extend credit to our customers if they satisfy pre-defined credit criteria. We maintain an accounts receivable allowance for estimated losses resulting from the failure of our customers to make required payments. An additional allowance may be required if the financial condition of our customers deteriorates. The allowance for doubtful accounts is maintained at a level that management assesses to be appropriate to absorb estimated losses in the accounts receivable portfolio. The allowance for doubtful accounts is reviewed quarterly, and changes to the allowance are made through the provision for bad debts, which is included in selling, general and administrative expenses on our consolidated statements of operations. These changes may reflect changes in economic, business and market conditions. The allowance is increased by the provision for bad debts and decreased by the amount of charge-offs, net of recoveries.

The provision for bad debts charged against operating results is based on several factors including, but not limited to, a regular assessment of the collectability of specific customer balances, the length of time a receivable is past due and our historical experience with our customers. In circumstances where a specific customer’s inability to meet its financial obligations is known, we record a specific provision for bad debt against amounts due thereby reducing the receivable to the amount we reasonably assess will be collected. If circumstances change, such as higher than expected defaults or an unexpected material adverse change in a major customer’s ability to pay, our estimates of recoverability could be reduced by a material amount.

Fair Value Measurements of Financial Instruments

In determining fair value of financial instruments, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and consider counterparty credit risk in our assessment of fair value. We determine fair value of our financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Our fair value measurements for our financial instruments are subjective and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect our estimates. See Note 14, “Fair Value Measurements and Other Financial Instruments,” for further details on our fair value measurements.

Commitments and Contingencies — Litigation

On an ongoing basis, we assess the potential liabilities and costs related to any lawsuits or claims brought against us. We accrue a liability when we believe a loss is probable and when the amount of loss can be reasonably estimated. Litigation proceedings are evaluated on a case-by-case basis considering the available information, including that received from internal and outside legal counsel, to assess potential outcomes. While it is typically very difficult to determine the timing and ultimate outcome of these actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of these matters and whether a reasonable estimation of the probable loss, if any, can be made. In assessing probable losses, we consider insurance recoveries, if any. We expense legal costs, including those legal costs expected to be incurred in connection with a loss contingency, as incurred. We have in the past adjusted existing accruals as proceedings have continued, been settled or otherwise provided further information on which we could review the likelihood of outflows of resources and their measurability, and we expect to do so in future periods. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that disputed matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made.

Impairment of Long-Lived Assets

For finite-lived intangible assets, such as customer relationships, contracts and intellectual property, and for other long-lived assets, such as property, plant and equipment, whenever impairment indicators are present, we perform a review for impairment. We calculate the undiscounted value of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over the fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them as appropriate.

For indefinite – lived intangible assets, such as in-process research and development and trademarks and trade names, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over fair value, if any. In addition, in all cases of an impairment review other than for in-process research and development assets, we re-evaluate whether continuing to characterize the asset as indefinite – lived is appropriate.

Goodwill

Goodwill is reviewed for possible impairment at least annually on a reporting unit level during the fourth quarter of each year. A review of goodwill may be initiated before or after conducting the annual analysis if events or changes in circumstances indicate the carrying value of goodwill may no longer be recoverable.

A reporting unit is the operating segment unless, at businesses one level below that operating segment — the “component” level — discrete financial information is prepared and regularly reviewed by management, and the component has economic characteristics that are different from the economic characteristics of the other components of the operating segment, in which case the component is the reporting unit.

While we are permitted to conduct a qualitative assessment to determine whether it is necessary to perform a two-step quantitative goodwill impairment test, for our annual goodwill impairment test in the fourth quarter of 2013, we performed a quantitative test for all of our reporting units.

The goodwill impairment test involves a two-step process. In step one, we compare the fair value of each of our reporting units with goodwill to its carrying value, including the goodwill allocated to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, there is no indication of impairment and no further testing is required. If the fair value of the reporting unit is less than the carrying value, we must perform step two of the impairment test to measure the amount of impairment loss, if any. In step two, the reporting unit’s fair value is allocated to all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the reporting unit were being acquired in a business combination. If the implied fair value of the reporting unit’s goodwill is less than the carrying value, the difference is recorded as an impairment loss.

We use a fair value approach to test goodwill for impairment. We must recognize a non-cash impairment charge for the amount, if any, by which the carrying amount of goodwill exceeds its implied fair value. We derive an estimate of fair values for each of our reporting units using a combination of an income approach and appropriate market approaches, each based on an applicable weighting. We assess the applicable weighting based on such factors as current market conditions and the quality and reliability of the data. Absent an indication of fair value from a potential buyer or similar specific transactions, we believe that the use of these methods provides a reasonable estimate of a reporting unit’s fair value.

Fair value computed by these methods is arrived at using a number of factors, including projected future operating results, anticipated future cash flows, effective income tax rates, comparable marketplace data within a consistent industry grouping, and the cost of capital. There are inherent uncertainties, however, related to these factors and to our judgment in applying them to this analysis. Nonetheless, we believe that the combination of these methods provides a reasonable approach to estimate the fair value of our reporting units. Assumptions for sales, net earnings and cash flows for each reporting unit were consistent among these methods.

Income Approach Used to Determine Fair Values

The income approach is based upon the present value of expected cash flows. Expected cash flows are converted to present value using factors that consider the timing and risk of the future cash flows. The estimate of cash flows used is prepared on an unleveraged debt-free basis. We use a discount rate that reflects a market-derived weighted average cost of capital. We believe that this approach is appropriate because it provides a fair value estimate based upon the reporting unit’s expected long-term operating and cash flow performance. The projections are based upon our best estimates of projected economic and market conditions over the related period including growth rates, estimates of future expected changes in operating margins and cash expenditures. Other significant estimates and assumptions include terminal value long-term growth rates, provisions for income taxes, future capital expenditures and changes in future cashless, debt-free working capital.

2013 Annual Goodwill Impairment Test

Critical assumptions that the Company used in performing the income approach for its reporting units included the following:

•	Applying a compounded annual growth rate for forecasted sales in our projected cash flows through 2016.

Reporting Unit	Compounded Annual Growth Rate
Diversey Care	3.5%
Food Care – Hygiene Solutions	5.7%
Food Care – Packaging Solutions	2.7%
Product Care	3.2%
Medical Applications	8.3%

•	Applying a terminal value growth rate of 3% for all of our reporting units to reflect our estimate of stable and perpetual growth.

•	Determining an appropriate discount rate to apply to our projected cash flow results. This discount rate reflects, among other things, certain risks due to the uncertainties of achieving the cash flow results and the growth rates assigned. The discount rates applied were as follows:

Reporting Unit	Discount Rate
Diversey Care	10.5%
Food Care – Hygiene Solutions	11.6%
Food Care – Packaging Solutions	9.6%
Product Care	10.0%
Medical Applications	13.7%

•	A weighting of the results of the income approach of 80% of our overall fair value calculation for each reporting unit.

Changes in any of these assumptions could materially impact the estimated fair value of our reporting units. Our forecasts take into account the near and long-term expected business performance, considering the long-term market conditions and business trends within the reporting units. For example, our current Diversey Care and Hygiene Solutions forecasts include an assumption of a modest economic recovery for Europe beyond 2014. Given the significant amount of revenue we generate from the Diversey Care and Hygiene Solutions businesses in Europe, the failure to realize or capitalize from this economic recovery may impact our ability to recover the allocated goodwill in the future. For further discussion of the factors that could result in a change in our assumptions, see “Risk Factors” in this Annual Report on Form 10-K and our other filings with the SEC.

2012 Fourth Quarter Interim Goodwill Impairment Test

As discussed in Note 8, “Goodwill and Identifiable Intangible Assets,” a goodwill impairment charge was recorded in the fourth quarter of 2012 related to the Diversey Care and Hygiene Solutions reporting units. The critical assumptions that the Company used in performing the income approach for these reporting units for the 2012 fourth quarter interim goodwill impairment review included the following:

•	Applying a compounded annual growth rate of 2.3% for forecasted sales for the Diversey Care and Hygiene Solutions reporting units in our projected future cash flows through 2017.

•	Applying a terminal value growth rate beyond 2017 of 3% for the Diversey Care and Hygiene Solutions reporting units to reflect our estimate of stable and perpetual growth.

•	Determining an appropriate discount rate to apply to our projected cash flow results. This discount rate reflects, among other things, certain risks due to the uncertainties of achieving the cash flow results and the growth rates assigned. The discount rates applied were 11.3% for the Diversey Care reporting unit and 12.2% for the Hygiene Solutions reporting unit.

•	A weighting of the results of the income approach of 80% of our overall fair value calculation.

Market Approaches Used to Determine Fair Values

Each year we consider various relevant market approaches that could be used to determine fair value.

The first market approach estimates the fair value of the reporting unit by applying multiples of operating performance measures to the reporting unit’s operating performance (the “Public Company Method”). These multiples are derived from comparable publicly-traded companies with similar investment characteristics to the reporting unit, and such comparables are reviewed and updated as needed annually. We believe that this approach is appropriate because it provides a fair value estimate using multiples from entities with operations and economic characteristics comparable to our reporting units and the Company. The second market approach is based on the publicly traded common stock of the Company, and the estimate of fair value of the reporting unit is based on the applicable multiples of the Company (the “Quoted Price Method”). The third market approach is based on recent mergers and acquisitions of comparable publicly-traded and privately-held companies in our industries (the “Mergers and Acquisition Method”).

The key estimates and assumptions that are used to determine fair value under these market approaches include trailing and future 12-month operating performance results and the selection of the relevant multiples to be applied. Under the first and second market approaches, a control premium, or an amount that a buyer is usually willing to pay over the current market price of a publicly traded company, is applied to the calculated equity values to adjust the public trading value upward for a 100% ownership interest, where applicable.

In order to assess the reasonableness of the calculated fair values of our reporting units, we also compare the sum of the reporting units’ fair values to our market capitalization and calculate an implied control premium (the excess of the sum of the reporting units’ fair values over the market capitalization). We evaluate the control premium by comparing it to control premiums of recent comparable market transactions. If the implied control premium is not reasonable in light of these recent transactions, we will reevaluate our fair value estimates of the reporting units by adjusting the discount rates and/or other assumptions.

For the fourth quarter 2012 interim goodwill impairment review and the 2013 annual goodwill impairment review of the Diversey Care and Hygiene Solutions reporting units, we evaluated each of the above market approaches and determined that the Public Company and Quoted Price Methods provided the most reliable measures of fair value because they were deemed to be a reliable proxy for the Diversey Care and Hygiene Solutions reporting units. We applied a combined weighting of 20% to the two market approaches when determining the fair value of each of the reporting units. For the 2013 annual goodwill impairment review of the Packaging Solutions, Product Care and Medical Applications reporting units, we also evaluated each of the above market approaches and determined that the Public Company, the Quoted Price and the Mergers and Acquisition Methods provided the most reliable measures of fair value because they were deemed to be a reliable proxy for these reporting units. We applied a combined weighting of 20% to the three market approaches when determining the fair value of these reporting units.

2013 Compared to Fourth Quarter 2012 — Diversey Care and Hygiene Solutions Reporting Units

For our 2013 annual goodwill impairment test, we determined that our Diversey Care reporting unit had an estimated fair value in excess of its respective carrying value of approximately 27% which represents an increase from the negative 12% previously calculated as of the fourth quarter of 2012. The Hygiene Solutions reporting unit had an estimated fair value in excess of its respective carrying value of approximately 91% which represents an increase from the 8% previously calculated as of the fourth quarter of 2012.

The increase in fair value of the Diversey Care reporting unit was due to improved forecasted cash flows which was driven by improved sales growth and reduced operating expenses. The forecasted long-term sales growth is due to a combination of expected price increases across many of the regions as well as volume growth. Volume growth is forecasted in the AMAT region and the North American region is expected to recover with low sales growth. In Europe the long-term forecasts reflect volume decreases in 2014 due to the continued economic weakness in that region but are expected to show improvement starting in 2015. Along with sales growth, various activities, including existing restructuring programs are expected to continue to result in reduced operating costs and contribute to a stronger cash flow.

The Company is forecasting improved cash flows for the Hygiene Solutions reporting unit due to improved sales growth primarily being driven from the emerging markets which includes the AMAT and Latin American regions due to a combination of volume growth and expected price increases; and to a lesser extent sales growth in North America. Sales growth is expected to be flat in Europe in 2014 but is expected to show improvement starting in 2015; however, profitability in Europe is expected to improve due to product rationalization and price/mix improvements. Hygiene Solutions is also expecting overall improved profitability for the business resulting from improvements in sales and marketing costs which are expected to contribute to reduced operating costs and overall stronger cash flows.

In addition, discount rates decreased in the 2013 annual goodwill review compared to the 2012 fourth quarter goodwill review which contributed to the increased fair value. The discount rate for any given impairment test is based on current market data as of the respective valuation date and adjusted upward to incorporate certain risks due to performance of the reporting units. The improved operating performance of the reporting units in 2013 and management’s expectation regarding improved long-term growth rates and overall profitability, contributed to the reduced risk component of the discount rates used in the 2013 valuation.

If our assumptions and related estimates change in the future, or if we change our reporting unit structure or other events and circumstances change (such as a sustained decrease in the price of our common stock, a decline in current market multiples, a significant adverse change in legal factors or business climates, an adverse action or assessment by a regulator, heightened competition, strategic decisions made in response to economic or competitive conditions or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed of), we may be required to record impairment charges in future periods. Any impairment charges that we may take in the future could be material to our consolidated results of operations and financial condition.

In order to evaluate the sensitivity of the estimated fair values of our reporting units in the goodwill impairment test, we applied a hypothetical 10% decrease to the fair values of each reporting unit. This hypothetical 10% decrease resulted in an excess of fair value over carrying amount ranging from approximately 14% to approximately 279% of the carrying amounts. This hypothetical 10% decrease resulted in the Diversey Care and Hygiene Solutions reporting units having the excess of fair value over carrying amount of 14% and 72%, respectively. We will continue to monitor goodwill on an annual basis and whenever events or changes in circumstances, such as significant adverse changes in business climate or operating results, changes in management’s business strategy or significant declines in our stock price, indicate that there may be potential indicator of impairment.

See Note 8, “Goodwill and Identifiable Intangible Assets,” for details of our goodwill balance and the goodwill review performed in 2013 and 2012 and other related information.

Pensions

For a number of our U.S. employees and our international employees, we maintain defined benefit pension plans. Under current accounting standards, we are required to make assumptions regarding the valuation of projected benefit obligations and the performance of plan assets for our defined benefit pension plans.

The projected benefit obligation and the net periodic benefit cost are based on third-party actuarial assumptions and estimates that are reviewed and approved by management on a plan-by-plan basis each fiscal year. The principal assumptions concern the discount rate used to measure the projected benefit obligation, the expected future rate of return on plan assets and the expected rate of future compensation increases. We revise these assumptions based on an annual evaluation of long-term trends and market conditions that may have an impact on the cost of providing retirement benefits.

In determining the discount rate, we utilize market conditions and other data sources management considers reasonable based upon the profile of the remaining service life of eligible employees. The expected long-term rate of return on plan assets is determined by taking into consideration the weighted-average expected return on our asset allocation, asset return data, historical return data, and the economic environment. We believe these considerations provide the basis for reasonable assumptions of the expected long-term rate of return on plan assets. The rate of compensation increase is based on our long-term plans for such increases. The measurement date used to determine the benefit obligation and plan assets is December 31.

At December 31, 2013, the total projected benefit obligation for our U.S. pension plans was $192 million, and the total net periodic benefit cost for the year ended December 31, 2013 was $1 million. At December 31, 2013, the total projected benefit obligation for our international pension plans was $1.1 billion, and the total net periodic benefit cost for the year ended December 31, 2013 was $16 million.

In general, material changes to the principal assumptions could have a material impact on the costs and liabilities recognized on our consolidated financial statements. A 25 basis point change in the assumed discount rate and a 100 basis point change in the expected long-term rate of return on plan assets would have resulted in the following increases (decreases) in the projected benefit obligation at December 31, 2013 and the expected net periodic benefit cost for the year ended December 31, 2014 (in millions).

United States	25 Basis Point Increase	25 Basis Point Decrease
Discount Rate
Effect on 2013 projected benefit obligation	$(4.5)	$4.6
Effect on 2014 expected net periodic benefit cost	(0.1)	—

	100 Basis Point Increase	100 Basis Point Decrease
Return on Assets
Effect on 2014 expected net periodic benefit cost	$(1.7)	$1.7

International	25 Basis Point Increase	25 Basis Point Decrease
Discount Rate
Effect on 2013 projected benefit obligation	$(45.1)	$47.7
Effect on 2014 expected net periodic benefit cost	(2.7)	2.8

	100 Basis Point Increase	100 Basis Point Decrease
Return on Assets
Effect on 2014 expected net periodic benefit cost	$(8.4)	$8.4

Income Taxes

Estimates and judgments are required in the calculation of tax liabilities and in the determination of the recoverability of our deferred tax assets. Our deferred tax assets arise from net deductible temporary differences, tax benefit carry forwards and foreign tax credits. We evaluate whether our taxable earnings during the periods when the temporary differences giving rise to deferred tax assets become deductible or when tax benefit carry forwards may be utilized should be sufficient to realize the related future income tax benefits. For those jurisdictions where the expiration dates of tax benefit carry forwards or the projected taxable earnings indicate that realization is not likely, we provide a valuation allowance.

In assessing the need for a valuation allowance, we estimate future taxable earnings, with consideration for the feasibility of ongoing planning strategies and the realizability of tax benefit carry forwards and past operating results, to determine which deferred tax assets are more likely than not to be realized in the future. Changes to tax laws, statutory tax rates and future taxable earnings can have an impact on valuation allowances related to deferred tax assets. In the event that actual results differ from these estimates in future periods, we may need to adjust the valuation allowance, which could have a material impact on our consolidated financial position and results of operations.

In calculating our worldwide provision for income taxes, we also evaluate our tax positions for years where the statutes of limitations have not expired. Based on this review, we may establish reserves for additional taxes and interest that could be assessed upon examination by relevant tax authorities. We adjust these reserves to take into account changing facts and circumstances, including the results of tax audits and changes in tax law. If the payment of additional taxes and interest ultimately proves unnecessary or less than the amount of the reserve, the reversal of the reserves would result in tax benefits being recognized in the period when we determine the reserves are no longer necessary. If an estimate of tax reserves proves to be less than the ultimate assessment, a further charge to income tax provision would result. These adjustments to reserves and related expenses could materially affect our consolidated financial position and results of operations.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with tax authorities. See Note 17, “Income Taxes,” for further discussion.

Summarized Quarterly Financial Information (Unaudited, in millions, except share data)(1)

	2013
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	Revised (1)	Revised (1)	Revised (1)
Net sales	$1,828.9	$1,937.4	$1,912.0	$2,012.5
Gross profit	612.2	659.1	649.9	666.3
Net earnings from continuing operations	0.7	54.3	35.1	3.6
Net earnings from discontinued operations	2.0	2.0	2.5	24.0
Net earnings available to common stockholders	2.7	56.3	37.6	27.6
Basic net earnings per common share
Continuing operations	$—	$0.28	$0.18	$0.02
Discontinued operations	0.01	0.01	0.01	0.12

Net earnings per common share — basic	$0.01	$0.29	$0.19	$0.14

Diluted net earnings per common share
Continuing operations	$—	$0.25	$0.17	$0.02
Discontinued operations	0.01	0.01	0.01	0.11

Net earnings per common share — diluted	$0.01	$0.26	$0.18	$0.13

	2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
	Revised (1)	Revised (1)	Revised (1)	Revised (1)
Net sales	$1,822.8	$1,901.9	$1,878.6	$1,955.9
Gross profit	615.3	622.7	638.3	646.0
Net earnings (loss) from continuing operations	(10.1)	(22.6)	(1,240.0)	(345.2)
Net earnings from discontinued operations	4.1	9.0	7.6	186.9
Net earnings (loss) available to common stockholders	(6.0)	(13.6)	(1,232.4)	(158.3)
Basic net earnings (loss) per common share
Continuing operations	$(0.05)	$(0.12)	$(6.42)	$(1.79)
Discontinued operations	0.02	0.05	0.04	0.97

Net earnings (loss) per common share — basic	$(0.03)	$(0.07)	$(6.38)	$(0.82)

Diluted net earnings (loss) per common share
Continuing operations	$(0.05)	$(0.12)	$(6.42)	$(1.79)
Discontinued operations	0.02	0.05	0.04	0.97

Net earnings (loss) per common share — diluted	$(0.03)	$(0.07)	$(6.38)	$(0.82)

(1)	On December 6, 2013, we completed the sale of the rigid medical packaging business. On November 14, 2012, we completed the sale of Diversey Japan. Operating results for the rigid medical packaging business and Diversey Japan were reclassified to discontinued operations for the periods since the first quarter of 2012, and, accordingly, all prior period information has been revised. See Note 3, “Divestitures,” for further information about the sales.

Item 8. Financial Statements and Supplementary Data

Reports of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Sealed Air Corporation:

We have audited the accompanying consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss), for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we also have audited the consolidated financial statement, “Schedule II — Valuation and Qualifying Accounts and Reserves”. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO in 1992), and our report dated February 28, 2014 expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP

Short Hills, New Jersey

February 28, 2014, except as to notes 1, 5 and 20 which are as of June 6, 2014

The Board of Directors and Stockholders

Sealed Air Corporation:

We have audited Sealed Air Corporation and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2013, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO in 1992). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in “Management’s Annual Report on Internal Control Over Financial Reporting,” appearing in item 9A, Controls and Procedures. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we have considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and the receipts and expenditures of the company are being made only in accordance with authorization of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of an evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the Company maintained, an all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO in 1992).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2013 and our report dated February 28, 2014, except as to notes 1, 5, and 20 which are as of June 6, 2014 expressed an unqualified opinion on those consolidated financial statements.

/s/ KPMG LLP

Short Hills, New Jersey

February 28, 2014

SEALED AIR CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In millions, except share data)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$992.4	$679.6
Trade receivables, net of allowance for doubtful accounts of $31.4 in 2013 and $25.6 in 2012	1,126.4	1,213.0
Other receivables	147.9	100.9
Inventories	688.4	728.9
Deferred taxes	377.7	393.0
Assets held for sale	—	87.3
Prepaid expenses and other current assets	84.9	86.6

Total current assets	3,417.7	3,289.3
Property and equipment, net	1,134.5	1,194.2
Goodwill	3,114.6	3,151.2
Intangible assets, net	1,016.9	1,131.6
Non-current deferred taxes	63.1	150.3
Other assets, net	387.4	415.1

Total assets	$9,134.2	$9,331.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$81.6	$39.2
Current portion of long-term debt	201.5	1.8
Accounts payable	524.5	480.2
Deferred taxes	8.1	10.3
Settlement agreement and related accrued interest	925.1	876.9
Accrued restructuring costs	69.6	72.4
Liabilities held for sale	—	8.9
Other current liabilities	890.4	845.3

Total current liabilities	2,700.8	2,335.0
Long-term debt, less current portion	4,116.4	4,540.8
Non-current deferred taxes	278.6	366.7
Other liabilities	647.9	644.9

Total liabilities	7,743.7	7,887.4

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.10 par value per share, 50,000,000 shares authorized; no shares issued in 2013 and 2012	—	—
Common stock, $0.10 par value per share, 400,000,000 shares authorized; shares issued: 205,707,580 in 2013 and 204,660,621 in 2012; shares outstanding; 196,198,672 in 2013 and 194,557,669 in 2012	20.6	20.5
Common stock reserved for issuance related to Settlement agreement, $0.10 par value per share, 18,000,000 shares in 2013 and 2012	1.8	1.8
Additional paid-in capital	1,695.3	1,685.0
Retained earnings	276.4	254.8
Common stock in treasury, 9,508,908 shares in 2013 and 10,102,952 shares in 2012	(327.6)	(353.4)
Accumulated other comprehensive loss, net of taxes:
Unrecognized pension items	(146.2)	(142.3)
Cumulative translation adjustment	(134.4)	(24.1)
Unrealized gain on derivative instruments	3.2	1.5

Total accumulated other comprehensive loss, net of taxes	(277.4)	(164.9)

Total parent company stockholders’ equity	1,389.1	1,443.8
Noncontrolling interests	1.4	0.5

Total stockholders’ equity	1,390.5	1,444.3

Total liabilities and stockholders’ equity	$9,134.2	$9,331.7

See accompanying notes to consolidated financial statements.

SEALED AIR CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In millions, except per share amounts)

	Year Ended December 31,
	2013	2012	2011
Net sales	$7,690.8	$7,559.2	$5,467.3
Cost of sales	5,103.3	5,036.9	3,886.7

Gross profit	2,587.5	2,522.3	1,580.6
Selling, general and administrative expenses	1,749.2	1,756.7	1,004.4
Amortization expense of intangible assets acquired	123.2	132.7	38.4
Impairment of goodwill and other intangible assets	—	1,892.3	—
Stock appreciation rights expense	38.1	18.4	—
Costs related to the acquisition and integration of Diversey	1.1	7.4	64.8
Restructuring and other charges	73.8	142.5	52.2

Operating profit (loss)	602.1	(1,427.7)	420.8
Interest expense	(361.0)	(384.7)	(216.6)
Loss on debt redemption	(36.3)	(36.9)	—
Impairment of equity method investment	(2.1)	(23.5)	—
Foreign currency exchange losses related to Venezuelan subsidiaries	(13.1)	(0.4)	(0.3)
Other expense, net	(11.9)	(9.4)	(14.5)

Earnings (loss) from continuing operations before income tax provision (benefit)	177.7	(1,882.6)	189.4
Income tax provision (benefit)	84.0	(264.7)	56.7

Net earnings (loss) from continuing operations	93.7	(1,617.9)	132.7
Net earnings from discontinued operations	7.6	28.7	16.4
Net gain on sale of discontinued operations	22.9	178.9	—

Net earnings (loss) available to common stockholders	$124.2	$(1,410.3)	$149.1

Net earnings (loss) per common share:
Basic:
Continuing operations	$0.48	$(8.39)	$0.79
Discontinued operations	0.16	1.08	0.10

Net earnings (loss) per common share — basic	$0.64	$(7.31)	$0.89

Diluted:
Continuing operations	$0.44	$(8.39)	$0.71
Discontinued operations	0.14	1.08	0.09

Net earnings (loss) per common share — diluted	$0.58	$(7.31)	$0.80

Dividends per common share	$0.52	$0.52	$0.52

Weighted average number of common shares outstanding:
Basic	194.6	192.8	167.0

Diluted	213.5	192.8	185.4

See accompanying notes to consolidated financial statements.

SEALED AIR CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income (Loss)

(In millions)

	Year Ended December 31,
	2013	2012	2011
Net earnings (loss) available to common stockholders	$124.2	$(1,410.3)	$149.1
Other comprehensive income (loss), net of taxes:
Recognition of deferred pension items, net of taxes of $5.1 in 2013, $23.0 in 2012 and $1.0 in 2011	(3.9)	(99.1)	4.7
Unrealized gains (losses) on derivative instruments, net of taxes of $0.9 in 2013, $0.7 in 2012 and $0.7 in 2011	1.7	(0.6)	(1.4)
Foreign currency translation adjustments	(110.3)	79.9	(38.1)

Comprehensive income (loss), net of taxes	$11.7	$(1,430.1)	$114.3

See accompanying notes to consolidated financial statements.

SEALED AIR CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

(In millions)

	Common Stock	Common Stock Reserved for Issuance Related to the Settlement Agreement	Additional Paid-in Capital	Retained Earnings	Common Stock in Treasury	Accumulated Other Comprehensive Loss, Net of Taxes	Total Parent Company Stockholders’ Equity	Non- Controlling Interests	Total Stockholders’ Equity
Balance at December 31, 2010	$17.0	$1.8	$1,152.7	$1,706.1	$(362.7)	$(110.3)	$2,404.6	$(3.0)	$2,401.6
Effect of contingent stock transactions, net of taxes	0.1	—	27.4	—	(12.9)	—	14.6	—	14.6
Stock issued for share-based incentive compensation	—	—	0.7	—	—	—	0.7	—	0.7
Shares issued in connection with Diversey acquisition	3.2	—	509.7	—	—	—	512.9	—	512.9
Recognition of deferred pension items, net of taxes	—	—	—	—	—	4.7	4.7	—	4.7
Foreign currency translation, net of taxes	—	—	—	—	—	(38.1)	(38.1)	—	(38.1)
Unrealized loss on derivative instruments, net of taxes	—	—	—	—	—	(1.4)	(1.4)	—	(1.4)
Noncontrolling interests	—	—	(0.9)	—	—	—	(0.9)	(2.1)	(3.0)
Net earnings	—	—	—	149.1	—	—	149.1	—	149.1
Dividends on common stock	—	—	—	(88.7)	—	—	(88.7)	—	(88.7)

Balance at December 31, 2011	$20.3	$1.8	$1,689.6	$1,766.5	$(375.6)	$(145.1)	$2,957.5	$(5.1)	$2,952.4
Effect of contingent stock transactions, net of taxes	0.1	—	17.0	—	(10.6)	—	6.5	—	6.5
Stock issued for share-based incentive compensation	0.1	—	(13.3)	—	32.8	—	19.6	—	19.6
Recognition of deferred pension items, net of taxes	—	—	—	—	—	(99.1)	(99.1)	—	(99.1)
Foreign currency translation, net of taxes	—	—	—	—	—	79.9	79.9	—	79.9
Unrealized loss on derivative instruments, net of taxes	—	—	—	—	—	(0.6)	(0.6)	—	(0.6)
Noncontrolling interests	—	—	(8.3)	—	—	—	(8.3)	5.6	(2.7)
Net loss	—	—	—	(1,410.3)	—	—	(1,410.3)	—	(1,410.3)
Dividends on common stock	—	—	—	(101.4)	—	—	(101.4)	—	(101.4)

Balance at December 31, 2012	$20.5	$1.8	$1,685.0	$254.8	$(353.4)	$(164.9)	$1,443.8	$0.5	$1,444.3
Effect of contingent stock transactions, net of taxes	0.1	—	22.2	—	—	—	22.3	—	22.3
Stock issued for share-based incentive compensation	—	—	(10.8)	—	25.8	—	15.0	—	15.0
Recognition of deferred pension items, net of taxes	—	—	—	—	—	(3.9)	(3.9)	—	(3.9)
Foreign currency translation, net of taxes	—	—	—	—	—	(110.3)	(110.3)	—	(110.3)
Unrealized gain on derivative instruments, net of taxes	—	—	—	—	—	1.7	1.7	—	1.7
Noncontrolling interests	—	—	(1.1)	—	—	—	(1.1)	0.9	(0.2)
Net earnings	—	—	—	124.2	—	—	124.2	—	124.2
Dividends on common stock	—	—	—	(102.6)	—	—	(102.6)	—	(102.6)

Balance at December 31, 2013	$20.6	$1.8	$1,695.3	$276.4	$(327.6)	$(277.4)	$1,389.1	$1.4	$1,390.5

See accompanying notes to consolidated financial statements.

SEALED AIR CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In millions)

	Year Ended December 31,
	2013	2012	2011
Net earnings (loss) available to common stockholders from continuing operations	$93.7	$(1,617.9)	$132.7
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities from continuing operations:
Depreciation and amortization	283.4	300.2	182.7
Share-based incentive compensation	24.1	16.9	25.0
Profit sharing expense	34.7	19.0	18.7
Impairment of goodwill and other intangible assets	—	1,892.3	—
Impairment of equity method investment	2.1	23.5	—
Costs related to the acquisition and integration of Diversey	1.1	7.4	64.8
Amortization of senior debt related items and other	19.1	15.0	4.9
Loss on debt redemption	36.3	36.9	—
Provisions for bad debt	11.6	16.8	8.5
Provisions for inventory obsolescence	(0.3)	15.5	9.2
Deferred taxes, net	7.0	(318.6)	(60.9)
Excess tax benefit from share-based incentive compensation	—	(0.4)	(2.6)
Net (gain) loss on disposals of property and equipment and other	(1.4)	0.3	(6.3)
Changes in operating assets and liabilities:
Trade receivables, net	35.5	(26.4)	(102.0)
Inventories	24.5	33.4	(11.4)
Other assets	(49.0)	10.8	43.9
Accounts payable	36.3	(84.3)	(28.1)
Other liabilities	66.1	53.8	90.3
Changes in restricted cash	—	—	(6.3)

Net cash provided by operating activities from continuing operations	624.8	394.2	363.1

Cash flows from investing activities from continuing operations:
Capital expenditures for property and equipment	(116.0)	(122.8)	(121.7)
Acquisition of Diversey, net of cash and cash equivalents acquired	—	—	(1,983.7)
Investment in Diversey preferred stock	—	—	(262.9)
Proceeds from sales of property and equipment	11.6	7.8	10.4
Other investing activities	(1.1)	0.1	(7.8)

Net cash used in investing activities from continuing operations	(105.5)	(114.9)	(2,365.7)

Cash flows from financing activities from continuing operations:
Net proceeds from (payments of) short-term borrowings	53.2	7.2	(7.0)
Payments of long-term debt	(658.3)	(1,759.1)	(1,753.6)
Proceeds from long-term debt	425.1	1,306.5	3,662.2
Dividends paid on common stock	(102.0)	(100.9)	(87.4)
Acquisition of common stock for tax withholding obligations under our 2005 contingent stock plan	(3.9)	(9.6)	(12.2)
Payments of debt issuance costs	(7.7)	(7.3)	(51.1)
Payments for debt extinguishment costs	(26.2)	(22.3)	—
Excess tax benefit from share-based incentive compensation	—	0.4	2.6
Changes in restricted cash	—	—	262.9

Net cash (used in) provided by financing activities from continuing operations	(319.8)	(585.1)	2,016.4

Effect of foreign currency exchange rate changes on cash and cash equivalents	(13.7)	11.1	2.0

Net change in cash and cash equivalents from continuing operations	185.8	(294.7)	15.8

Net cash provided by operating activities from discontinued operations	6.4	2.8	16.3
Net cash provided by (used in) investing activities from discontinued operations	120.6	312.1	(11.4)
Net cash (used in) provided by financing activities from discontinued operations	—	(44.2)	7.3

Net change in cash and cash equivalents from discontinued operations	127.0	270.7	12.2

Cash and cash equivalents:
Balance, beginning of period	679.6	703.6	675.6
Net change during the period	312.8	(24.0)	28.0

Balance, end of period	$992.4	$679.6	$703.6

Supplemental Cash Flow Information:
Interest payments, net of amounts capitalized	$289.7	$323.0	$134.8

Income tax payments	$114.8	$108.6	$105.6

Restructuring payments	$107.0	$103.4	$28.6

Stock appreciation rights payments (less amounts included in restructuring payments)	$46.0	$24.0	—

Non-cash items:
Transfers of shares of our common stock from treasury as part of our 2012 and 2011 profit-sharing plan contributions	$18.7	$18.7	$—

See accompanying notes to consolidated financial statements.

SEALED AIR CORPORATION AND SUBSIDIARIES

Notes to Consolidated Financial Statements

Note 1 Organization and Nature of Operations

We are a global leader in food safety and security, facility hygiene and product protection. We serve an array of end markets including food and beverage processing, food service, retail, healthcare and industrial, and commercial and consumer applications. Our focus is on achieving quality sales growth through leveraging our geographic footprint, technological know-how and leading market positions to bring measurable, sustainable value to our customers, employees and investors.

We conduct substantially all of our business through three wholly-owned subsidiaries, Cryovac, Inc., Sealed Air Corporation (US) and Diversey, Inc. Throughout this report, when we refer to “Sealed Air,” the “Company,” “we,” “our,” or “us,” we are referring to Sealed Air Corporation and all of our subsidiaries, except where the context indicates otherwise.

Effective as of January 1, 2014, we changed our segment reporting structure. See Note 5, “Segments” for further information.

Note 2 Summary of Significant Accounting Policies and Recently Issued Accounting Standards

Summary of Significant Accounting Policies

Basis of Presentation

Our consolidated financial statements include all of the accounts of the Company and our subsidiaries. We have eliminated all significant intercompany transactions and balances in consolidation. All amounts are in millions, except per share amounts, and approximate due to rounding. Some prior period amounts have been reclassified to conform to the current year presentation. These reclassifications, individually and in the aggregate, had no impact on our consolidated financial condition, results of operations and cash flows.

The consolidated financial statements and information included in this Annual Report on Form 10-K (“Form 10-K”) include the financial results of Diversey for the periods beginning October 3, 2011 (date of acquisition). All results prior to October 3, 2011 include historical Sealed Air results only. The financial results included in this Form 10-K related to the acquisition method accounting for the Diversey transaction have been finalized. See Note 4, “Acquisition of Diversey Holdings, Inc.,” for further information about the acquisition and related transactions and the acquisition accounting.

On December 6, 2013, we completed the sale of our rigid medical packaging business. The operating results for the rigid medical packaging business were reclassified to discontinued operations, net of tax, on the consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011, and the assets and liabilities of the rigid medical packaging business were reclassified to assets and liabilities held for sale as of December 31, 2012. On November 14, 2012, we completed the sale of Diversey G.K. (“Diversey Japan”) (an indirect subsidiary of Diversey, Inc.). The operating results for Diversey Japan were reclassified to discontinued operations, net of tax, on the consolidated statements of operations for the years ended December 31, 2012 and 2011. Prior year disclosures in the Consolidated Statement of Cash Flows and the Notes to Consolidated Financial Statements have been revised accordingly. See Note 3, “Divestitures,” for further information.

During the first quarter of 2013, we identified a misclassification in our December 31, 2012 consolidated balance sheet included in our 2012 Annual Report on Form 10-K. This misclassification, which was corrected on our December 31, 2012 condensed consolidated balance sheet included in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2013, decreased our non-current deferred tax assets and non-current deferred tax liabilities by $105.5 million, decreasing our non-current deferred tax assets from $255.8 million to $150.3 million and decreasing our non-current deferred tax liabilities from $472.5 million to $367.0 million. This misclassification had no impact on our net deferred tax asset balance as of December 31, 2012 and it did not impact our consolidated statements of operations or cash flows. Accordingly, we do not consider this correction to be material to our consolidated financial condition or results of operations.

Use of Estimates

The preparation of our consolidated financial statements and related disclosures in conformity with U.S. GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, including amounts recorded in connection with the acquisition of Diversey, the disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. These estimates include, among other items, assessing the collectability of receivables, the use and recoverability of inventory, the estimation of fair value of financial instruments, assumptions used in the calculation of income taxes, useful lives and recoverability of tangible and goodwill and other intangible assets, assumptions used in our defined benefit pension plans, estimates related to self-insurance such as the aggregate liability for uninsured claims using historical experience, insurance and actuarial estimates and estimated trends in claim values, costs for incentive compensation and accruals for commitments and contingencies. We review these estimates and assumptions periodically using historical experience and other factors and reflect the effects of any revisions in the consolidated financial statements in the period we determine any revisions to be necessary. Actual results could differ from these estimates.

Financial Instruments

We may use financial instruments, such as cross currency swaps, interest rate swaps, caps and collars, U.S. Treasury lock agreements and foreign currency exchange forward contracts and options relating to our borrowing and trade activities. We may use these financial instruments from time to time to manage our exposure to fluctuations in interest rates and foreign currency exchange rates. We do not purchase, hold or sell derivative financial instruments for trading purposes. We face credit risk if the counterparties to these transactions are unable to perform their obligations. Our policy is to have counterparties to these contracts that are rated at least BBB- by Standard & Poor’s and Baa3 by Moody’s.

We report derivative instruments at fair value and establish criteria for designation and effectiveness of transactions entered into for hedging purposes. Before entering into any derivative transaction, we identify our specific financial risk, the appropriate hedging instrument to use to reduce this risk, and the correlation between the financial risk and the hedging instrument. We use purchase orders and historical data as the basis for determining the anticipated values of the transactions to be hedged. We do not enter into derivative transactions that do not have a high correlation with the underlying financial risk we are trying to reduce. We regularly review our hedge positions and the correlation between the transaction risks and the hedging instruments.

We account for derivative instruments as hedges of the related underlying risks if we designate these derivative instruments as hedges and the derivative instruments are effective as hedges of recognized assets or liabilities, forecasted transactions, unrecognized firm commitments or forecasted intercompany transactions.

We record gains and losses on derivatives qualifying as cash flow hedges in other comprehensive income, to the extent that hedges are effective and until the underlying transactions are recognized in the consolidated statements of operations, at which time we recognize the gains and losses in the consolidated statements of operations. We recognize gains and losses on qualifying fair value hedges and the related loss or gain on the hedged item attributable to the hedged risk in the consolidated statements of operations.

Generally, our practice is to terminate derivative transactions if the underlying asset or liability matures or is sold or terminated, or if we determine the underlying forecasted transaction is no longer probable of occurring. Any deferred gains or losses associated with derivative instruments are recognized on the consolidated statements of operations over the period in which the income or expense on the underlying hedged transaction is recognized.

See Note 13, “Derivatives and Hedging Activities,” for further details.

Fair Value Measurements of Financial Instruments

In determining fair value of financial instruments, we utilize valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible and consider counterparty credit risk in our assessment of fair value. We determine fair value of our financial instruments based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•	Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•	Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

Our fair value measurements for our financial instruments are subjective and involve uncertainties and matters of significant judgment. Changes in assumptions could significantly affect our estimates. See Note 14, “Fair Value Measurements and Other Financial Instruments,” for further details on our fair value measurements.

Foreign Currency Translation

In non-U.S. locations that are not considered highly inflationary, we translate the balance sheets at the end of period exchange rates with translation adjustments accumulated in stockholders’ equity on our consolidated balance sheets. We translate the statements of operations at the average exchange rates during the applicable period.

We translate assets and liabilities of our operations in countries with highly inflationary economies at the end of period exchange rates, except that nonmonetary asset and liability amounts are translated at historical exchange rates. In countries with highly inflationary economies, we translate items reflected in the statements of operations at average rates of exchange prevailing during the period, except that nonmonetary amounts are translated at historical exchange rates.

Commitments and Contingencies — Litigation

On an ongoing basis, we assess the potential liabilities related to any lawsuits or claims brought against us. While it is typically very difficult to determine the timing and ultimate outcome of these actions, we use our best judgment to determine if it is probable that we will incur an expense related to the settlement or final adjudication of these matters and whether a reasonable estimation of the probable loss, if any, can be made. In assessing probable losses, we make estimates of the amount of insurance recoveries, if any. We accrue a liability when we believe a loss is probable and the amount of loss can be reasonably estimated. Due to the inherent uncertainties related to the eventual outcome of litigation and potential insurance recovery, it is possible that disputed matters may be resolved for amounts materially different from any provisions or disclosures that we have previously made. We expense legal costs, including those legal costs expected to be incurred in connection with a loss contingency, as incurred.

Revenue Recognition

Our revenue earning activities primarily involve manufacturing and selling products, and we consider revenues to be earned when we have completed the process by which we are entitled to receive consideration. The following criteria are used for revenue recognition: persuasive evidence that an arrangement exists, shipment has occurred, selling price is fixed or determinable, and collection is reasonably assured.

Sales taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from net sales on the consolidated statements of operations.

Charges for rebates and other allowances are recognized as a deduction from revenue on an accrual basis in the period in which the associated revenue is recorded. When we estimate our rebate accruals, we consider customer-specific contractual commitments including stated rebate rates and history of actual rebates paid. Our rebate accruals are reviewed at each reporting period and adjusted to reflect data available at that time. We adjust the accruals to reflect any differences between estimated and actual amounts. These adjustments impact the amount of net sales recognized by us in the period of adjustment. Charges for rebates and other allowances were approximately 9% of gross sales in 2013 and 2012 and 6% of gross sales in 2011. Charges for rebates and other allowances as a percentage of gross sales increased in 2012 as compared with 2011, primarily due to the incremental impact of rebates and other allowances associated with the acquired Diversey business in the fourth quarter of 2011. We expect 2014 rebates and other allowances to be approximately the same percentage of gross sales as in 2013.

Research and Development

We expense research and development costs as incurred. Research and development costs were $133 million in 2013, $135 million in 2012 and $105 million in 2011.

Share-Based Incentive Compensation

Our primary share-based employee incentive compensation program is the 2005 Contingent Stock Plan. See Note 19, “Stockholders’ Equity,” for further information on this plan.

We record share-based compensation awards exchanged for employee services at fair value on the date of grant and record the expense for these awards in selling, general and administrative expense on our consolidated statements of operations over the requisite employee service period. Share-based incentive compensation expense includes an estimate for forfeitures and anticipated achievement levels and is generally recognized over the expected term of the award on a straight-line basis.

Environmental Expenditures

We expense or capitalize environmental expenditures that relate to ongoing business activities, as appropriate. We expense costs that relate to an existing condition caused by past operations and which do not contribute to current or future net sales. We record liabilities when we determine that environmental assessments or remediation expenditures are probable and that we can reasonably estimate the associated cost or a range of costs.

Income Taxes

We file a consolidated U.S. federal income tax return. Our non-U.S. subsidiaries file income tax returns in their respective local jurisdictions. We provide for U.S. income taxes on those portions of our foreign subsidiaries’ accumulated earnings that we believe are not reinvested indefinitely in our businesses. It is not practicable to estimate the amount of tax that might be payable on the portion of those accumulated earnings that we believe are reinvested indefinitely.

We account for income taxes under the asset and liability method to provide for income taxes on all transactions recorded in the consolidated financial statements. We recognize deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and tax benefit carry forwards. We determine deferred tax assets and liabilities at the end of each period using enacted tax rates.

We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon settlement with tax authorities. We recognize interest and penalties related to unrecognized tax benefits in income tax expense on our consolidated statements of operations.

See Note 17, “Income Taxes,” for further discussion.

Cash and Cash Equivalents

We consider highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. Our policy is to invest cash in excess of short-term operating and debt service requirements in cash equivalents. Cash equivalents are stated at cost, which approximates fair value because of the short term maturity of the instruments. Our policy is to transact with counterparties that are rated at least A- by Standard & Poor’s and A3 by Moody’s. Some of our operations are located in countries that are rated below A- or A3. In this case, we try to minimize our risk by holding cash and cash equivalents at financial institutions with which we have existing global relationships whenever possible, diversifying counterparty exposures and minimizing the amount held by each counterparty and within the country in total.

Accounts Receivable Securitization Programs

We and a group of our U.S. operating subsidiaries maintain an accounts receivable securitization program under which they sell eligible U.S. accounts receivable to an indirectly wholly-owned subsidiary that was formed for the sole purpose of entering into this program. The wholly-owned subsidiary in turn may sell an undivided fractional ownership interest in these receivables with two banks and an issuer of commercial paper administered by these banks. The wholly-owned subsidiary retains the receivables it purchases from the operating subsidiaries.

In February 2013, we entered into a European accounts receivable securitization and purchase program with a special purpose vehicle, or SPV, two banks and a group of our European subsidiaries.

Our programs qualify as a secured borrowing. Any transfers of ownership interests of receivables under our receivables securitization programs to the issuer of commercial paper or to the participating banks are considered secured borrowings and will be recorded as liabilities on our consolidated balance sheet.

See Note 9, “Accounts Receivable Securitization Programs” for further details.

Trade Receivables, Net

In the normal course of business, we extend credit to customers that satisfy pre-defined credit criteria. Trade receivables, which are included on the consolidated balance sheets are net of allowances for doubtful accounts. We maintain trade receivable allowances for estimated losses resulting from the failure of our customers to make required payments. An additional allowance may be required if the financial condition of our customers deteriorates.

Inventories

We determine the cost of our legacy Sealed Air U.S. inventories on a last-in, first-out or LIFO cost flow basis. The cost of our U.S. equipment inventories and the balance of our U.S. inventories and most non-U.S. inventories is determined on a first-in, first-out or FIFO cost flow basis. We state inventories at the lower of cost or market.

Property and Equipment, Net

We state property and equipment at cost, except for the fair value of acquired property and equipment and property and equipment that have been impaired, for which we reduce the carrying amount to the estimated fair value at the impairment date. We capitalize significant improvements and charge repairs and maintenance costs that do not extend the lives of the assets to expense as incurred. We remove the cost and accumulated depreciation of assets sold or otherwise disposed of from the accounts and recognize any resulting gain or loss upon the disposition of the assets.

We depreciate the cost of property and equipment over their estimated useful lives on a straight-line basis as follows: buildings — 20 to 40 years; machinery and equipment — 5 to 10 years; and other property and equipment — 2 to 10 years.

Goodwill and Identifiable Intangible Assets

Goodwill represents the excess of the aggregate of the following (1) consideration transferred, (2) the fair value of any noncontrolling interest in the acquiree and, (3) if the business combination is achieved in stages, the acquisition-date fair value of our previously held equity interest in the acquiree over the net of the acquisition-date amounts of the identifiable assets acquired and the liabilities assumed.

Identifiable intangible assets consist primarily of patents, licenses, trademarks, trade names, customer lists and relationships, non-compete agreements and technology based intangibles and other contractual agreements. We amortize finite lived identifiable intangible assets over the shorter of their stated or statutory duration or their estimated useful lives, generally ranging from 3 to 15 years, on a straight-line basis to their estimated residual values and periodically review them for impairment. Total identifiable intangible assets comprise 11% in 2013 and 12% in 2012 of our consolidated total assets.

We use the acquisition method of accounting for all business combinations and do not amortize goodwill or intangible assets with indefinite useful lives. Goodwill and intangible assets with indefinite useful lives are tested for possible impairment annually during the fourth quarter of each fiscal year or more frequently if events or changes in circumstances indicate that the asset might be impaired.

Long-Lived Assets

Impairment and Disposal of Long-Lived Assets

For definite lived intangible assets, such as customer relationships, contracts, intellectual property, and for other long-lived assets, such as property, plant and equipment, whenever impairment indicators are present, we perform a review for impairment. We calculate the undiscounted value of the projected cash flows associated with the asset, or asset group, and compare this estimated amount to the carrying amount. If the carrying amount is found to be greater, we record an impairment loss for the excess of book value over the fair value. In addition, in all cases of an impairment review, we re-evaluate the remaining useful lives of the assets and modify them, as appropriate.

For indefinite — lived intangible assets, such as in-process research and development and trademarks and trade names, each year and whenever impairment indicators are present, we determine the fair value of the asset and record an impairment loss for the excess of book value over the fair value, if any. In addition, in all cases of an impairment review other than for in-process research and development assets, we re-evaluate whether continuing to characterize the asset as indefinite — lived is appropriate. See Note 8, “Goodwill and Identifiable Intangible Assets.”

Conditional Asset Retirement Obligations

We recognize a liability for a conditional asset retirement obligation when incurred if the liability can be reasonably estimated. A conditional asset retirement obligation is a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within our control. In addition, we would record a corresponding amount by increasing the carrying amount of the related long-lived asset, which is depreciated over the useful life of such long-lived asset.

Self-Insurance

We retain the obligation for specified claims and losses related to property, casualty, workers’ compensation and employee benefit claims. We accrue for outstanding reported claims and claims that have been incurred but not reported based upon management’s estimates of the aggregate liability for retained losses using historical experience, insurance company estimates and the estimated trends in claim values. Our estimates include management’s and independent insurance companies’ assumptions regarding economic conditions, the frequency and severity of claims and claim development patterns and settlement practices. These estimates and assumptions are monitored and evaluated on a periodic basis by management and are adjusted when warranted by changing circumstances. Although management believes it has the ability to adequately project and record estimated claim payments, actual results could differ significantly from the recorded liabilities.

Pensions

For a number of our U.S. employees and our international employees, we maintain defined benefit pension plans. We are required to make assumptions regarding the valuation of projected benefit obligations and the performance of plan assets for our defined benefit pension plans.

We review and approve the assumptions made by our third-party actuaries regarding the valuation of benefit obligations and performance of plan assets. The principal assumptions concern the discount rate used to measure future obligations, the expected future rate of return on plan assets, the expected rate of future compensation increases and various other actuarial assumptions. The measurement date used to determine benefit obligations and plan assets is December 31. In general, significant changes to these assumptions could have a material impact on the costs and liabilities recorded in our consolidated financial statements.

See Note 15, “Profit Sharing, Retirement Savings Plans and Defined Benefit Pension Plans,” for information about the combined company’s benefit plans.

Net Earnings per Common Share

Basic earnings per common share is calculated by dividing net earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Non-vested share-based payment awards that contain non-forfeitable rights to dividends are treated as participating securities and therefore included in computing earnings per common share using the “two-class method.” The two-class method is an earnings allocation formula that calculates basic and diluted net earnings per common share for each class of common stock separately based on dividends declared and participation rights in undistributed earnings. The non-vested restricted stock issued under our 2005 Contingent Stock Plan are considered participating securities since these securities have non-forfeitable rights to dividends when we declare a dividend during the contractual vesting period of the share-based payment award and therefore included in our earnings allocation formula using the two-class method.

When calculating diluted net earnings per common share, the more dilutive effect of applying either of the following is presented: (a) the two-class method (described above) assuming that the participating security is not exercised or converted, or, (b) the treasury stock method for the participating security. Our diluted net earnings per common share for all periods presented were calculated using the two-class method since such method was more dilutive.

See Note 21, “Net (Loss) Earnings Per Common Share,” for further discussion.

Recently Issued Accounting Standards

Adopted in 2013 and 2014

In October 2012, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2012-04, Technical Corrections and Improvement, which makes certain technical corrections (i.e., relatively minor corrections and clarifications) and “conforming fair value amendments”. The amendments affect various codification topics and apply to all reporting entities within the scope of those topics. This standard becomes effective for us upon issuance, except for amendments that are subject to transition guidance, which was effective for fiscal periods beginning after December 15, 2012. The adoption of this standard did not have any material effect on our consolidated financial condition or results of operations.

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. This standard update, which amends the guidance on testing indefinite-lived intangible assets, other than goodwill, for impairment, provides companies with the option to first perform a qualitative assessment before performing the two-step quantitative impairment test. If the company determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more likely than not to exceed its carrying amount, then the company would not need to perform the two-step quantitative impairment test. This standard does not revise the requirement to test indefinite-lived intangible assets annually for impairment. This standard was effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012, with early adoption allowed. The adoption of this standard did not have any material effect on our consolidated financial condition or results of operations.

In December 2011, the FASB issued ASU 2011-11, Disclosures about Offsetting Assets and Liabilities, which creates new disclosure requirements about the nature of an entity’s rights of offset and related arrangements associated with its financial instruments and derivative instruments. The disclosure requirements are effective for annual reporting periods beginning on or after January 1, 2013, and interim periods therein, with retrospective application required. The new disclosures are designed to make financial statements that are prepared under U.S. GAAP more comparable to those prepared under International Financial Reporting Standards. The adoption of this standard did not have any material effect on our consolidated financial condition or results of operations as they are disclosure requirements only.

In February 2013, the FASB issued ASU 2013-02, Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income, which requires an entity to provide information about the amounts reclassified out of accumulated other comprehensive income by component. In addition, a company is required to present either on the statement of operations or in the notes significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income. The disclosure requirements are effective for annual reporting periods beginning after December 15, 2012, prospectively. The adoption of this standard did not have any material effect on our consolidated financial condition or results of operations as they are disclosure requirements only.

In July 2013, the FASB issued ASU 2013-10, Derivatives and Hedging (Topic 815): Inclusion of the Fed Funds Effective Swap rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes. This standard update permits companies to use the Fed Funds Effective Swap Rate as a U.S. benchmark interest rate for hedge accounting purposes, in addition to the U.S. government (UST) and London Interbank Offered Rate. This amendment also removes the restriction on using different benchmark rates for similar hedges. This amendment was effective on a prospective basis for qualifying new or redesignated hedging relationships entered into on or after July 17, 2013. There was no impact on our consolidated financial statements upon adoption of this standard update.

In February 2013, the FASB issued ASU 2013-04, Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation is Fixed at the Reporting Date. This standard update requires an entity to measure obligations resulting from joint and several liability arrangements for which the total amount of the obligation within the scope of this guidance is fixed at the reporting date, as the sum of the following: (a) the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors and (b) any additional amount the reporting entity expects to pay on behalf of its co-obligors. This standard becomes effective for fiscal years and interim periods within those years beginning after December 15, 2013. This standard update is required to be applied retrospectively to all prior periods presented for those obligations resulting from joint and several liability arrangements that existed at the beginning of the fiscal year of adoption. The adoption of this standard did not have a material impact to our consolidated financial position or results of operations. Any future impact will depend on future activity that may qualify under this standard.

In March 2013, the FASB issued ASU 2013-05, Parent’s Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity. This standard update requires an entity to release any cumulative translation adjustment into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. This standard update becomes effective prospectively for fiscal years and interim periods within those years beginning after December 15, 2013. The impact of the adoption of this standard update on our consolidated financial statements will be based on any future activity that qualifies within this guidance.

In July 2013, the FASB issued ASU 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss or a Tax Credit Carryforward Exists. This standard update provides explicit guidance on the financial statement presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss, or a tax credit carryforward exists. This standard update becomes effective for fiscal years and interim periods within those years beginning after December 15, 2013. The amendment should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Early adoptions and retrospective application are permitted. The adoption of this standard did not have a material impact to our consolidated financial position or results of operations.

Note 3 Divestitures

Sale of Rigid Medical Packaging Business

On December 6, 2013, we completed the sale of the rigid medical packaging business to a private equity firm, Mason Wells Buyout Fund III, L.P. for gross proceeds of $125 million, including certain purchase price adjustments. Net proceeds were $122 million. We recorded a pre-tax gain on the sale of $40 million ($23 million net of tax) which is included in net earnings in the consolidated statement of operations for the year ended December 31, 2013.

The rigid medical packaging business was included in Other and was comprised of: Nelipak Holdings, located in the Netherlands and Ireland, Alga Plastics, located in the U.S. and ATE located in Costa Rica.

The results of the rigid medical packaging business are presented as discontinued operations, net of tax, in the consolidated statements of operations for the years ended December 31, 2013, 2012 and 2011 and cash flows and related disclosures and, as such, have been excluded from both continuing operations and segment results for all years presented. Assets and liabilities of the rigid medical packaging business have been segregated as assets and liabilities held for sale in the consolidated balance sheet as of December 31, 2012. The operating results of the retained portion of the previously reported Medical Applications business continues to be part of Other.

Following is selected financial information included in net earnings from discontinued operations:

	Year Ended December 31,
	2013	2012	2011
Net sales	$89.6	$88.9	$83.6

Operating profit	$11.4	$10.6	$8.6

Earnings before income tax provision	$11.1	$10.6	$8.6
Income tax provision	3.5	2.8	2.8

Net earnings from discontinued operations	$7.6	$7.8	$5.8

Gain on sale of discontinued operations before income tax provision	$40.2	$—	$—
Income tax provision on sale	17.3	—	—

Net gain on sale of discontinued operations	$22.9	$—	$—

The carrying value of the major classes of assets and liabilities for these discontinued operations were as follows:

December 31, 2012
Assets:
Trade receivables, net	$11.7
Other receivables	0.4
Inventories	7.5
Other current assets	0.8
Property and equipment, net	18.6
Goodwill	40.2
Intangible assets, net	8.1

Assets held for sale	$87.3

Liabilities:
Accounts payable	$3.6
Other current liabilities	3.9
Other liabilities	1.4

Liabilities held for sale	$8.9

There is no continuing involvement in the operations of the entities that make up the discontinued operations.

Sale of Diversey Japan

On November 14, 2012, we completed the sale of Diversey G.K. (“Diversey Japan”) (an indirect subsidiary of Diversey, Inc.) to an investment vehicle of The Carlyle Group (“Carlyle”) for gross proceeds of $323 million, including certain purchase price adjustments. After transaction costs of $10 million, we used substantially of all the net proceeds of $313 million to prepay a portion of our term loans outstanding under our senior secured credit facilities (see Note 12, “Debt and Credit Facilities”). We recorded a pre-tax gain on the sale of $211 million ($179 million net of tax) which is included in net earnings in the consolidated statement of operations for the year ended December 31, 2012.

Diversey Japan was acquired as part of the acquisition of Diversey on October 3, 2011. See Note 4, “Acquisition of Diversey Holdings, Inc.” The Diversey Japan business was part of the Company’s Diversey Care reportable segment. The results of the Diversey Japan business are presented as discontinued operations, net of tax, in the consolidated statements of operations for the years ended December 31, 2012 and 2011 and Cash Flows and related disclosures and, as such, have been excluded from both continuing operations and segment results for all years presented.

Following is selected financial information included in net earnings from discontinued operations:

	2012	2011
Net sales	$273.5	$90.0

Operating profit	$34.1	$17.9

Earnings before income tax provision	$33.0	$18.1
Income tax provision	12.1	7.5

Net earnings from discontinued operations	$20.9	$10.6

Gain on sale of discontinued operations before income tax provision	$210.8	$—
Income tax provision on sale	31.9	—

Net gain on sale of discontinued operations	$178.9	$—

In connection with the sale, we entered into several agreements to provide certain supply and transitional services to Diversey Japan after closing of the sale. While those agreements have generated revenues and cash flows for the Company, the amounts and the Company’s continuing involvement in Diversey operations in Japan are not significant to the Company as a whole.

Note 4 Acquisition of Diversey Holdings, Inc.

Description of Transaction

On October 3, 2011, we completed the acquisition of 100% of the outstanding stock of Diversey Holdings, Inc. Under the terms of the acquisition agreement, we paid in aggregate $2.1 billion in cash consideration and an aggregate of approximately 31.7 million shares of Sealed Air common stock to the shareholders of Diversey. We financed the payment of the cash consideration and related fees and expenses through (a) borrowings under our credit facility, (b) proceeds from our issuance of senior notes and (c) cash on hand. In connection with the acquisition, we also used these borrowings and cash on hand to retire $1.6 billion of existing indebtedness of Diversey. The new credit facility and notes are described in Note 12, “Debt and Credit Facilities.”

We acquired Diversey to position us to capture growth opportunities by developing end-to-end service-based solutions for the food processing and food service industries, to leverage combined research and development investments to develop broader growth initiatives in the food processing and food service industries and to improve access to under-developed markets and increase access to developing regions.

Summary Unaudited Pro Forma Financial Information

The following table presents unaudited supplemental pro forma financial information as if the acquisition of Diversey had occurred on January 1, 2011 for the period presented below. The pro forma results provided below have been revised to reflect the discontinued operations of the rigid medical packaging business and the Diversey Japan business as if those had occurred on January 1, 2011 for the period presented below. The impact of this revision was not material to the results included below.

2011
Net sales	$7,701.4

Operating profit	$578.4

Net earnings from continuing operations	$100.3

Weighted average number of common shares outstanding:
Basic	190.8

Diluted	209.2

Net earnings per common share:
Basic	$0.53

Diluted	$0.48

For the year ended December 31, 2011, material non-recurring pro forma adjustments include the removal of costs related to the acquisition of Diversey of $70 million, including $6 million of acquisition costs included in legacy Diversey’s consolidated statement of operations for the nine months ended September 30, 2011, and the removal of the step-up in inventories, net, of $12 million.

Note 5 Segments

Effective as of January 1, 2014, we changed our segment reporting structure in order to reflect the way management now makes operating decisions and manages the growth and profitability of the business. This change corresponds with management’s current approach of allocating costs and resources and assessing the performance of our segments. We report our segment information in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 280, “Segment Reporting,” (“FASB ASC Topic 280”). There has been no change in our total consolidated financial condition or results of operations previously reported as a result of the change in our segment structure. There were no changes to the reportable segment assets as a result of the change in segment reporting.

As a result, the Company’s new segment reporting structure consists of three reportable segments and an “Other” category and is as follows:

•	Food Care;

•	Diversey Care;

•	Product Care; and

•	Other (includes Corporate, Medical Applications and New Ventures businesses)

The Company’s Food Care, Diversey Care and Product Care segments are considered reportable segments under FASB ASC Topic 280. Our reportable segments are aligned with similar groups of products. Other includes Corporate and the Medical Applications and New Ventures businesses. The Medical Applications and New Ventures businesses were previously included in the Company’s “Other Category.” Other includes certain costs that are not allocated to the reportable segments, primarily consisting of unallocated corporate overhead costs, including administrative functions and cost recovery variances not allocated to the reportable segments from global functional expenses.

Other also includes all items the Company categorizes as special or unusual items that are reported on the condensed consolidated statements of operations. These special items primarily consist of restructuring and other associated costs, expenses related to stock appreciation rights (“SARs”), which were issued in connection with the acquisition of Diversey in 2011, loss on debt redemptions and foreign currency exchange gains/losses related to Venezuelan subsidiaries.

As of January 1, 2014, the Company also changed the segment performance measure in which the chief operating decision maker (“CODM”), the Company’s Chief Executive Officer, assesses segment performance and makes allocation decisions by segment from operating profit (a U.S. GAAP financial measure) to Adjusted EBITDA (a non-U.S. GAAP financial measure). Adjusted EBITDA is defined as Earnings before Interest Expense, Taxes, Depreciation and Amortization, adjusted to exclude the impact of special items. See “Use of Non-U.S. GAAP Information” above for further information of our use of non-U.S. GAAP measures.

We allocate and disclose depreciation and amortization expense to our segments, although property and equipment, net is not allocated to the segment assets, nor is depreciation and amortization included in the segment performance metric Adjusted EBITDA. We also disclose restructuring and other charges and impairment of goodwill and other intangible assets by segment, although these items are not included in the segment performance metric Adjusted EBITDA since restructuring and other charges and impairment of goodwill and other intangible assets are categorized as special items as discussed above. The accounting policies of the reportable segments and Other are the same as those applied to the condensed consolidated financial statements.

The changes in the Company’s segment structure and segment performance measure better provides the CODM with information to assess segment performance and to make resource and allocation decisions, as the new segment structure and performance measure reflect the current management of our businesses. Accordingly, the new measure will also assist our investors by providing them with a better understanding of the segment so that the user can make a more informed decision about the Company, which is consistent with FASB ASC Topic 280.

The following tables show net sales and Adjusted EBITDA by our segment reporting structure:

	2013	2012	2011
Net sales
Food Care	$3,814.2	$3,744.0	$3,242.3
Diversey Care	2,160.8	2,131.9	534.6
Product Care	1,610.0	1,580.4	1,595.0

Total reportable segments	7,585.0	7,456.3	5,371.9
Other	105.8	102.9	95.4

Total	$7,690.8	$7,559.2	$5,467.3

Adjusted EBITDA
Food Care	$613.9	$577.7	$532.3
Adjusted EBITDA margin	16.1%	15.4%	16.4%
Diversey Care	237.3	217.9	39.8
Adjusted EBITDA margin	11.0%	10.2%	7.4%
Product Care	264.5	267.4	263.1
Adjusted EBITDA margin	16.4%	16.9%	16.5%

Total reportable segments Adjusted EBITDA	$1,115.7	$1,063.0	$835.2
Adjusted EBITDA margin	14.7%	14.3%	15.5%
Other	(77.7)	(82.3)	(79.3)
Adjusted EBITDA margin	(73.4)%	(80.0)%	(83.1)%

Total Company Adjusted EBITDA	$1,038.0	$980.7	$755.9

Adjusted EBITDA margin	13.5%	13.0%	13.8%

The following table shows a reconciliation of Non-U.S. GAAP Total Company Adjusted EBITDA to U.S. GAAP net earnings from continuing operations:

	2013	2012	2011
Non-U.S. GAAP Total Company Adjusted EBITDA	$1,038.0	$980.7	$755.9
Depreciation and amortization(1)	(307.5)	(317.1)	(208.3)
Special items(2):
Write-down of non-strategic assets included in depreciation and amortization(2)	5.3	0.8	—
Impairment of goodwill and other intangible assets(3)	—	(1,892.3)	—
Restructuring and other charges(4)	(73.8)	(142.5)	(52.2)
Other restructuring associated costs included in cost of sales and selling general and administrative expenses	(32.0)	(38.9)	(3.9)
SARs	(38.1)	(18.4)	—
Costs related to the acquisition and integration of Diversey	(1.1)	(7.4)	(64.8)
Impairment of equity method investment in 2013 and 2012 including related bad debt write-down of $2.3 million in 2012	(2.1)	(25.8)	—
Foreign currency exchange losses related to Venezuelan subsidiaries	(13.1)	(0.4)	(0.3)
Loss on debt redemption	(36.3)	(36.9)	—
Settlement agreement related costs	(1.0)	(0.7)	(0.9)
Additional cost of sales for the step-up in inventories, net related to the Diversey acquisition in 2011	—	—	(10.8)
Legacy Diversey non-recurring charges in 2011	—	—	(12.6)
Gain on sale of facility in 2011	—	—	3.9
Other expense, net	0.4	1.0	—
Interest expense	(361.0)	(384.7)	(216.6)
Income tax provision (benefit)	84.0	(264.7)	56.7

U.S. GAAP net earnings (loss) from continuing operations	$93.7	$(1,617.9)	$132.7

(1)	Depreciation and amortization by segment is as follows:

	2013	2012	2011
Food Care	$118.4	$140.0	$113.7
Diversey Care	132.3	127.6	34.7
Product Care	38.2	37.9	40.9

Total reportable segments	288.9	305.5	189.3
Other (includes write-down of non-strategic assets)	18.6	11.6	19.0

Total Company	$307.5	$317.1	$208.3

(2)	Includes items the Company considers unusual or special items. See “Non-U.S. GAAP information” above for further information.
(3)	Impairment of goodwill and other intangible assets in 2012 by our segment reporting structure was as follows:

2012
Food Care	$543.4
Diversey Care	1,326.7
Product Care	—
Other	22.2

Total	$1,892.3

See Note 8, “Goodwill and Identifiable Intangible Assets” for a discussion of the facts and circumstance that led to this impairment in 2012.

(4)	Restructuring and other charges by our segment reporting structure were as follows:

	2013	2012	2011
Food Care	$25.1	$72.0	$13.1
Diversey Care	32.2	53.1	39.5
Product Care	16.4	16.7	(0.4)
Other	0.1	0.7	—

Total	$73.8	$142.5	$52.2

The restructuring and other charges in 2013 primarily relate to our previously announced Earnings Quality Improvement Program (EQIP). The restructuring and other charges in 2012 and 2011 primarily relate to the Integration and Optimization Program (IOP). See Note 10, “Restructuring Activities,” for further discussion.

Assets by Reportable Segments

The following table shows assets allocated by our segment reporting structure. Only assets which are identifiable by segment and reviewed by our chief operating decision maker by segment are allocated to the reportable segment assets, which are trade receivables, net, and finished goods inventories, net. All other assets are included in “Assets not allocated.”

	December 31, 2013	December 31, 2012
Assets:
Trade receivables, net, and finished goods inventories, net
Food Care	$768.5	$811.9
Diversey Care	543.0	587.8
Product Care	310.1	331.3
Other	19.3	22.0

Total segments and other	1,640.9	1,753.0
Assets not allocated
Cash and cash equivalents	992.4	679.6
Property and equipment, net	1,134.5	1,194.2
Goodwill	3,114.6	3,151.2
Intangibles, net	1,016.9	1,131.6
Assets held for sale	—	87.3
Other assets	1,234.9	1,334.8

Total	$9,134.2	$9,331.7

Allocation of Goodwill and Identifiable Intangible Assets to Reportable Segments

Our management views goodwill and identifiable intangible assets as corporate assets, so we do not allocate their balances to the reportable segments. However, we are required to allocate their balances to each reporting unit to perform our annual impairment review, which we do during the fourth quarter of the year. See Note 8, “Goodwill and Identifiable Intangible Assets,” for the allocation of goodwill and identifiable intangible assets and the changes in their balances in the year ended December 31, 2013 by our segment reporting structure, and the details of our impairment review.

Geographic Information

	2013	2012	2011
Net sales(1):
United States	2,729.7	2,684.7	2,279.6
Canada	277.2	267.7	172.6
Europe	2,447.8	2,416.5	1,581.9
Latin America	824.3	799.7	545.7
AMAT	846.8	794.4	346.0
JANZ	565.0	596.2	541.5

Total	7,690.8	7,559.2	5,467.3

Total long-lived assets(1)(2):
United States	2,918.0	2,985.0	4,536.3
Canada	93.0	105.8	48.0
Europe	1,591.5	1,643.2	1,945.3
Latin America	233.6	259.8	385.4
AMAT	650.0	699.8	815.8
JANZ	167.3	198.5	169.9

Total	5,653.4	5,892.1	7,900.7

(1)	Net sales attributed to the geographic areas represent net sales to external customers. No non-U.S. country had net sales in excess of 10% of consolidated net sales or long-lived assets in excess of 10% of consolidated long-lived assets at December 31, 2013 and 2012.
(2)	Total long-lived assets are total assets excluding total current assets and deferred tax assets.

Note 6 Inventories

The following table details our inventories and the reduction of certain inventories to a LIFO basis:

	December 31, 2013	December 31, 2012
Inventories (at FIFO, which approximates replacement value):
Raw materials	$116.6	$124.2
Work in process	110.9	117.0
Finished goods	514.5	539.1

Subtotal (at FIFO)	742.0	780.3
Reduction of certain inventories to LIFO basis	(53.6)	(51.4)

Total	$688.4	$728.9

We determine the value of our legacy Sealed Air non-equipment U.S. inventories by the last-in, first-out or LIFO inventory method. U.S. inventories determined by the LIFO method were $101 million at December 31, 2013 and $104 million at December 31, 2012.

Note 7 Property and Equipment, net

The following table details our property and equipment.

	December 31, 2013	December 31, 2012
Land and improvements	$135.8	$139.4
Buildings	729.6	704.8
Machinery and equipment	2,488.4	2,531.3
Other property and equipment	164.8	145.9
Construction-in-progress	107.1	85.7

Property and equipment, gross	3,625.7	3,607.1
Accumulated depreciation and amortization	(2,491.2)	(2,412.9)

Property and equipment, net	$1,134.5	$1,194.2

The following table details our interest cost capitalized and depreciation and amortization expense for property and equipment for the three years ended December 31, 2013.

	December 31,
	2013	2012	2011
Interest cost capitalized	$4.9	$5.5	$4.2

Depreciation and amortization expense for property and equipment	$160.2	$167.5	$144.3

Note 8 Goodwill and Identifiable Intangible Assets

Goodwill

We review goodwill for impairment on a reporting unit basis annually during the fourth quarter of each year and whenever events or changes in circumstances indicate the carrying value of goodwill may not be recoverable. While we are permitted to conduct a qualitative assessment to determine whether it is necessary to perform a two-step quantitative goodwill impairment test, for our annual goodwill impairment test in the fourth quarter of 2013, we performed a quantitative test for all of our reporting units.

The goodwill impairment test involves a two-step process. In step one, we compare the fair value of each of our reporting units to its carrying value, including the goodwill allocated to the reporting unit. If the fair value of the reporting unit exceeds its carrying value, there is no indication of impairment and no further testing is required. If the fair value of the reporting unit is less than the carrying value, we must perform step two of the impairment test to measure the amount of impairment loss, if any. In the step two, the reporting unit’s fair value is allocated to all of the assets and liabilities of the reporting unit, including any unrecognized intangible assets, in a hypothetical analysis that calculates the implied fair value of goodwill in the same manner as if the reporting unit was being acquired in a business combination. If the implied fair value of the reporting unit’s goodwill is less than the carrying value, the difference is recorded as an impairment loss.

2013 Annual Impairment Test

During the fourth quarter of 2013, we completed step one of our annual goodwill impairment test for our reporting units. We concluded that the fair values of these reporting units were above their carrying values and, therefore, there was no indication of impairment.

We estimated the fair value of these reporting units using a weighting of fair values derived from an income and market approaches. Under the income approach, we determine the fair value of a reporting unit based on the present value of estimated future cash flows. Cash flow projections are based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used is based on a weighted average cost of capital adjusted for the relevant risk associated with the characteristics of the business and the projected cash flows. The market approaches estimate fair value based on market multiples of revenue and earnings derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit.

Third Quarter 2012 Interim Impairment Test

During the third quarter of 2012, we determined that sufficient indicators of potential impairment existed to require an interim goodwill impairment analysis for certain of our legacy-Diversey reporting units (North America, Europe and Latin America) included in the legacy-Diversey segment. These indicators included the recent business performance of those reporting units, combined with the long-term market conditions and business trends within the underlying regions. We estimated the fair value of these reporting units using a weighting of fair values derived from an income and market approach. Under the income approach, we determine the fair value of a reporting unit based on the present value of estimated future cash flows. Cash flow projections are based on management’s estimates of revenue growth rates and operating margins, taking into consideration industry and market conditions. The discount rate used is based on a weighted average cost of capital adjusted for the relevant risk associated with the characteristics of the business and the projected cash flows. The market approach estimates fair value based on market multiples of revenue and earnings derived from comparable publicly traded companies with similar operating and investment characteristics as the reporting unit. Based on the results of the step one impairment test, the fair value of the reporting units was substantially lower than the carrying value for those reporting units (regions mentioned above). As a result, we recorded an estimated $1.1 billion goodwill impairment charge in the three months ended September 30, 2012, which is included in impairment of goodwill and other intangible assets in the consolidated statements of operations. At the time, the charge was included in the legacy-Diversey segment.

In addition, during the third quarter of 2012 and prior to performing the step one impairment test, we considered the same indicators of potential impairment noted above as related to the indefinite lived assets of those reporting units. When indicators of impairment are present, we determine the fair value of the indefinite lived assets and compare them to their carrying values. We estimate the fair value of these assets using a relief from royalty method under an income approach. The key assumptions for this method are revenue projections, a royalty rate as determined by management in consultations with valuation experts, and a discount rate, established as discussed above. Based on our analysis, the fair values of an indefinite lived tradename was lower than its carrying value. As a result, we recorded a pre-tax impairment charge of $189 million associated with the Diversey tradename in the three months ended September 30, 2012, which is included in impairment of goodwill and other intangible assets in the consolidated statements of operations. At the time, the charge was included in the legacy-Diversey segment.

During the fourth quarter of 2012, we concluded step two of our interim impairment test for the legacy-Diversey reporting units noted above. This process resulted in the reduction of the estimated pre-tax goodwill impairment charge by $326 million. The reduction of the third quarter charge was due to the fair value of certain definite lived assets being less than their carrying value. While the discounted cash flows determined during the step one impairment review were less than the carrying value, the asset groups’ undiscounted cash flows associated with those reporting units were in excess of the carrying values, as such there was no impairment of those reporting units’ definite lived intangibles and long lived assets.

2012 Annual Impairment Test

During the fourth quarter of 2012, we completed step one of our annual goodwill impairment test for our legacy Sealed Air reporting units and Diversey’s Asia Pacific, Africa and Turkey (“APAT”) reporting unit. We concluded that the fair values of these reporting units were above their carrying values and, therefore, for these reporting units there was no indication of impairment.

New Reporting Units

In the fourth quarter of 2012, we began to operate under the new reporting structure, which resulted in a change in the composition of our reporting units. In the third quarter of 2013, we renamed our global business divisions under our segment reporting structure. There was no impact to the reportable segment results.

In connection with the new reporting structure in the fourth quarter of 2012, legacy-Diversey was divided into two reporting units, Hygiene Solutions (included in the Food & Beverage segment, renamed to Food Care segment) and Institutional & Laundry (its own segment, renamed to Diversey Care segment).

In addition, we combined (i) Sealed Air’s legacy Food Packaging and Food Solutions into the Packaging Solutions reporting unit (included in the Food & Beverage segment, renamed to Food Care segment), and (ii) Sealed Air’s legacy Protective Packaging, Shrink Packaging and Specialty Foam business of the former Specialty Materials reporting unit into the new Protective Packaging reporting unit (its own segment, renamed to Product Care segment).

Fourth Quarter 2012 Interim Impairment Test

At the end of the fourth quarter of 2012, based on the operating results under our new reporting structure, we determined that sufficient indicators of potential impairment existed to require an interim goodwill impairment analysis for our Diversey Care and Hygiene Solutions reporting units. These indicators included the recent business performance of those reporting units as compared to the projections developed during the third quarter 2012 interim impairment review. We performed steps one and two of the impairment test for each of these two reporting units using the same approach as noted above.

Prior to performing the step one interim impairment test, we first evaluated the indefinite lived intangible assets allocated to the Diversey Care and Hygiene Solutions reporting units. On an annual basis, or when indicators of impairment are present, we determine the fair value of the indefinite lived assets and compare them to their carrying values. We estimate the fair value of these assets using a relief from royalty method under an income approach. Based on our analysis, the fair values of certain indefinite lived trademarks were lower than their carrying values. As a result, we recorded a pre-tax impairment charge of $441 million in the fourth quarter of 2012, which is included in impairment of goodwill and other intangible assets in the consolidated statements of operations and reflected in the Food Care ($140 million) and Diversey Care ($301 million) segments.

We also evaluated the recoverability of long lived assets of these reporting units. When indicators of impairment are present, we test definite lived and long lived assets for recoverability by comparing the carrying value of an asset group to their undiscounted cash flows. We considered the lower than expected revenue and profitability levels over a sustained period of time, and downward revisions to our cash flow forecasts for a portion of these reporting units to be indicators of impairment for their long-lived assets. Based on the results of the recoverability test, we determined that the carrying value of certain asset groups of the Hygiene Solutions reporting unit were higher than their undiscounted cash flow. We then looked at specific long-lived assets in those asset groups and determined that the carrying value of the customer relationships intangible assets exceeded their fair value. We estimated the fair value of those assets, primarily using the excess earnings method under an income approach. The key assumptions for this method are a projection of future revenue and profitability as determined by management, the expected survivorship and discount rate, established as discussed above. As a result, we recorded a pre-tax impairment charge of $149 million in the fourth quarter of 2012, which is included in the impairment of goodwill and other intangible assets in the consolidated statement of operations and reflected in the Food Care segment.

We also completed steps one and two of the interim goodwill impairment test for these reporting units. As a result, in the fourth quarter of 2012, we recorded an additional goodwill impairment charge for the Hygiene Solutions reporting unit of $174 million and $97 million for the Diversey Care reporting unit, which is included in impairment of goodwill and other intangible assets in the consolidated statements of operations.

At December 31, 2012 after completing our step one and step two interim goodwill impairment testing, we determined that the fair value of the Diversey Care reporting unit remained 12% below its carrying value. We also determined, prior to performing step one of the goodwill impairment review in the fourth quarter of 2012, that the undiscounted cash flows for the asset groups within the Diversey Care reporting unit, including customer relationships exceeded their carrying values. Accordingly, no impairment charge was required in 2012.

As part of the step two interim goodwill impairment testing, the Company estimated the fair value of the customer relationships included in the Diversey Care reporting unit using an excess earnings method under an income approach. The key assumptions for this method are a projection of future revenue and profitability as determined by management, the expected survivorship and discount rate. As a result, our step two analysis with respect to the Diversey Care reporting unit yielded fair values for our customer relationship intangible assets that were less than their carrying value. We also determined that there was no material fair value to assign to unrecognized intangible assets.

As a result of completing the Diversey Care reporting unit step two goodwill impairment test in the fourth quarter of 2012, we determined that the implied fair value of the reporting unit’s goodwill was less than its carrying value. Accordingly, we recorded an additional goodwill impairment charge for the Diversey Care reporting unit of $97 million, which is included in impairment of goodwill and other intangible assets in the consolidated statements of operations. We determined that the remaining goodwill at December 31, 2012 of $1,143.1 million allocated to the Diversey Care reporting unit after the completion of step two was recoverable.

Allocation of Goodwill to Reporting Units

Due to the changes in our segment reporting structure during the fourth quarter of 2012, we reassigned goodwill to our new reporting units using a relative fair value approach. Goodwill of the Food Care segment combines goodwill of two reporting units: Packaging Solutions, which includes former legacy Sealed Air’s Food Packaging and Food Solutions packaging reporting units, and Hygiene Solutions, which was previously reported in the legacy-Diversey segment. Goodwill of the Diversey Care segment also includes a portion of the goodwill previously reported in the legacy-Diversey segment. Goodwill of the Product Care segment combines goodwill of the former legacy Sealed Air’s Protective Packaging and Shrink Packaging reporting units and the specialty foam business of the former Specialty Materials reporting unit.

The goodwill of the Other Category is represented by the goodwill of the Medical Applications reporting unit. The following table shows our goodwill balances by our new segment reporting structure:

	Gross Carrying Value at December 31, 2012	Accumulated Impairment	Carrying Value at December 31, 2012	Impact of Foreign Currency Translation Year Ended December 31, 2013	Gross Carrying Value at December 31, 2013	Accumulated Impairment	Carrying Value at December 31, 2013
Food Care	$837.7	$(208.0)	$629.7	$(4.0)	$833.7	$(208.0)	$625.7
Diversey Care	2,026.1	(883.0)	1,143.1	(32.0)	1,994.1	(883.0)	1,111.1
Product Care	1,372.7	—	1,372.7	0.1	1,372.8	—	1,372.8
Other Category	5.7	—	5.7	(0.7)	5.0	—	5.0

Total	$4,242.2	$(1,091.0)	$3,151.2	$(36.6)	$4,205.6	$(1,091.0)	$3,114.6

The excess of estimated fair values over carrying value, including goodwill for each of our reporting units that had goodwill as of the 2013 annual impairment test were the following:

Reporting Unit	% by Which Estimated Fair value exceeds Carrying Value As of December 31, 2013
Food Care — Packaging Solutions	321%
Food Care — Hygiene Solutions	91%
Diversey Care	27%
Product Care	35%
Medical Applications	96%

(1)	The Medical Applications reporting unit as of our 2013 annual goodwill test date included the rigid medical packaging business which was disposed of on December 6, 2013. Included in the assets that were disposed of was approximately $40.2 million of goodwill that was previously included in the Medical Applications reporting unit. See Note 3, “Divestitures”, for further details regarding this disposition.

As noted in the table above, the Diversey Care reporting unit’s fair value exceeded its carrying value by 27% as a result of our 2013 annual goodwill impairment review. However, as of the fourth quarter of 2012, the fair value of our Diversey Care reporting unit was below its carrying value by 12% because the fair value of the customer relationship intangible assets within the reporting unit determined in our step two test discussed above was below their carrying value. The asset groups containing these customer relationships were also tested for impairment and determined to have undiscounted cash flows that exceeded their carrying values. Accordingly, no impairment of the customer relationship intangible assets was required.

For our 2013 annual impairment test, the Hygiene Solutions reporting unit had an estimated fair value in excess of its respective carrying value of approximately 91% which represents an increase from the 8% previously calculated as of the fourth quarter of 2012.

As noted above, the fair value determined under step one of the goodwill impairment test completed in the fourth quarter of 2013 increased and there was no impairment of goodwill. However, if the fair value decreases in future periods, the Company may fail step one of the goodwill impairment test and be required to perform step two. In performing step two, the fair value would again have to be allocated to all of the assets and liabilities of the reporting unit. Therefore, any potential goodwill impairment charge would be dependent upon the estimated fair value of the reporting unit at that time and the outcome of step two of the impairment test. The fair values of the assets and liabilities of the reporting unit, including the intangible assets could vary depending on the various factors as discussed above.

The future occurrence of a potential indicator of additional impairment, such as a decrease in expected net earnings, adverse equity market conditions, a decline in current market multiples, a decline in our common stock price, a significant adverse change in legal factors or business climates, an adverse action or assessment by a regulator, unanticipated competition, strategic decisions made in response to economic or competitive conditions, or a more-likely-than-not expectation that a reporting unit or a significant portion of a reporting unit will be sold or disposed of, could require an interim assessment for some or all of the reporting units before the next required annual assessment. In the event of significant adverse changes of the nature described above, we might have to recognize an additional non-cash impairment of goodwill, which could have a material adverse effect on our consolidated financial condition and results of operations.

Identifiable Intangible Assets

The following tables summarize our identifiable intangible assets with definite and indefinite useful lives:

	December 31, 2013				December 31, 2012
	Gross Carrying Value	Accumulated Amortization	Accumulated Impairment(1)(2)	Net	Gross Carrying Value	Accumulated Amortization	Accumulated Impairment(1)(2)	Net
Customer relationships	$961.3	$(171.2)	(148.9)	$641.2	$963.1	$(105.7)	$(148.9)	$708.5
Trademarks and trade names	881.5	(0.1)	(630.2)	251.2	881.9	(0.5)	(630.2)	251.2
Technology	252.6	(128.0)	(22.2)	102.4	243.2	(78.8)	(22.2)	142.2
Contracts	44.0	(21.9)	—	22.1	44.4	(14.7)	—	29.7

Total	$2,139.4	$(321.2)	$(801.3)	$1,016.9	$2,132.6	$(199.7)	$(801.3)	$1,131.6

(1)	During the third quarter of 2012, we determined that sufficient indicators existed to require an interim impairment review of our Diversey tradename. Based on our analysis, the fair value of this intangible was lower than the carrying value, which resulted in a pre-tax impairment charge of $189 million. In addition, during the fourth quarter of 2012, we completed our annual impairment test for other indefinite lived intangibles and we performed an interim impairment review of our customer relationships and trademarks and trade names. As a result, we recorded a total impairment charge of $779 million which is included in impairment of goodwill and other intangible assets on the consolidated statements of operations in the year ended December 31, 2012.
(2)	During the fourth quarter of 2012, we made a decision to suspend certain development efforts and abandon future product development work on a project included in our Other Category for segment reporting. As a result, we recorded an impairment of $22 million ($14 million, net of taxes), which is included in impairment of goodwill and other intangible assets on the consolidated statements of operations in the year ended December 31, 2012.

The intangible assets include $251 million of trademarks and trade names that we have determined to have indefinite useful lives, acquired in connection with the acquisition of Diversey.

The following table shows the remaining estimated future amortization expense at December 31, 2013.

Year	Amount
2014	$111.4
2015	85.8
2016	84.8
2017	79.4
Thereafter	404.6

Total	$766.0

The remaining weighted average useful life of our finite-lived intangible assets was 9.5 years as of December 31, 2013.

Note 9 Accounts Receivable Securitization Programs

U.S. Accounts Receivables Securitization Program

We and a group of our U.S. operating subsidiaries maintain an accounts receivable securitization program with two banks and issuers of commercial paper administered by these banks. As of December 31, 2013, the maximum purchase limit for receivable interests was $125 million, subject to the availability limits described below.

The amounts available from time to time under the program may be less than $125 million due to a number of factors, including but not limited to our credit ratings, trade receivable balances, the creditworthiness of our customers and our receivables collection experience. During 2013, the level of eligible assets available under the program was lower than $125 million primarily due to our current credit ratings. As a result, the amount available to us under the program was $94 million at December 31, 2013. Although we do not believe that these restrictive provisions presently materially restrict our operations, if an additional event occurs that triggers one of these restrictive provisions, we could experience a further decline in the amounts available to us under the program or termination of the program.

This program expires annually in September and is renewable. In September 2013, before the expiration of the program, we extended the expiration date of the program to September 2014.

European Accounts Receivables Securitization Program

In February 2013, we entered into a European accounts receivable securitization and purchase program with a special purpose vehicle, or SPV, two banks and a group of our European subsidiaries and in the second quarter of 2013, we added two additional subsidiaries into the program. The maximum purchase limit for receivable interests is €95 million, ($131 million USD equivalent) subject to availability limits. This program expires annually in February and is renewable. Before the expiration of the program, we extended the expiration date of the program to February 2015 and also added two additional subsidiaries into the program. The terms and provisions of this program are similar to our U.S. program discussed above. As of December 31, 2013, the amount available under this program was €84 million ($115 million USD equivalent).

The European program is structured to be a securitization of certain trade receivables that are originated by certain of our European subsidiaries. We do not have an equity interest in the SPV. However, since we are considered the primary beneficiary of the SPV, it meets the criteria to be classified as a variable interest entity and is included in our consolidated financial statements. Any activity between the participating subsidiaries and the SPV is eliminated in consolidation. Loans from the banks to the SPV are classified as short-term borrowings in our financial statements.

As of December 31, 2013 and December 31, 2012, we had no amounts outstanding under either the U.S. or European program, and we did not utilize these programs during 2013. Under limited circumstances, the banks and the issuers of commercial paper can end purchases of receivables interests before the above expiration dates. A failure to comply with debt leverage or various other ratios related to our receivables collection experience could result in termination of the receivables programs. We were in compliance with these ratios at December 31, 2013 and December 31, 2012, as applicable.

Note 10 Restructuring Activities

The following table details our restructuring activities:

	2013				2012				2011
	IOP	EQIP	Other	Total	IOP	EPC	Other	Total	IOP	EPC	Other	Total
Other associated costs	$14.1	$11.4	$—	$25.5	$22.2	$12.1	$—	$34.3	$—	$4.0	$—	$4.0
Restructuring charges	(7.0)	80.8	—	73.8	144.9	(1.3)	(1.1)	142.5	52.2	1.0	(1.0)	52.2

Total	$7.1	$92.2	$—	$99.3	$167.1	$10.8	$(1.1)	$176.8	$52.2	$5.0	$(1.0)	$56.2

Earnings Quality Improvement Program (EQIP)

In May 2013, we announced the commencement of EQIP, which is an initiative to deliver meaningful cost savings and network optimization. The costs associated with this plan consist primarily of (i) a reduction in headcount (expected to be approximately 550-650 employees) and other costs associated with divisional realignment and connected profitability improvement programs, including severance and termination benefits for employees, expected to be approximately $105 million to $120 million, and (ii) costs and capital expenditures associated with incremental supply chain network optimization projects, including facility relocation and closures, expected to be approximately $85 million to $90 million. As a result, we currently estimate that we will incur total costs of approximately $190 million to $210 million in connection with implementation of this plan, including capital expenditures of approximately $50 million to $55 million. The plan is expected to be substantially completed by the end of 2015.

The associated costs included in the table above primarily consist of consulting and related costs incurred in connection with the reorganization and rebranding of the Company and its divisions, which were included in selling, general and administrative expenses on the consolidated statements of operations for the year ended December 31, 2013. The restructuring charges included in the table above primarily consist of termination and benefit costs.

The restructuring accrual, spending and other activity for the year ended December 31, 2013 and the accrual balance remaining at December 31, 2013 related to this program were as follows:

EQIP restructuring accrual at December 31, 2012	$—
Accrual and accrual adjustments	80.8
Cash payments during 2013	(26.2)
Effect of changes in foreign currency exchange rates	1.3

EQIP restructuring accrual at December 31, 2013	$55.9

Cash payments including associated costs were $38 million in the year ended December 31, 2013. We expect to pay $46 million of the accrual balance remaining at December 31, 2013 within the next twelve months. This amount is included in accrued restructuring costs on the consolidated balance sheet at December 31, 2013. The majority of the remaining accrual of $10 million is expected to be paid in 2015 with minimal amounts to be paid out in 2016. This amount is included in other liabilities on our consolidated balance sheet at December 31, 2013.

Capital Expenditures

Capital expenditures related to this program were $11 million in 2013. Capital expenditures are mainly related to purchases for equipment for facility and supply chain network.

Integration and Optimization Program (IOP)

In December 2011, we initiated a restructuring program associated with the integration of Diversey’s business following our acquisition of Diversey on October 3, 2011. The program primarily consists of (i) reduction in headcount, (ii) consolidation of facilities, and (iii) supply chain network optimization, and (iv) certain other capital expenditures. This program is expected to be completed by the end of 2014.

The associated costs in the table above primarily consist of consulting fees included in selling, general and administrative expenses on the consolidated statement of operations in 2013. The associated costs in 2012 include asset impairment charges of $12 million and professional and consulting fees of $6 million and other costs for $4 million. Asset impairment charges include (i) a $4 million charge related to a facility closure in the U.S., reported in cost of sales in our Food Care segment, and (ii) an $8 million charge related to a planned facility closure in France, reported in cost of sales in our Diversey Care segment.

The restructuring charges included in the table above primarily consist of employee termination and benefits costs, including cash-settled stock appreciation rights that were previously issued to Diversey employees as a portion of the total consideration for the acquisition of Diversey of $1 million in 2013, as compared to $9 million in 2012. See Note 19, “Stockholders’ Equity,” for further details of these awards. These charges were included in restructuring and other charges on our condensed consolidated statements of operations.

The restructuring accrual, spending and other activity for the year ended December 31, 2013 and the accrual balance remaining at December 31, 2013 related to this program were as follows:

IOP restructuring accrual at December 31, 2012	$88.2
Revision to accrual	(10.9)
Additional accrual	3.9
Cash payments during 2013	(55.3)
Effect of changes in foreign currency exchange rates	(1.4)

IOP restructuring accrual at December 31, 2013	$24.5

Cumulative cash payments made in connection with this program through December 31, 2013 were $202 million. We expect to pay $24 million of the accrual balance remaining at December 31, 2013 within the next twelve months. This amount is included in other current liabilities on the consolidated balance sheet at December 31, 2013. The majority of the remaining accrual of $1 million is expected to be paid out in 2015. This amount is included in other liabilities on the consolidated balance sheet at December 31, 2013.

Capital Expenditures

Capital expenditures related to this program were $14 million in 2013, $14 million in 2012 and none in 2011. Capital expenditures are mainly related to purchases for equipment for facility and supply chain network.

Note 11 Other Liabilities

The following tables detail our other current liabilities and other liabilities at December 31, 2013 and 2012:

	December 31,
	2013	2012
Other current liabilities:
Accrued salaries, wages and related costs	$300.6	$262.2
Accrued operating expenses	303.3	319.1
Income taxes payable	35.6	23.5
Accrued customer volume rebates	176.5	167.4
Accrued interest	67.4	63.4
Accrued employee benefit liability	7.0	9.7

Total	$890.4	$845.3

	December 31,
	2013	2012
Other liabilities:
Accrued employee benefit liability	$262.0	$291.5
Other postretirement liability	70.1	77.3
Other various liabilities	315.8	276.1

Total	$647.9	$644.9

Note 12 Debt and Credit Facilities

Our total debt outstanding consisted of the amounts set forth on the following table:

	December 31, 2013	December 31, 2012
Short-term borrowings	$81.6	$39.2
Current portion of long-term debt(1)	201.5	1.8

Total current debt	283.1	41.0
5.25% Senior Notes due April 2023	425.0	—
12% Senior Notes due February 2014(1)	—	153.4
Term Loan A Facility due October 2016, less unamortized lender fees of $8.4 in 2013 and $15.4 in 2012(1)(2)	634.8	843.9
7.875% Senior Notes due June 2017, less unamortized discount of $5.5 in 2012(3)	—	394.5
Term Loan B Facility due October 2018, less unamortized lender fees of $7.3 in 2013 and $10.7 in 2012, and unamortized discount of $10.8 in 2013 and $15.6 in 2012 (2)	681.6	771.6
8.125% Senior Notes due September 2019	750.0	750.0
6.50% Senior Notes due December 2020	424.1	425.0
8.375% Senior Notes due September 2021	750.0	750.0
6.875% Senior Notes due July 2033, less unamortized discount of $1.4 in 2013 and 2012	448.6	448.6
Other	2.3	3.8

Total long-term debt, less current portion	4,116.4	4,540.8

Total debt(4)	$4,399.5	$4,581.8

(1)	The 12% Senior Notes due February 2014 were included in current portion of long-term debt as of December 31, 2013 and subsequently repaid upon the maturity on February 14, 2014. In addition, we reclassified $50 million of Term Loan A installment payments to current portion of long term debt due to expected pre-payments of this debt in 2014.
(2)	In 2013, we prepaid a portion of our 2014 Term Loan A ($152 million) and Term Loan B ($105 million) installments.
(3)	During 2013, we purchased all of our outstanding $400 million 7.875% Senior Notes due 2017. See below for further discussion.
(4)	The weighted average interest rate on our outstanding debt was 6.2% as of December 31, 2013 and 6.4% as of December 31, 2012.

Senior Notes

2013 Activity

In March 2013, we issued $425 million of 5.25% senior notes and used substantially all of the proceeds to retire the 7.875% Senior Notes due June 2017. We repurchased the 7.875% Senior Notes at fair value. The aggregate repurchase price was $431 million, which included the principal amount of $400 million, a 6% premium of $23 million and accrued interest of $8 million. We recognized a total net pre-tax loss of $32 million, which included the premiums mentioned above.

The 5.25% Senior Notes due April 2023 and their related guarantees were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the U.S. under Regulation S of the Securities Act. These notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the U.S. absent registration or an applicable exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

The 5.25% Senior Notes will mature on April 1, 2023 and interest is payable on April 1 and October 1 of each year, commencing October 1, 2013.

2012 Activity

In November 2012, we issued $425 million of 6.50% Senior Notes and used substantially all of the proceeds to retire the 5.625% Senior Notes due July 2013. We repurchased the 5.625% Senior Notes at fair value. The aggregate repurchase price was $421 million, which included the principal amount of $400 million, a 3% premium of $13 million and accrued interest of $8 million. As a result, we recognized a net pre-tax loss of $12 million, which included the premium mentioned above, less a gain of $1 million on the termination of a related interest rate swap. The loss on debt redemption is included on our consolidated statements of operations.

The 6.50% senior notes due 2020 and their related guarantees were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the U.S. under Regulation S of the Securities Act. These notes have not been registered under the Securities Act, and, unless so registered, may not be offered or sold in the U.S. absent registration or an applicable exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

Credit Facility

2013 Activity

2013 Amended Credit Facility

In November 2013, we amended our senior secured credit facility (the “Amended Credit Facility”). The amendment refinanced the term loan B facilities with a $525 million term loan B dollar tranche and a €128 million term loan B euro tranche. In connection therewith, among other things, (i) the interest margin on each tranche was decreased by 0.75%, (ii) the minimum Eurocurrency rate under the term loan B facilities was reduced from 1.00% to 0.75%, and (iii) the Amended Credit Facility provides for a six-month “soft-call” prepayment protection on the applicable term loan B tranches, requiring us to pay an amount equal to 1% of the aggregate principal if the facility is pre-paid under certain circumstances. We prepaid $101 million and refinanced the remaining principal amount of $697 million of the euro and U.S. dollar denominated portions of the original Term Loan B at 100% of their face value. We recognized a $4 million pre-tax loss on debt redemption included in our results of operations for 2013, consisting of accelerated unamortized original issuance discount, unamortized fees, and fees associated with the transaction.

2012 Activity

2012 Amended Credit Facility

In connection with the sale of Diversey Japan (see Note 3, “Divestitures”), and the repayment of existing indebtedness of the Company and to provide for ongoing liquidity requirements, on November 14, 2012, we entered into an amended senior secured credit facility (the “2012 Amended Credit Facility”). The 2012 Amended Credit Facility consists of: (a) a multicurrency Term Loan A facility denominated in U.S. dollars, Canadian dollars, euros and Japanese yen, (“2012 Amended Term Loan A Facility”), (b) a multicurrency Term Loan B facility denominated in U.S. dollars and euros (“2012 Amended Term Loan B Facility”) and (c) a $700 million revolving credit facility available in U.S. dollars, Canadian dollars, euros, and Australian dollars (“2012 Amended Revolving Credit Facility”). Our obligations under the Amended Credit Facility have been guaranteed by certain of Sealed Air’s subsidiaries and secured by pledges of certain assets and the capital stock of certain subsidiaries.

The 2012 Amended Term Loan A Facility and the Amended Revolving Credit Facility each have a five-year term with final maturity in October 2016 and bear interest at either LIBOR or the base rate (or an equivalent rate in the relevant currency) plus 250 basis points (bps) per annum in the case of LIBOR loans and 150 bps per annum in the case of base rate loans, provided that the interest rates shall be decreased to 225 bps and 125 bps, respectively, upon achievement of a specified leverage ratio. The 2012 Amended Term Loan B Facility has a seven-year term with final maturity in October 2018. Prior to their amendment in November 2013, discussed above, the U.S. dollar-denominated tranche bears interest at either LIBOR or the base rate plus 300 bps per annum in the case of LIBOR loans and 200 bps per annum in the case of base rate loans, and the euro-denominated tranche bears interest at either EURIBOR or the base rate plus 350 bps per annum in the case of EURIBOR loans and 250 bps per annum in the case of base rate loans. LIBOR and EURIBOR were subject to a 1.0% floor under the 2012 Amended Term Loan B Facility.

In connection with the sale of Diversey Japan, we prepaid $90 million and refinanced the remaining principal amount of $80 million of Japanese yen denominated balances owned of the original Term Loan A. As a result, we accelerated $1 million of original unamortized lender fees included as a reduction of the pre-tax gain on the sale of Diversey Japan. We also carried forward $1 million of unamortized lender fees in the carrying amount of the debt instrument. Incremental lender fees and non-lender fees related to the transactions mentioned above were insignificant. These non-lender fees are included in other assets on our consolidated balance sheet. We prepaid $95 million of euro and U.S. dollar denominated portions of the original Term Loan A.

We prepaid $1.1 billion and refinanced the remaining principal amount of $801 million of the euro and U.S. dollar denominated portions of the original Term Loan B at 99.75% of the face value. As a result, we accelerated unamortized original issuance discounts of $9 million and unamortized lender fees of $7 million, which are included in loss on debt redemption on our consolidated statements of operations. We also recorded new original issuance discount and non-lender fees for a total of $2 million, which are included in the carrying amount of the debt instruments. In addition, we recorded $7 million of non-lender fees related to the transactions mentioned above. Those fees are included in loss on debt redemption on our consolidated statements of operations.

The amortization expense of the original issuance discount and lender and non-lender fees is calculated using the effective interest rate method over the lives of the respective debt instruments. Total amortization expense in 2012 related to the debt instruments above was $23 million and is included in interest expense on our consolidated statements of operations.

The Amended Credit Facility provides for customary events of default, including failure to pay principal or interest when due, failure to comply with covenants, materially false representation or warranty made by the Company, certain insolvency or receivership events and a change in control. For certain events of default, the commitments of the lenders will be automatically terminated, and all outstanding obligations under the Amended Credit Facility may be declared immediately due and payable.

The Amended Revolving Credit Facility may be used for working capital needs and general corporate purposes, including the payment of the amounts required upon effectiveness of the Settlement agreement (defined below in Note 18, “Commitments and Contingencies”). We used our Amended Revolving Facility for a short time period in connection with the sale of Diversey Japan. Interest paid for the year ended December 31, 2012 under the Amended Revolving Credit Facility was insignificant. There were no amounts outstanding under the Amended Revolving Credit Facility at December 31, 2013 and 2012.

2011 Activity

Original Credit Facility

In connection with the funding of the cash consideration for the acquisition and the repayment of existing indebtedness of Diversey and to provide for ongoing liquidity requirements, on October 3, 2011, we entered into a senior secured credit facility (the “Credit Facility”). The Credit Facility consisted of: (a) a multicurrency Term Loan A facility denominated in U.S. dollars, Canadian dollars, euros and Japanese yen, (“Term Loan A Facility”), (b) a multicurrency Term Loan B Facility and (c) a $700 million revolving facility available in U.S. dollars, Canadian dollars, euros and Australian dollars (“Revolving Credit Facility”). In connection with entering into the Credit Facility, we terminated our former global credit facility and European credit facility.

The amortization expense of the original issuance discount and lender and non-lender fees is calculated using the effective interest rate method over the lives of the respective debt instruments. Total amortization expense in 2011 related to the debt instruments above was $7 million and is included in interest expense on our consolidated statements of operations.

Lines of Credit

The following table summarizes our available lines of credit and committed and uncommitted lines of credit, including the Revolving Credit Facility discussed above, and the amounts available under our accounts receivable securitization programs. We are not subject to any material compensating balance requirements in connection with our lines of credit.

	December 31, 2013	December 31, 2012
Used lines of credit	$81.6	$39.2
Unused lines of credit(1)	1,015.0	989.5

Total available lines of credit	$1,096.6	$1,028.7

Available lines of credit — committed(1)	$721.9	$700.5
Available lines of credit — uncommitted	374.7	328.2

Total available lines of credit	$1,096.6	$1,028.7

Accounts receivable securitization programs — committed(2)	$209.0	$112.0

(1)	Includes a $700 million revolving senior secured credit facility that expires October 2016.
(2)	See Note 8, “Accounts Receivable Securitization Programs,” for further details.

Other Lines of Credit

Substantially all our short-term borrowings of $82 million at December 31, 2013 and $39 million at December 31, 2012 were outstanding under lines of credit available to several of our foreign subsidiaries. The following table details our other lines of credit.

	December 31, 2013	December 31, 2012
Available lines of credit	$396.6	$328.3
Unused lines of credit	315.0	289.0
Weighted average interest rate	12.3%	10.2%

Covenants

Each issue of our outstanding senior notes imposes limitations on our operations and those of specified subsidiaries. The Amended Credit Facility contains customary affirmative and negative covenants for credit facilities of this type, including limitations on our indebtedness, liens, investments, restricted payments, mergers and acquisitions, dispositions of assets, transactions with affiliates, amendment of documents and sale leasebacks, and a covenant specifying a maximum permitted ratio of Consolidated Net Debt to Consolidated EBITDA (as defined in the Credit Facility). We were in compliance with the above financial covenants and limitations at December 31, 2013 and 2012.

Debt Maturities

The following table summarizes the scheduled annual maturities for the next five years and thereafter of our long-term debt, including the current portion of long-term debt. This schedule excludes debt discounts, interest rate swaps and lender fees.

Year	Amount
2014	$201.5
2015	256.6
2016	391.6
2017	2.1
2018	694.9
Thereafter	2,800.0

Total	$4,346.7

Note 13 Derivatives and Hedging Activities

We report all derivative instruments on our consolidated balance sheets at fair value and establish criteria for designation and effectiveness of transactions entered into for hedging purposes.

As a large global organization, we face exposure to market risks, such as fluctuations in foreign currency exchange rates and interest rates. To manage the volatility relating to these exposures, we enter into various derivative instruments from time to time under our risk management policies. We designate derivative instruments as hedges on a transaction basis to support hedge accounting. The changes in fair value of these hedging instruments offset in part or in whole corresponding changes in the fair value or cash flows of the underlying exposures being hedged. We assess the initial and ongoing effectiveness of our hedging relationships in accordance with our policy. We do not purchase, hold or sell derivative financial instruments for trading purposes. Our practice is to terminate derivative transactions if the underlying asset or liability matures or is sold or terminated, or if we determine the underlying forecasted transaction is no longer probable of occurring.

Foreign Currency Forward Contracts Designated as Cash Flow Hedges

The primary purposes of our cash flow hedging activities are to manage the potential changes in value associated with the amounts receivable or payable on equipment and raw material purchases that are denominated in foreign currencies in order to minimize the impact of the changes in foreign currencies. We record gains and losses on foreign currency forward contracts qualifying as cash flow hedges in other comprehensive income to the extent that these hedges are effective and until we recognize the underlying transactions in net earnings, at which time we recognize these gains and losses in other expense, net, on our consolidated statements of operations.

Net unrealized after tax gains (losses) related to these contracts that were included in other comprehensive income for the years ended December 31, 2013 and 2012 were immaterial. The unrealized amounts in other comprehensive income will fluctuate based on changes in the fair value of open contracts during each reporting period.

Foreign Currency Forward Contracts Not Designated as Hedges

Our subsidiaries have foreign currency exchange exposure from buying and selling in currencies other than their functional currencies. The primary purposes of our foreign currency hedging activities are to manage the potential changes in value associated with the amounts receivable or payable on transactions denominated in foreign currencies and to minimize the impact of the changes in foreign currencies related to foreign currency denominated interest-bearing intercompany loans and receivables and payables. The changes in fair value of these derivative contracts are recognized in other expense, net, on our consolidated statements of operations and are largely offset by the remeasurement of the underlying foreign currency denominated items indicated above. These contracts have original maturities of less than 12 months.

Interest Rate Swaps

From time to time, we may use interest rate swaps to manage our mix of fixed and floating interest rates on our outstanding indebtedness.

At December 31, 2013, we had $100 million notional amount of outstanding interest rate swaps, which did not materially impact our consolidated results of operations or financial position.

In the third quarter of 2012, we terminated the swaps linked to the 12% Senior Notes, although the 12% Senior Notes remained outstanding. We received cash of $2 million resulting from the gain on the termination of the swaps, which is being amortized over the remaining life of the 12% Senior Notes. At December 31, 2012, we had no interest rate swaps outstanding.

In the fourth quarter of 2011, we terminated or offset interest rate swaps on our 5.625% Senior Notes and a portion of our 12% Senior Notes. As a result, we received cash of $7 million related to these terminations and recognized a reduction of interest expense of $1 million and an increase of $6 million in the carrying amount of our 12% Senior Notes and our 5.625% Senior Notes, which is being amortized over the remaining maturities of these notes and included in interest expense on our consolidated statements of operations.

At December 31, 2011, we recorded a mark-to-market adjustment to record an increase of $2 million in the carrying amount of our 12% Senior Notes due to changes in interest rates and an offsetting increase to other assets at December 31, 2011 to record the fair value of the remaining outstanding interest rate swaps. There was no ineffective portion of the hedges recognized in earnings during the period.

As a result of our interest rate swap agreements, interest expense was reduced by $1 million in 2012 and $3 million in 2011.

Other Derivative Instruments

We may use other derivative instruments from time to time, such as foreign exchange options to manage exposure to foreign exchange rates and interest rate and currency swaps related to access to international financing transactions. These instruments can potentially limit foreign exchange exposure by swapping borrowings denominated in one currency for borrowings denominated in another currency. At December 31, 2013 and 2012, we had no foreign exchange options or interest rate and currency swap agreements outstanding.

See Note 14, “Fair Value Measurements and Other Financial Instruments,” for a discussion of the inputs and valuation techniques used to determine the fair value of our outstanding derivative instruments.

Fair Value of Derivative Instruments

The following table details the fair value of our derivative instruments included on our consolidated balance sheets.

	Fair Value of Asset Derivatives(1)		Fair Value of (Liability) Derivatives(1)
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
Derivatives designated as hedging instruments:
Foreign currency forward contracts (cash flow hedges)	$3.4	$0.5	$(1.4)	$(0.8)
Interest rate swaps (fair value hedges)	—	—	(1.0)	—
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	7.1	4.9	(49.1)	(29.6)

Total	$10.5	$5.4	$(51.5)	$(30.4)

(1)	Asset derivatives are included in other assets and liability derivatives are included in other liabilities.

The following table details the effect of our derivative instruments on our consolidated statements of operations.

	Amount of Gain (Loss) Recognized in Earnings on Derivatives(1) Year Ended December 31,
	2013	2012
Derivatives designated as hedging instruments:
Foreign currency forward contracts	$2.3	$—
Derivatives not designated as hedging instruments:
Foreign currency forward contracts	(8.5)	4.6

Total	$(6.2)	$4.6

(1)	Amounts recognized on the foreign currency forward contracts were included in other expense, net. Amounts recognized on the interest rate swaps were included in interest expense.

Note 14 Fair Value Measurements and Other Financial Instruments

Fair Value Measurements

The fair value of our financial instruments, using the fair value hierarchy under U.S. GAAP detailed in “Fair Value Measurements,” of Note 2, “Summary of Significant Accounting Policies and Recently Issued Accounting Standards,” are included in the table below.

December 31, 2013	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents	$491.9	$—	$491.9	$—
Derivative financial instruments net liability:
Interest rate swaps	$1.0	$—	$1.0	$—
Foreign currency forward contracts	$40.0	$—	$40.0	$—

December 31, 2012	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents	$210.0	$—	$210.0	$—
Derivative financial instruments net liability:
Foreign currency forward contracts	$25.0	$—	$25.0	$—

Cash Equivalents

Our cash equivalents at December 31, 2013 and 2012 consisted of commercial paper and time deposits (fair value determined using Level 2 inputs). Since these are short-term highly liquid investments with original maturities of three months or less at the date of purchase, they present negligible risk of changes in fair value due to changes in interest rates.

Derivative Financial Instruments

Our foreign currency forward contracts are recorded at fair value on our consolidated balance sheets using an income approach valuation technique based on observable market inputs (Level 2).

Observable market inputs used in the calculation of the fair value of foreign currency forward contracts include foreign currency spot and forward rates obtained from an independent third party market data provider. In addition, other pricing data quoted by various banks and foreign currency dealers involving identical or comparable instruments are included.

Counterparties to these foreign currency forward contracts and interest rate swaps are rated at BBB or higher by Standard & Poor’s and Baa2 or higher by Moody’s. Credit ratings on some of our counterparties may change during the term of our financial instruments. We closely monitor our counterparties’ credit ratings and if necessary, will make any appropriate changes to our financial instruments. The fair value generally reflects the estimated amounts that we would receive or pay to terminate the contracts at the reporting date.

Other Financial Instruments

The following financial instruments are recorded at fair value or at amounts that approximate fair value: (1) trade receivables, net, (2) certain other current assets, (3) accounts payable and (4) other current liabilities. The carrying amounts reported on our consolidated balance sheets for the above financial instruments closely approximate their fair value due to the short-term nature of these assets and liabilities.

Other liabilities that are recorded at carrying value on our consolidated balance sheets include our senior notes. We utilize a market approach to calculate the fair value of our senior notes. Due to their limited investor base and the face value of some of our senior notes, they may not be actively traded on the date we calculate their fair value. Therefore, we may utilize prices and other relevant information generated by market transactions involving similar securities, reflecting U.S. Treasury yields to calculate the yield to maturity and the price on some of our senior notes. These inputs are provided by an independent third party and are considered to be Level 2 inputs.

We derive our fair value estimates of our various other debt instruments by evaluating the nature and terms of each instrument, considering prevailing economic and market conditions, and examining the cost of similar debt offered at the balance sheet date. We also incorporated our credit default swap rates and currency specific swap rates in the valuation of each debt instrument, as applicable.

These estimates are subjective and involve uncertainties and matters of significant judgment, and therefore we cannot determine them with precision. Changes in assumptions could significantly affect our estimates.

The table below shows the carrying amounts and estimated fair values of our total debt:

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
12% Senior Notes due February 2014	$150.3	$150.6	$153.4	$172.0
Term Loan A Facility due October 2016(1)	684.5	684.5	843.9	843.9
7.875% Senior Notes due June 2017	—	—	394.5	424.8
Term Loan B Facility due October 2018(1)	681.6	681.6	771.6	771.6
8.125% Senior Notes due September 2019	750.0	841.4	750.0	846.8
6.50% Senior Notes due December 2020	424.1	456.7	425.0	463.1
8.375% Senior Notes due September 2021	750.0	853.1	750.0	858.5
5.25% Senior Notes due April 2023	425.0	414.7	—	—
6.875% Senior Notes due July 2033	448.6	431.2	448.6	421.7
Other foreign loans	85.0	84.9	44.2	44.0
Other domestic loans	0.4	0.4	0.6	0.6

Total debt	$4,399.5	$4,599.1	$4,581.8	$4,847.0

(1)	Includes borrowings denominated in currencies other than U.S. dollars.

As of December 31, 2013, we did not have any non–financial assets and liabilities that were carried at fair value on a recurring basis in the consolidated financial statements or for which a fair value measurement was required. Included among our non-financial assets and liabilities that are not required to be measured at fair value on a recurring basis are inventories, net property and equipment, goodwill, intangible assets and asset retirement obligations.

Credit and Market Risk

Financial instruments, including derivatives, expose us to counterparty credit risk for nonperformance and to market risk related to changes in interest or currency exchange rates. We manage our exposure to counterparty credit risk through specific minimum credit standards, establishing credit limits, diversification of counterparties, and procedures to monitor concentrations of credit risk.

We do not expect any of our counterparties in derivative transactions to fail to perform as it is our policy to have counterparties to these contracts that are rated at least BBB or higher by Standard & Poor’s and Baa2 or higher by Moody’s. Nevertheless, there is a risk that our exposure to losses arising out of derivative contracts could be material if the counterparties to these agreements fail to perform their obligations. We will replace counterparties if a credit downgrade is deemed to increase our risk to unacceptable levels.

We regularly monitor the impact of market risk on the fair value and cash flows of our derivative and other financial instruments considering reasonably possible changes in interest and currency exchange rates and restrict the use of derivative financial instruments to hedging activities. We do not use derivative financial instruments for trading or other speculative purposes and do not use leveraged derivative financial instruments.

We continually monitor the creditworthiness of our diverse base of customers to which we grant credit terms in the normal course of business and generally do not require collateral. We consider the concentrations of credit risk associated with our trade accounts receivable to be commercially reasonable and believe that such concentrations do not leave us vulnerable to significant risks of near-term severe adverse impacts. The terms and conditions of our credit sales are designed to mitigate concentrations of credit risk with any single customer. Our sales are not materially dependent on a single customer or a small group of customers.

Note 15 Profit Sharing, Retirement Savings Plans and Defined Benefit Pension Plans

Profit Sharing and Retirement Savings Plans

We have a qualified non-contributory profit sharing plan covering most of our U.S. employees. Contributions to this plan, which are made at the discretion of our Board of Directors, may be made in cash, shares of our common stock, or in a combination of cash and shares of our common stock. We also maintain qualified contributory retirement savings plans in which most of our U.S. employees are eligible to participate. The qualified contributory retirement savings plans generally provide for our contributions in cash based upon the amount contributed to the plans by the participants.

Our contributions to or provisions for the profit sharing plan and retirement savings plans are charged to operations and amounted to $51 million in 2013, $33 million in 2012 and $32 million in 2011. In 2013, 0.9 million shares were contributed as part of our contribution to the 2012 profit sharing plan, and in 2012 0.9 million shares were contributed as part of our contribution to the 2011 profit sharing plan. These shares were issued out of treasury stock. No shares of our common stock were contributed in 2011.

We have various international defined contribution benefit plans which cover certain employees. We have expanded use of these plans in select countries where they have been used to supplement or replace defined benefit plans.

Defined Benefit Pension Plans

We recognize the funded status of each defined pension benefit plan measured as the difference between the fair value of plan assets and the projected benefit obligations of the employee benefit plans on the consolidated balance sheet, with a corresponding adjustment to accumulated other comprehensive loss, net of taxes. Each overfunded plan is recognized as an asset and each underfunded plan is recognized as a liability on our consolidated balance sheets. Subsequent changes in the funded status are recorded in unrecognized pension items, a component of accumulated other comprehensive loss, that is included in total stockholders’ equity. The amount of unamortized pension items is recorded net of tax. The measurement date used by us to determine projected benefit obligations and plan assets is December 31.

We have amortized actuarial gains or losses over the average future working lifetime (or remaining lifetime of inactive participants if there are no active participants). We have used the corridor method, where the corridor is the greater of ten percent of the projected benefit obligation or fair value of assets at year end. If actuarial gains or losses do not exceed the corridor, then there is no amortization of gain or loss.

The following table shows the components of our net periodic benefit cost for the three years ended December 31, for our pension plans charged to operations:

	2013	2012	2011
Net periodic benefit cost:
U.S. and non-U.S. net periodic benefit cost included in cost of sales	$5.8	$5.7	$5.5
U.S. and non-U.S. net periodic benefit cost included in selling, general and administrative expenses	11.1	11.3	10.4

Net periodic benefit cost	$16.9	$17.0	$15.9

The amount recorded in inventory as of December 31, 2013, 2012 and 2011 was not material.

United States

A number of our U.S. employees, including some employees who are covered by collective bargaining agreements, participate in defined benefit pension plans. The following table presents our funded status for 2013 and 2012 for our U.S. pension plans. The measurement date for the defined benefit pension plans presented below is December 31 of each period.

	2013	2012
Change in benefit obligation:
Projected benefit obligation at beginning of period	$210.1	$212.1
Service cost	1.3	1.2
Interest cost	7.9	9.3
Actuarial loss (gain)	(11.3)	6.4
Benefits paid	(8.7)	(8.2)
Settlement/curtailment	(7.1)	(10.7)

Projected benefit obligation at end of period	$192.2	$210.1

Change in plan assets:
Fair value of plan assets at beginning of period	177.6	171.2
Actual gain on plan assets	14.7	22.0
Employer contributions	0.2	3.3
Benefits paid	(8.7)	(8.2)
Settlement/curtailment	(7.1)	(10.7)
Other	0.7	—

Fair value of plan assets at end of period	177.4	177.6

Underfunded status at end of year	$(14.8)	$(32.5)

Amounts included on the consolidated balance sheets consisted of other liabilities of $15 million in 2013 and $33 million in 2012.

The following table shows the components of our net periodic benefit cost for the three years ended December 31, for our U.S. pension plans charged to operations:

	2013	2012	2011
Components of net periodic benefit cost:
Service cost	$1.3	$1.2	$1.1
Interest cost	7.9	9.3	4.8
Expected return on plan assets	(11.1)	(11.2)	(5.1)
Amortization of net prior service cost	0.2	0.2	0.2
Amortization of net actuarial loss	2.2	1.8	1.3

Net periodic benefit cost	$0.5	$1.3	$2.3

The amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost at December 31, 2013, are:

Unrecognized prior service costs	$0.2
Unrecognized net actuarial loss	2.1

Total	$2.3

Changes in plan assets and benefit obligations recognized in other comprehensive income in 2013 were as follows:

Current year actuarial loss (gain)	$(14.1)
Amortization of actuarial loss	(2.2)
Amortization of prior service cost	(0.2)

Total recognized in other comprehensive income	$(16.5)

The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2014 are as follows:

2014
Unrecognized prior service costs	$0.1
Unrecognized net actuarial loss	0.9

Total	$1.0

Information for plans with accumulated benefit obligations in excess of plan assets as of December 31, 2013 is as follows:

Accumulated benefit obligation	$189.2
Fair value of plan assets	177.4

Actuarial Assumptions

Weighted average assumptions used to determine benefit obligations at December 31, 2013 and 2012 were as follows:

	2013	2012
Discount rate	4.6%	3.8%
Rate of compensation increase	3.0	3.5

Weighted average assumptions used to determine net periodic benefit cost for the three years ended December 31, were as follows:

	2013	2012	2011
Discount rate	3.8%	4.6%	4.9%
Expected long-term rate of return	6.5	6.7	6.7
Rate of compensation increase	3.5	3.5	3.5

Estimated Future Benefit Payments

We expect the following estimated future benefit payments, which reflect expected future service as appropriate, to be paid in the years indicated below:

Year	Amount
2014	$13.9
2015	10.8
2016	12.3
2017	12.6
2018	12.5
Thereafter	62.8

Total	$124.9

We expect to contribute $3.5 million of cash to our U.S. defined benefit plans in 2014.

Plan Assets

We review the expected long-term rate of return on plan assets annually, taking into consideration our asset allocation, historical returns, and the current economic environment. The expected return on plan assets is calculated based on the fair value of plan assets at year end. To determine the expected return on plan assets, expected cash flows have been taken into account.

Our long-term objectives for plan investments are to ensure that (a) there is an adequate level of assets to support benefit obligations to participants over the life of the plans, (b) there is sufficient liquidity in plan assets to cover current benefit obligations, and (c) there is a high level of investment return consistent with a prudent level of investment risk. The investment strategy is focused on a long-term total return in excess of a pure fixed income strategy with short-term volatility less than that of a pure equity strategy. To accomplish this objective, we cause assets to be invested in a balanced and diversified mix of equity and fixed income investments. The target asset allocation will typically be 40-50% in equity securities, with a maximum equity allocation of 70%, and 50-60% in fixed income securities, with a minimum fixed income allocation of 30% including cash.

The fair values of our U.S. pension plan assets, by asset category and by the level of fair values at December 31, 2013, are as follows:

	2013				2012
Asset Category	Total Fair Value	Level 1	Level 2	Level 3	Total Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents(1)	$2.3	$—	$2.3	$—	$2.7	$—	$2.7	$—
Fixed income funds(2)	91.7	—	91.7	—	96.2	—	96.2	—
Equity funds(3)	77.2	—	77.2	—	72.2	—	72.2	—
Other(4)	6.2	—	6.1	0.1	6.5	—	0.2	6.3

Total	$177.4	$—	$177.3	$0.1	$177.6	$—	$171.3	$6.3

(1)	Short-term investment fund that invests in a collective trust that holds short-term highly liquid investments with principal preservation and daily liquidity as its primary objectives. Investments are primarily comprised of certificates of deposit, U.S. government treasuries, commercial paper, and time deposits.
(2)	A diversified portfolio of publicly traded government and corporate bonds. There are no restrictions on these investments and they are valued at the net asset value of the shares held at year end, which are supported by the value of the underlying securities and by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date.
(3)	A diversified portfolio of publicly traded domestic and international common stock. There are no restrictions on these investments, and they are valued at the net asset value of the shares held at year end, which are supported by the values of the underlying securities and by the unit prices of actual purchase and sale transactions occurring as of or close to the financial statement date.
(4)	More than 90% is invested in real estate funds with less than $0.5 million invested in alternative investments such as private equity funds, hedge funds and commodities.

The following table shows the activity of our plan assets, which are measured at fair value using Level 3 inputs:

Balance at December 31, 2012	$6.3
Gains on assets sold during year	0.8
(Losses) on assets still held at end of year	(0.9)
Transfers in and/or out of Level 3	(6.1)

Balance at December 31, 2013	$0.1

International

Some of our non-U.S. employees participate in defined benefit pension plans in their respective countries. The following table presents our funded status for 2013 and 2012 for our non-U.S. pension plans. The measurement date for the defined benefit pension plans presented below is December 31 of each period:

	2013	2012
Change in benefit obligation:
Projected benefit obligation at beginning of period	$1,011.8	$833.1
Service cost	11.0	14.9
Interest cost	35.5	37.3
Actuarial loss	34.0	149.8
Settlement/curtailment	(5.6)	(6.8)
Benefits paid	(32.3)	(37.4)
Employee contributions	3.6	3.8
Other	0.4	(0.6)
Foreign exchange impact	12.0	17.7

Projected benefit obligation at end of period	$1,070.4	$1,011.8

Change in plan assets:
Fair value of plan assets at beginning of period	784.0	704.2
Actual gain on plan assets	56.3	66.1
Employer contributions	34.1	40.2
Employee contributions	3.6	3.8
Benefits paid	(32.3)	(37.4)
Settlement/curtailment	(5.5)	(6.5)
Other	(1.1)	(1.0)
Foreign exchange impact	6.7	14.6

Fair value of plan assets at end of period	845.8	784.0

Underfunded status at end of year	$(224.6)	$(227.8)

Amounts included on the consolidated balance sheets consisted of:

	2013	2012
Other assets	$21.7	$33.4
Other current liabilities	(4.6)	(4.5)
Other liabilities	(241.7)	(256.7)

Net amount recognized	$(224.6)	$(227.8)

The following table shows the components of our net periodic benefit cost for the three years ended December 31, for our non-U.S. pension plans charged to operations:

	2013	2012	2011
Components of net periodic benefit cost:
Service cost	$11.0	$14.9	$8.1
Interest cost	35.5	37.3	21.9
Expected return on plan assets	(38.1)	(41.6)	(20.8)
Amortization of net prior service cost	0.2	0.1	0.1
Amortization of net actuarial loss	7.8	5.0	4.2

Net periodic benefit cost	$16.4	$15.7	$13.5

The amounts in accumulated other comprehensive loss that have not yet been recognized as components of net periodic benefit cost at December 31, 2013 are:

Unrecognized prior service costs	$0.6
Unrecognized net actuarial loss	195.2

Total	$195.8

Changes in plan assets and benefit obligations recognized in other comprehensive income in 2013 were as follows:

Current year actuarial loss	$16.2
Amortization of actuarial gain	(7.9)
Amortization of prior service cost	(0.2)
Settlement/curtailment gain	(0.8)
Effects of changes in foreign currency exchange rates	3.9

Total recognized in other comprehensive income	$11.2

The amounts in accumulated other comprehensive loss that are expected to be recognized as components of net periodic benefit cost during 2014 are as follows:

Unrecognized net actuarial loss	$9.5

Total	$9.5

Information for plans with accumulated benefit obligations in excess of plan assets as of December 31, 2013 is as follows:

Accumulated benefit obligation	$829.3
Fair value of plan assets	617.5

Actuarial Assumptions

Weighted average assumptions used to determine benefit obligations at December 31, 2013 and 2012 were as follows:

	2013	2012
Discount rate	3.8%	3.7%
Rate of compensation increase	2.9	2.8

Weighted average assumptions used to determine net periodic benefit cost for the three years ended December 31, were as follows:

	2013	2012	2011
Discount rate	3.7%	4.3%	4.6%
Expected long-term rate of return	5.0	5.9	5.8
Rate of compensation increase	2.8	2.8	2.9

Estimated Future Benefit Payments

We expect the following estimated future benefit payments, which reflect expected future service as appropriate, to be paid in the years indicated:

Year	Amount
2014	$40.2
2015	35.3
2016	36.9
2017	38.8
2018	40.4
Thereafter	216.8

Total	$408.4

We expect to contribute approximately $27 million of cash to our non-U.S. defined benefit plans in 2014.

Plan Assets

We review the expected long-term rate of return on plan assets annually, taking into consideration our asset allocation, historical returns, and the current economic environment.

Our long-term objectives for plan investments are to ensure that (a) there is an adequate level of assets to support benefit obligations to participants over the life of the plans, (b) there is sufficient liquidity in plan assets to cover current benefit obligations, and (c) there is a high level of investment return consistent with a prudent level of investment risk. The investment strategy is focused on a long-term total return in excess of a pure fixed income strategy with short-term volatility less than that of a pure equity strategy. To accomplish this objective, we cause assets to be invested primarily in a diversified mix of equity and fixed income investments.

The fair values of our non-U.S. pension plan assets, by asset category and by the level of fair values are as follows:

	2013				2012
Asset Category	Total Fair Value	Level 1	Level 2	Level 3	Total Fair Value	Level 1	Level 2	Level 3
Cash and cash equivalents(1)	$8.5	$6.7	$1.8	$—	$7.6	$5.8	$1.8	$—
Fixed income funds(2)	405.7	—	405.7	—	404.2	—	404.2	—
Equity funds(3)	341.0	—	341.0	—	290.0	—	290.0	—
Other(4)	90.6	—	3.2	87.4	82.2	—	20.4	61.8

Total	$845.8	$6.7	$751.7	$87.4	$784.0	$5.8	$716.4	$61.8

(1)	Short-term investment fund that invests in a collective trust that holds short-term highly liquid investments with principal preservation and daily liquidity as its primary objectives. Investments are primarily comprised of certificates of deposit, government securities, commercial paper, and time deposits.
(2)	Fixed income funds that invest in a diversified portfolio primarily consisting of publicly traded government bonds and corporate bonds. There are no restrictions on these investments, and they are valued at the net asset value of shares held at year end.
(3)	Equity funds that invest in a diversified portfolio of publicly traded domestic and international common stock, with an emphasis in European equities. There are no restrictions on these investments, and they are valued at the net asset value of shares held at year end.
(4)	The majority of these assets are invested in real estate funds and other alternative investments. Also includes guaranteed insurance contracts, which consists of company and employee contributions and accumulated interest income at guaranteed stated interest rates and provides for benefit payments and plan expenses.

The following table shows the activity of our plan assets, which are measured at fair value using Level 3 inputs.

Balance at December 31, 2012	$61.8
Gains on assets still held	1.0
Purchases, sales and settlements	12.1
Transfers in and/or out of Level 3	10.1
Foreign exchange impact	2.4

Balance at December 31, 2013	$87.4

Note 16 Other Post-Employment Benefits and Other Employee Benefit Plans

Other Postretirement Benefit Plans – Legacy Diversey

In addition to providing pension benefits, we provide for a portion of healthcare, dental, vision and life insurance benefits for certain retired legacy Diversey employees, primarily in North America. Covered employees retiring on or after attaining age 55 and who have rendered at least ten years of service are entitled to post-retirement healthcare, dental and life insurance benefits. These benefits are subject to deductibles, co-payment provisions and other limitations.

Contributions made by us, net of Medicare Part D subsidies received in the U.S., are reported below as benefits paid. We may change the benefits at any time. We have elected to amortize the transition obligation over a 20-year period. The status of these plans, including a reconciliation of benefit obligations, a reconciliation of plan assets and the funded status of the plans, follows:

	Year Ended December 31,
	2013	2012
Change in benefit obligations:
Benefit obligation at beginning of period	$79.9	$71.1
Service cost	0.9	1.0
Interest cost	3.0	3.3
Plan participants’ contributions	—	—
Actuarial loss (gain)	(6.0)	9.2
Benefits paid	(5.2)	(4.4)
Loss due to exchange rate movements	(0.1)	0.1
Plan amendments	0.6	(0.4)

Benefit obligation at end of period	$73.1	$79.9

Change in plan assets:
Fair value of plan assets at beginning of period	$—	$—
Employer contribution	5.2	4.4
Plan participants’ contribution	—	—
Benefits paid	(5.2)	(4.4)

Fair value of plan assets at end of period	$—	$—

Net amount recognized:

Underfunded status	$(73.1)	$(79.9)

Net amount recognized in consolidated balance sheets consists of:
Current liability	$(5.7)	$(5.2)
Noncurrent liability	(67.4)	(74.7)

Net amount recognized	$(73.1)	$(79.9)

Amounts recognized in accumulated other comprehensive loss consist of:
Net actuarial loss	$6.9	$13.2
Prior service credit	(12.1)	(13.4)

Total	$(5.2)	$(0.2)

The accumulated post-retirement benefit obligations were determined using a weighted-average discount rate of 4.5% at December 31, 2013 and 3.8% at December 31, 2012. The components of net periodic benefit cost for the three years ended December 31 were as follows:

	2013	2012	2011
Components of net periodic benefit cost:
Service cost	$0.9	$1.0	$0.3
Interest cost	3.0	3.3	0.8
Amortization of net loss	0.4	—	—
Amortization of prior service credit	(0.7)	(0.9)	(0.1)

Net periodic benefit cost	$3.6	$3.4	$1.0

The amounts in accumulated other comprehensive loss at December 31, 2013 that are expected to be recognized as components of net periodic benefit cost during the next fiscal year are as follows:

Actuarial loss	$—
Prior service (credit)	(0.8)
Transition (asset) obligation	—

Other Postretirement Benefit Plans — Legacy Sealed Air

We generally do not offer our employees postretirement benefits other than programs that are required by the foreign countries in which we operate. In the U.S., we offer a postretirement healthcare program that is fully funded by the participating retired employees, except as noted below. These programs are not material to our consolidated financial condition and results of operations.

Healthcare Cost Trend Rates

For the year ended December 31, 2013, healthcare cost trend rates were assumed to be 4.0% for Belgian plans, 7.0% for U.S. plans in 2014 and decreasing to 5.0% by 2021, and 7.0% for Canadian plans in 2014 decreasing to 5.0% by 2018. The assumed healthcare cost trend rate has an effect on the amounts reported for the healthcare plans. A one percentage point change on assumed healthcare cost trend rates would have the following effect for the year ended December 31, 2013:

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$0.2	$(0.2)
Effect on post-retirement benefit obligation	2.3	(2.7)

The amortization of any prior service cost is determined using a straight-line amortization of the cost over the average remaining service period of employees expected to receive benefits under the plan.

Expected post-retirement benefits (net of Medicare Part D subsidies) for each of the next five years and succeeding five years are as follows:

Year	Amount
2014	$5.9
2015	5.6
2016	5.4
2017	5.3
2018	5.4
Thereafter	26.5

Total	$54.1

Note 17 Income Taxes

The components of earnings (loss) from continuing operations before income tax provision were as follows:

	2013	2012	2011
Domestic	$(95.1)	$(1,449.0)	$(77.6)
Foreign	272.8	(433.6)	267.0

Total	$177.7	$(1,882.6)	$189.4

The components of the income tax provision (benefit) were as follows:

	2013	2012	2011
Current tax expense:
Federal	$(4.3)	$(8.6)	$35.4
State and local	(3.9)	(6.5)	5.5
Foreign	85.2	68.8	76.3

Total current	77.0	53.7	117.2

Deferred tax expense (benefit) :
Federal	3.4	(231.2)	(54.1)
State and local	10.3	(24.8)	(5.2)
Foreign	(6.7)	(62.4)	(1.2)

Total deferred tax benefit	7.0	(318.4)	(60.5)

Total provision (benefit)	$84.0	$(264.7)	$56.7

Deferred tax assets (liabilities) consist of the following:

	December 31,
	2013	2012
Settlement agreement and related accrued interest(1)	$460.7	$442.3
Restructuring reserves	3.1	8.7
Accruals not yet deductible for tax purposes	68.3	74.1
Net operating loss carry forwards	127.0	132.6
Foreign, federal and state credits and investment tax allowances	32.7	53.2
Employee benefit items	130.6	129.8
Other	20.2	13.2

Gross deferred tax assets	842.6	853.9
Valuation allowance	(240.0)	(200.0)

Total deferred tax assets	602.6	653.9

Depreciation and amortization	(51.8)	(68.1)
Unremitted foreign earnings	(135.2)	(135.2)
Intangibles	(256.0)	(274.3)
Other	(5.5)	(10.0)

Total deferred tax liabilities	(448.5)	(487.6)

Net deferred tax assets	$154.1	$166.3

(1)	This deferred tax asset reflects the cash portion of the Settlement agreement and related accrued interest and the fair market value of 18 million shares of our common stock at a post-split price of $17.86 per share based on the price when the Settlement agreement was reached in 2002. See Note 18, “Commitments and Contingencies,” for further discussion.

In assessing the need for a valuation allowance, we estimate future taxable earnings, with consideration for the feasibility of ongoing planning strategies and the realizability of tax benefit carry forwards and past operating results, to determine which deferred tax assets are more likely than not to be realized in the future. Changes to tax laws, statutory tax rates and future taxable earnings can have an impact on valuation allowances related to deferred tax assets.

The decrease in net deferred tax assets is attributable to the increase in our valuation allowance with respect to our deferred tax asset for the Settlement agreement, partially offset by additional accruals under the Settlement agreement and amortization of intangibles.

Based upon anticipated future results, we have concluded that it is more likely than not that we will realize the $603 million balance of deferred tax assets at December 31, 2013, net of the valuation allowance of $240 million. In addition to an $88 million valuation allowance with respect to our deferred tax asset for the Settlement agreement, the valuation allowance primarily relates to the uncertainty of utilizing the following deferred tax assets: $397 million of U.S. federal and foreign net operating loss carryforwards, or $116 million on a tax-effected basis, $18 million of foreign and federal tax credits and investment allowances, $828 million of state net operating loss carry forwards, or $39 million on a tax-effected basis, and $23 million of state tax credits, or $15 million net of federal tax benefits. For the year ended December 31, 2013, the valuation allowance increased by $40 million, due to an increase in our valuation allowance with respect to the deferred tax asset for the Settlement agreement, partially offset by a reduced valuation allowance related to the use of foreign tax credits and state net operating losses. For the year ended December 31, 2012, the valuation allowance decreased by $19 million, due to the use of foreign tax credits in connection with the sale of Diversey Japan, offset by an increase with respect to foreign net operating losses and our allowance with respect to the Settlement agreement. For the year ended December 31, 2011, the valuation allowance increased by $176 million primarily due to $162 million related to the acquisition of Diversey, $3 million that was charged to the income tax provision and $11 million resulting from a net increase to deferred tax assets with a 100% valuation allowance.

As of December 31, 2013, we have U.S. federal and foreign net operating loss carryforwards totaling $397 million that expire during the following calendar years (in millions): 2014 — $4; 2015 — $7; 2016 — $7; 2017 — $12; 2018 — $27; 2019 — $6; 2020 and beyond — $169; and no expiration — $165. The state net operating loss carryforwards totaling $828 million expire in various amounts over one to 20 years.

As of December 31, 2013, we have foreign and federal foreign tax credit carryforwards and investment allowances totaling $18 million that expire during the following calendar years (in millions): 2014 — $1; 2015 — $1; 2016 — $0; 2017 — $2; 2018 — $0; 2019 — $2; 2020 and beyond — $2; and no expiration — $10. The state tax credit carryforwards, totaling $23 million, expire in various amounts over one to 20 years.

Net deferred income taxes (credited) charged to stockholders’ equity were $(7) million in 2013, $(25) million in 2012 and $6 million in 2011.

The U.S. federal statutory corporate tax rate reconciles to our effective income tax rate as follows:

	2013	2012	2011
Statutory U.S. federal tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	(1.3)	0.5	0.2
Foreign earnings taxed at lower effective rates	(4.1)	(0.8)	(8.4)
Nondeductible acquisition costs	—	—	2.9
U.S. domestic manufacturing deduction	—	—	(2.8)
Impairment	—	(20.0)	—
Reorganization tax benefit	(6.7)	—	—
Net change in valuation allowance	22.7	(2.2)	0.8
Net change in unrecognized tax benefits	2.0	1.9	0.4
Other	(0.3)	(0.3)	1.8

Effective income tax rate	47.3%	14.1%	29.9%

Unrecognized Tax Benefits

We are providing the following disclosures related to our unrecognized tax benefits and the effect on our effective income tax rate if recognized:

Unrecognized tax benefits at January 1, 2013	$233.2
Additions for tax positions of current year	7.5
Additions for tax positions of prior years	5.0
Reductions for tax positions of prior years	(23.8)

Unrecognized tax benefits at December 31, 2013	$221.9

In 2013, we reduced our unrecognized tax benefit by $11 million, primarily due to approximately $5 million of payments made to foreign jurisdictions.

If the unrecognized tax benefits at December 31, 2013 were recognized, our income tax provision would decrease by $185 million, resulting in a substantially lower effective tax rate. It is reasonably possible that within the next 12 months our unrecognized tax benefit position will decrease by approximately $41 million.

We recognize interest and penalties related to unrecognized tax benefits in income tax provision on the consolidated statements of operations. We had a liability of approximately $28 million (of which $14 million represents penalties) at January 1, 2013 and a liability of $27 million (of which $12 million represents penalties) at December 31, 2013 for the payment of interest and penalties (before any tax benefit). In 2013, interest and penalties of $5 million were reversed in connection with the related tax accruals for uncertainties in prior years.

Income Tax Returns

The Internal Revenue Service (the “Service”) has concluded its examination of the legacy Sealed Air U.S. federal income tax returns for all years through 2008, except 2007 remains open to the extent of a capital loss carryback. Examination of legacy Diversey U.S. federal income tax returns has also been substantially completed through 2010, but the Service could challenge the Diversey U.S. income tax losses carried forward to subsequent periods. The Service is currently auditing the 2007 and 2010 consolidated U.S. federal income tax returns of legacy Sealed Air.

State income tax returns are generally subject to examination for a period of three to five years after their filing date. We have various state income tax returns in the process of examination.

Income tax returns in foreign jurisdictions have statutes of limitations generally ranging from three to five years after their filing date and except where still under examination or where we are litigating, we have generally concluded all other income tax matters globally for years through 2006. Our foreign income tax returns are under examination in various jurisdictions in which we conduct business and we are litigating certain issues in several jurisdictions.

Note 18 Commitments and Contingencies

Cryovac Transaction Commitments and Contingencies

Settlement Agreement and Related Costs

On November 27, 2002, we reached an agreement in principle with the Committees appointed to represent asbestos claimants in the bankruptcy case of W. R. Grace & Co., known as Grace or WRG, to resolve all current and future asbestos-related claims made against the Company and our affiliates in connection with the Cryovac transaction described below (as memorialized by the parties in the Settlement agreement and as approved by the Bankruptcy Court, the “Settlement agreement”). The Settlement agreement provided for the resolution of the fraudulent transfer claims and successor liability claims, as well as indemnification claims by Fresenius Medical Care Holdings, Inc. and affiliated companies, in connection with the Cryovac transaction. On December 3, 2002, our Board of Directors approved the agreement in principle. We received notice that both of the Committees had approved the agreement in principle as of December 5, 2002. The parties subsequently signed the definitive Settlement agreement as of November 10, 2003 consistent with the terms of the agreement in principle. For a description of the Cryovac transaction, asbestos-related claims and the parties involved, see “Cryovac Transaction,” “Discussion of Cryovac Transaction Commitments and Contingencies,” “Fresenius Claims,” “Canadian Claims” and “Additional Matters Related to the Cryovac Transaction” below.

We recorded a pre-tax charge of approximately $850 million as a result of the Settlement agreement on our consolidated statement of operations for the year ended December 31, 2002. The charge consisted of the following items:

•	a charge of $513 million covering a cash payment that we were required to make under the Settlement agreement upon the effectiveness of an appropriate plan of reorganization in the Grace bankruptcy. Because we could not predict when a plan of reorganization would become effective, we recorded this liability as a current liability on our consolidated balance sheet at December 31, 2002. Under the terms of the Settlement agreement, this amount accrued interest at a 5.5% annual rate from December 21, 2002 to the date of payment. We recorded this interest in interest expense on our consolidated statements of operations and in Settlement agreement and related accrued interest on our consolidated balance sheets. The accrued interest, which was compounded annually, was $412 million at December 31, 2013 and $364 million at December 31, 2012.

•	a non-cash charge of $322 million representing the fair market value at the date we recorded the charge of nine million shares of Sealed Air common stock would issue under the Settlement agreement upon the effectiveness of an appropriate plan of reorganization in the Grace bankruptcy, which was adjusted to eighteen million shares due to our two-for-one stock split in March 2007. These shares were subject to customary anti-dilution provisions that adjusted for the effects of stock splits, stock dividends and other events affecting our common stock. The fair market value of our common stock was $35.72 per pre-split share ($17.86 post-split) as of the close of business on December 5, 2002. We recorded this amount on our consolidated balance sheet at December 31, 2002 as follows: $0.9 million representing the aggregate par value of these shares of common stock reserved for issuance related to the Settlement agreement, and the remaining $321 million, representing the excess of the aggregate fair market value over the aggregate par value of these common shares, in additional paid-in capital.

•	$16 million of legal and related fees as of December 31, 2002.

As discussed below, on February 3, 2014, the Company’s subsidiary, Cryovac, Inc., made the payments contemplated by the Settlement agreement, consisting of aggregate cash payments in the amount of $929.7 million to the WRG Asbestos PI Trust and the WRG Asbestos PD Trust and the transfer of 18 million shares of Sealed Air common stock (the “Settlement Shares”) to the PI Trust, in each case reflecting adjustments made in accordance with the Settlement agreement. In connection with the issuance of the Settlement Shares and their transfer to the PI Trust by Cryovac, the Company entered into a Registration Rights Agreement, dated as of February 3, 2014 (the “Registration Rights Agreement”), with the PI Trust as initial holder of the Settlement Shares. Under the Registration Rights Agreement, the Company will be required to use reasonable best efforts to prepare and file with the SEC a shelf registration statement covering resales of the Settlement Shares on or prior to 60 days after the Effective Date, and to use reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC as soon as reasonably practicable.

Cryovac Transaction

On June 30, 1998, we completed a multi-step transaction that brought the Cryovac packaging business and the former Sealed Air Corporation’s business under the common ownership of the Company. These businesses operate as subsidiaries of the Company, and the Company acts as a holding company. As part of that transaction, the parties separated the Cryovac packaging business, which previously had been held by various direct and indirect subsidiaries of the Company, from the remaining businesses previously held by the Company. The parties then arranged for the contribution of these remaining businesses to a company now known as W. R. Grace & Co., and the Company distributed the Grace shares to the Company’s stockholders. As a result, W. R. Grace & Co. became a separate publicly owned company. The Company recapitalized its outstanding shares of common stock into a new common stock and a new convertible preferred stock. A subsidiary of the Company then merged into the former Sealed Air Corporation, which became a subsidiary of the Company and changed its name to Sealed Air Corporation (US).

Discussion of Cryovac Transaction Commitments and Contingencies

In connection with the Cryovac transaction, Grace and its subsidiaries retained all liabilities arising out of their operations before the Cryovac transaction, whether accruing or occurring before or after the Cryovac transaction, other than liabilities arising from or relating to Cryovac’s operations. Among the liabilities retained by Grace are liabilities relating to asbestos-containing products previously manufactured or sold by Grace’s subsidiaries prior to the Cryovac transaction, including its primary U.S. operating subsidiary, W. R. Grace & Co. — Conn., which has operated for decades and has been a subsidiary of Grace since the Cryovac transaction. The Cryovac transaction agreements provided that, should any claimant seek to hold the Company or any of its subsidiaries responsible for liabilities retained by Grace or its subsidiaries, including the asbestos-related liabilities, Grace and its subsidiaries would indemnify and defend us.

Since the beginning of 2000, we have been served with a number of lawsuits alleging that, as a result of the Cryovac transaction, we are responsible for alleged asbestos liabilities of Grace and its subsidiaries, some of which were also named as co-defendants in some of these actions. Among these lawsuits are several purported class actions and a number of personal injury lawsuits. Some plaintiffs seek damages for personal injury or wrongful death, while others seek medical monitoring, environmental remediation or remedies related to an attic insulation product. Neither the former Sealed Air Corporation nor Cryovac, Inc. ever produced or sold any of the asbestos-containing materials that are the subjects of these cases. None of these cases has reached resolution through judgment, settlement or otherwise. As discussed below, Grace’s Chapter 11 bankruptcy proceeding stayed all of these cases and the orders confirming Grace’s plan of reorganization enjoin parties from prosecuting Grace-related asbestos claims against the Company.

While the allegations in these actions directed to us vary, these actions all appear to allege that the transfer of the Cryovac business as part of the Cryovac transaction was a fraudulent transfer or gave rise to successor liability. Under a theory of successor liability, plaintiffs with claims against Grace and its subsidiaries may attempt to hold us liable for liabilities that arose with respect to activities conducted prior to the Cryovac transaction by W. R. Grace & Co. — Conn. or other Grace subsidiaries. A transfer would be a fraudulent transfer if the transferor received less than reasonably equivalent value and the transferor was insolvent or was rendered insolvent by the transfer, was engaged or was about to engage in a business for which its assets constitute unreasonably small capital, or intended to incur or believed that it would incur debts beyond its ability to pay as they mature. A transfer may also be fraudulent if it was made with actual intent to hinder, delay or defraud creditors. If a court found any transfers in connection with the Cryovac transaction to be fraudulent transfers, we could be required to return the property or its value to the transferor or could be required to fund liabilities of Grace or its subsidiaries for the benefit of their creditors, including asbestos claimants. We signed the Settlement agreement, described below, that provided for the resolution of these claims.

In the Joint Proxy Statement furnished to their respective stockholders in connection with the Cryovac transaction, both parties to the transaction stated that it was their belief that Grace and its subsidiaries were adequately capitalized and would be adequately capitalized after the Cryovac transaction and that none of the transfers contemplated to occur in the Cryovac transaction would be a fraudulent transfer. They also stated their belief that the Cryovac transaction complied with other relevant laws. However, if a court applying the relevant legal standards had reached conclusions adverse to us, these determinations could have had a materially adverse effect on our consolidated financial condition and results of operations.

On April 2, 2001, Grace and a number of its subsidiaries filed petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court in the District of Delaware (the “Bankruptcy Court”). Grace stated that the filing was made in response to a sharply increasing number of asbestos claims since 1999.

In connection with its Chapter 11 filing, Grace filed an application with the Bankruptcy Court seeking to stay, among others, all actions brought against the Company and specified subsidiaries related to alleged asbestos liabilities of Grace and its subsidiaries or alleging fraudulent transfer claims. The court issued an order dated May 3, 2001, which was modified on January 22, 2002, under which the court stayed all the filed or pending asbestos actions against us and, upon filing and service on us, all future asbestos actions (collectively, the “Preliminary Injunction”). Pursuant to the Preliminary Injunction, no further proceedings involving us could occur in the actions that were stayed except upon further order of the Bankruptcy Court.

Committees appointed to represent asbestos claimants in Grace’s bankruptcy case received the court’s permission to pursue fraudulent transfer and other claims against the Company and its subsidiary Cryovac, Inc., and against Fresenius, as discussed below. The claims against Fresenius are based upon a 1996 transaction between Fresenius and W. R. Grace & Co. — Conn. Fresenius is not affiliated with us. In March 2002, the court ordered that the issues of the solvency of Grace following the Cryovac transaction and whether Grace received reasonably equivalent value in the Cryovac transaction would be tried on behalf of all of Grace’s creditors. This proceeding was brought in the U.S. District Court for the District of Delaware (the “District Court”) (Adv. No. 02-02210).

In June 2002, the court permitted the U.S. government to intervene as a plaintiff in the fraudulent transfer proceeding, so that the U.S. government could pursue allegations that environmental remediation expenses were underestimated or omitted in the solvency analyses of Grace conducted at the time of the Cryovac transaction. The court also permitted Grace, which asserted that the Cryovac transaction was not a fraudulent transfer, to intervene in the proceeding. In July 2002, the court issued an interim ruling on the legal standards to be applied in the trial, holding, among other things, that, subject to specified limitations, post-1998 claims should be considered in the solvency analysis of Grace. We believe that only claims and liabilities that were known, or reasonably should have been known, at the time of the 1998 Cryovac transaction should be considered under the applicable standard.

With the fraudulent transfer trial set to commence on December 9, 2002, on November 27, 2002, we reached an agreement in principle with the Committees prosecuting the claims against the Company and Cryovac, Inc., to resolve all current and future asbestos-related claims arising from the Cryovac transaction. The parties subsequently signed the definitive Settlement agreement as of November 10, 2003 consistent with the terms of the agreement in principle. As discussed above, the Settlement agreement called for payment of nine million shares of our common stock and $513 million in cash, plus interest on the cash payment at a 5.5% annual rate starting on December 21, 2002 and ending on the effective date of an appropriate plan of reorganization in the Grace bankruptcy, when we would be required to make the payment. These shares were subject to customary anti-dilution provisions that adjust for the effects of stock splits, stock dividends and other events affecting our common stock, and as a result, the number of shares of our common stock issued under the Settlement agreement increased to eighteen million shares upon the two-for-one stock split in March 2007.

On June 27, 2005, the Bankruptcy Court signed an order approving the Settlement agreement. Although Grace is not a party to the Settlement agreement, under the terms of the order, Grace is directed to comply with the Settlement agreement subject to limited exceptions. The order also provides that the Court will retain jurisdiction over any dispute involving the interpretation or enforcement of the terms and provisions of the Settlement agreement.

As a condition to our obligation to make the payments required by the Settlement agreement, any final plan of reorganization had to be consistent with the terms of the Settlement agreement, including provisions for the trusts and releases referred to below and for an injunction barring the prosecution of any asbestos-related claims against us. The Settlement agreement provides that, upon the effective date of the final plan of reorganization and payment of the shares and cash, all present and future asbestos-related claims against us that arise from alleged asbestos liabilities of Grace and its affiliates (including former affiliates that became our affiliates through the Cryovac transaction) will be channeled to and become the responsibility of one or more trusts to be established under Section 524(g) of the Bankruptcy Code as part of a final plan of reorganization in the Grace bankruptcy. The Settlement agreement also resolved all fraudulent transfer claims against us arising from the Cryovac transaction as well as the Fresenius claims described below. The Settlement agreement provides for releases of all those claims upon payment. Under the agreement, we cannot seek indemnity from Grace for our payments required by the Settlement agreement. The order approving the Settlement agreement also provides that the Preliminary Injunction stay of proceedings involving us described above continued through the effective date of the final plan of reorganization, after which, upon implementation of the Settlement agreement, we have been released from the Grace asbestos liabilities asserted in those proceedings and their continued prosecution against us are enjoined. As more fully discussed below, the Settlement agreement became effective upon Grace’s emergence from bankruptcy pursuant to a plan of reorganization that implements the terms of the Settlement agreement.

On September 19, 2008, Grace, the Official Committee of Asbestos Personal Injury Claimants, the Asbestos PI Future Claimants’ Representative, and the Official Committee of Equity Security Holders filed, as co-proponents, a plan of reorganization that incorporated a settlement of all present and future asbestos-related personal injury claims against Grace (as filed and amended from time to time, the “PI Settlement Plan”). Amended versions of the PI Settlement Plan, related exhibits, and associated documents were filed with the Bankruptcy Court from time to time. The PI Settlement Plan provides for the establishment of two asbestos trusts under Section 524(g) of the United States Bankruptcy Code to which present and future asbestos-related personal injury and property damage claims are channeled. The PI Settlement Plan also incorporates the Settlement agreement, including our payment of amounts contemplated by the Settlement agreement.

On January 31, 2011, the Bankruptcy Court entered a memorandum opinion (as amended, the “Bankruptcy Court Opinion”) overruling certain objections to the PI Settlement Plan. The Bankruptcy Court entered orders on January 31, 2011 and February 15, 2011 (collectively, the “Bankruptcy Court Confirmation Order”) confirming the PI Settlement Plan and requesting that the District Court issue and affirm the Bankruptcy Court Confirmation Order, including the injunction under Section 524(g) of the Bankruptcy Code.

Various parties appealed or otherwise challenged the Bankruptcy Court Opinion and the Bankruptcy Court Confirmation Order, including without limitation with respect to issues relating to releases and injunctions contained in the PI Settlement Plan. On January 30, 2012 and June 11, 2012 , the District Court issued memorandum opinions and orders (collectively with the Bankruptcy Court Confirmation Orders, the “Confirmation Orders”) overruling all objections to the PI Settlement Plan and confirming the PI Settlement Plan in its entirety, including the approval and issuance of the injunctions under Section 524(g) of the Bankruptcy Code and the other injunctions, releases, and indemnifications set forth in the PI Settlement Plan and the Bankruptcy Court Confirmation Order.

Five appeals to the Confirmation Orders (the “Third Circuit Appeals”) were filed with the United States Court of Appeals for the Third Circuit (the “Third Circuit Court of Appeals”), and certain of the Third Circuit Appeals included challenges to releases and injunctions contained in the PI Settlement Plan. By separate opinions and orders, the Third Circuit Court of Appeals denied four of the Third Circuit Appeals and the appealing parties to these appeals did not pursue further appeals to the United States Supreme Court. On

December 23, 2013, Grace filed a motion with the Bankruptcy Court (the “Lender Settlement Motion”) seeking approval of a settlement to consensually resolve the remaining Third Circuit Appeal which had been brought by certain holders of Grace’s prepetition bank debt (the “Bank Lender Appeal”).

As of December 31, 2013, the Lender Settlement Motion remained pending with the Bankruptcy Court and the Bank Lender Appeal remained pending with the Third Circuit Court of Appeals, and conditions to the effectiveness of the PI Settlement Plan and of the Settlement agreement remained open.

On January 17, 2014, the Bankruptcy Court approved the Lender Settlement Motion. On January 29, 2014, by agreement of the parties, the Bankruptcy Court dismissed with prejudice the fraudulent transfer action brought against the Company by the Committees appointed to represent asbestos claimants in Grace’s bankruptcy. On February 3, 2014 (the “Effective Date”), the Third Circuit Court of Appeals dismissed the Bank Lender Appeal by agreement of Grace and bank lenders and, as a result, the approval of the PI Settlement Plan pursuant to the Confirmation Orders became final and not subject to appeal. Also on the Effective Date, the remaining conditions to the effectiveness of the PI Settlement Plan and the Settlement agreement were satisfied or waived by the relevant parties (including the Company), and the PI Settlement Plan implementing the Settlement agreement became effective with Grace emerging from bankruptcy on the Effective Date. In accordance with the PI Settlement Plan and the Settlement agreement, on the Effective Date, Cryovac, Inc. made aggregate cash payments in the amount of $929.7 million to the WRG Asbestos PI Trust (the “PI Trust”) and the WRG Asbestos PD Trust (the “PD Trust”) and transferred 18 million shares of Sealed Air common stock to the PI Trust, in each case reflecting adjustments made in accordance with the Settlement agreement. Under the Plan and the Confirmation Orders, the Preliminary Injunction remained in place through the Effective Date and, on the Effective Date, the Plan and Settlement agreement injunctions and releases with respect to asbestos claims and certain other claims became effective. Thereafter, on February 19, 2014, Grace filed a motion with the Bankruptcy Court indicating that the Preliminary Injunction had been replaced by the Plan injunctions as of the Effective Date and seeking to dismiss with prejudice the proceedings in which the Preliminary Injunction was issued. The Plan and the Confirmation Orders further provide for the channeling of existing and future asbestos claims to the PI Trust or the PD Trust, as applicable. In addition, under the Plan, the Confirmation Orders, and the Settlement agreement, Grace is required to indemnify us with respect to asbestos and certain other liabilities. Notwithstanding the foregoing, and although we believe the possibility to be remote, if any courts were to refuse to enforce the injunctions or releases contained in the PI Settlement Plan and the Settlement agreement with respect to any claims, and if, in addition, Grace were unwilling or unable to defend and indemnify the Company and its subsidiaries for such claims, then we could be required to pay substantial damages, which could have a material adverse effect on our consolidated financial condition and results of operations.

Fresenius Claims

In January 2002, we filed a declaratory judgment action against Fresenius Medical Care Holdings, Inc., its parent, Fresenius AG, a German company, and specified affiliates in New York State court asking the court to resolve a contract dispute between the parties. The Fresenius parties contended that we were obligated to indemnify them for liabilities that they might incur as a result of the 1996 Fresenius transaction mentioned above. The Fresenius parties’ contention was based on their interpretation of the agreements between them and W. R. Grace & Co. — Conn. in connection with the 1996 Fresenius transaction. In February 2002, the Fresenius parties announced that they had accrued a charge of $172 million for these potential liabilities, which included pre-transaction tax liabilities of Grace and the costs of defense of litigation arising from Grace’s Chapter 11 filing. We believe that we were not responsible to indemnify the Fresenius parties under the 1996 agreements and filed the action to proceed to a resolution of the Fresenius parties’ claims. In April 2002, the Fresenius parties filed a motion to dismiss the action and for entry of declaratory relief in its favor. We opposed the motion, and in July 2003, the court denied the motion without prejudice in view of the November 27, 2002 agreement in principle referred to above. On the Effective Date, and in connection with the PI Settlement Plan and the Settlement agreement, we and the Fresenius parties exchanged mutual releases, releasing us from any and all claims related to the 1996 Fresenius transaction.

Canadian Claims

In November 2004, the Company’s Canadian subsidiary Sealed Air (Canada) Co./Cie learned that it had been named a defendant in the case of Thundersky v. The Attorney General of Canada, et al. (File No. CI04-01-39818), pending in the Manitoba Court of Queen’s Bench. Grace and W. R. Grace & Co. — Conn. were also named as defendants. The plaintiff brought the claim as a putative class proceeding and sought recovery for alleged injuries suffered by any Canadian resident, other than in the course of employment, as a result of Grace’s marketing, selling, processing, manufacturing, distributing and/or delivering asbestos or asbestos-containing products in Canada prior to the Cryovac Transaction. A plaintiff filed another proceeding in January 2005 in the Manitoba Court of Queen’s Bench naming the Company and specified subsidiaries as defendants. The latter proceeding, Her Majesty the Queen in Right of the Province of Manitoba v. The Attorney General of Canada, et al. (File No. CI05-01-41069), sought the recovery of the cost of insured health services allegedly provided by the Government of Manitoba to the members of the class of plaintiffs in the Thundersky proceeding. In October 2005, we learned that six additional putative class proceedings had been brought in various provincial and federal courts in Canada seeking recovery from the Company and its subsidiaries Cryovac, Inc. and Sealed Air (Canada) Co./Cie, as well as other defendants including W. R. Grace & Co. and W. R. Grace & Co. — Conn., for alleged injuries suffered by any Canadian resident, other than in the course of employment (except with respect to one of these six claims), as a result of Grace’s marketing, selling, manufacturing, processing, distributing and/or delivering asbestos or asbestos-containing products in Canada prior to the Cryovac transaction. Grace and W. R. Grace & Co. — Conn. agreed to defend, indemnify and hold harmless the Company and its affiliates in respect of any liability and expense, including legal fees and costs, in these actions.

In April 2001, Grace Canada, Inc. had obtained an order of the Superior Court of Justice, Commercial List, Toronto (the “Canadian Court”), recognizing the Chapter 11 actions in the United States of America involving Grace Canada, Inc.’s U.S. parent corporation and other affiliates of Grace Canada, Inc., and enjoining all new actions and staying all current proceedings against Grace Canada, Inc. related to asbestos under the Companies’ Creditors Arrangement Act. That order has been renewed repeatedly. In November 2005, upon motion by Grace Canada, Inc., the Canadian Court ordered an extension of the injunction and stay to actions involving asbestos against the Company and its Canadian affiliate and the Attorney General of Canada, which had the effect of staying all of the Canadian actions referred to above. The parties finalized a global settlement of these Canadian actions (except for claims against the Canadian government). That settlement, which has subsequently been amended (the “Canadian Settlement”), will be entirely funded by Grace. The Canadian Court issued an Order on December 13, 2009 approving the Canadian Settlement. We do not have any positive obligations under the Canadian Settlement, but we are a beneficiary of the release of claims. The release in favor of the Grace parties (including us) became operative upon the effective date of a plan of reorganization in Grace’s United States Chapter 11 bankruptcy proceeding. As filed, the PI Settlement Plan contemplates that the claims released under the Canadian Settlement will be subject to injunctions under Section 524(g) of the Bankruptcy Code. As indicated above, the Bankruptcy Court entered the Bankruptcy Court Confirmation Order on January 31, 2011 and the Clarifying Order on February 15, 2011 and the District Court entered the Original District Court Confirmation Order on January 30, 2012 and the Amended District Court Confirmation Order on June 11, 2012. The Canadian Court issued an Order on April 8, 2011 recognizing and giving full effect to the Bankruptcy Court’s Confirmation Order in all provinces and territories of Canada in accordance with the Bankruptcy Court Confirmation Order’s terms.

As described above, the PI Settlement Plan became effective on February 3, 2014. In accordance with the above-mentioned December 31, 2009 order of the Canadian court, on the Effective Date the actions became permanently stayed until they are amended to remove the Grace parties as named defendants. The above-mentioned actions in the Manitoba Court of Queen’s Bench were dismissed by the Manitoba court as against the Grace parties on February 19, 2014 and it is anticipated that the remaining actions will now also be dismissed. Notwithstanding the foregoing, and although we believe the possibility to be remote, if the Canadian courts refuse to enforce the final plan of reorganization in the Canadian courts, and if in addition Grace is unwilling or unable to defend and indemnify the Company and its subsidiaries in these cases, then we could be required to pay substantial damages, which we cannot estimate at this time and which could have a material adverse effect on our consolidated financial condition and results of operations.

Additional Matters Related to the Cryovac Transaction

In view of Grace’s Chapter 11 filing, we may receive additional claims asserting that we are liable for obligations that Grace had agreed to retain in the Cryovac transaction and for which we may be contingently liable. To date, we are not aware of any material claims having been asserted or threatened against us.

Final determinations and accountings under the Cryovac transaction agreements with respect to matters pertaining to the transaction had not been completed at the time of Grace’s Chapter 11 filing in 2001. We have filed claims in the bankruptcy proceeding that reflect the costs and liabilities that we have incurred or may incur that Grace and its affiliates agreed to retain or that are subject to indemnification by Grace and its affiliates under the Cryovac transaction agreements, other than payments to be made under the Settlement agreement. Grace has alleged that we are responsible for specified amounts under the Cryovac transaction agreements. On February 3, 2014, following Grace’s emergence from bankruptcy, the Company (for itself and its affiliates, collectively, the “Sealed Air Parties”) and Grace (for itself and its affiliates, collectively, the “Grace Parties”) entered into a claims settlement agreement (the “Claims Settlement”) to resolve certain of the parties’ claims against one another arising under the Cryovac transaction agreements (the “Transaction Claims”). Under the Claims Settlement, the Sealed Air Parties released and waived Transaction Claims against the Grace Parties other than asbestos-related claims, Fresenius-related claims, environmental claims, insurance claims, mass tort claims, non-monetary tax sharing agreement claims, certain claims listed in annexes to proofs of claim filed by the Sealed Air Companies in connection with the Grace bankruptcy, claims relating to certain matters described in the PI Settlement Plan, certain executory contract claims relating to certain leased sites or sites that were divided as part of the Cryovac transaction, and certain indemnification claims. Under the Claims Settlement, the Grace Parties released and waived Transaction Claims against the Sealed Air Companies other than non-monetary tax sharing agreement claims, certain executory contract claims relating to certain leased sites or sites that were divided as part of the Cryovac transaction, and certain indemnification claims. The Claims Settlement also provides that the Sealed Air Parties and the Grace Parties will share equally all fees and expenses relating to certain litigation brought by former Cryovac employees. Except to the extent that a claim is specifically referenced, the Claims Settlement does not supersede or affect the obligations of the parties under the PI Settlement Plan or our Settlement agreement.

Environmental Matters

We are subject to loss contingencies resulting from environmental laws and regulations, and we accrue for anticipated costs associated with investigatory and remediation efforts when an assessment has indicated that a loss is probable and can be reasonably estimated. These accruals are not reduced by potential insurance recoveries, if any. We do not believe that it is reasonably possible that our liability in excess of the amounts that we have accrued for environmental matters will be material to our consolidated financial condition or results of operations. Environmental liabilities are reassessed whenever circumstances become better defined or remediation efforts and their costs can be better estimated.

We evaluate these liabilities periodically based on available information, including the progress of remedial investigations at each site, the current status of discussions with regulatory authorities regarding the methods and extent of remediation and the apportionment of costs among potentially responsible parties. As some of these issues are decided (the outcomes of which are subject to uncertainties) or new sites are assessed and costs can be reasonably estimated, we adjust the recorded accruals, as necessary. We believe that these exposures are not material to our consolidated financial condition or results of operations. We believe that we have adequately reserved for all probable and estimable environmental exposures.

Guarantees and Indemnification Obligations

We are a party to many contracts containing guarantees and indemnification obligations. These contracts primarily consist of:

•	product warranties with respect to certain products sold to customers in the ordinary course of business. These warranties typically provide that products will conform to specifications. We generally do not establish a liability for product warranty based on a percentage of sales or other formula. We accrue a warranty liability on a transaction-specific basis depending on the individual facts and circumstances related to each sale. Both the liability and annual expense related to product warranties are immaterial to our consolidated financial position and results of operations; and

•	licenses of intellectual property by us to third parties in which we have agreed to indemnify the licensee against third party infringement claims.

Development Grant Matter

On May 25, 2010, one of our Italian subsidiaries received a demand from the Italian Ministry of Economic Development for the total repayment of grant monies paid to two of our former subsidiaries in the amount of €5 million. With accrued interest the total value of the demand currently stands at €10 million ($14 million equivalent at December 31, 2013). The grant monies had previously been certified as payable by the Italian authorities and the grant process was finalized and closed in 2006. We acquired the former subsidiaries in September 2001 as part of an acquisition. The substance of the repayment demand is that the former owners of the subsidiaries made fraudulent claims and used fraudulent documents to support their grant application prior to our acquisition. There is no suggestion that we or our Italian subsidiary were directly involved in the grant process, but as purchaser of the two companies, the Ministry is seeking repayment from our Italian subsidiary. Our Italian subsidiary submitted a total denial of liability in regard to this matter on June 30, 2010. A full hearing of the merits of the demand is scheduled for July 2014. At this interim stage of the proceedings we are not able to determine the eventual outcome of the case. Accordingly, we have not recorded a liability related to this matter. We do not expect this matter to be material to our full year consolidated financial condition or results of operations, however the amount may be material to an interim reporting period.

Other Principal Contractual Obligations

At December 31, 2013, we had other principal contractual obligations, which included agreements to purchase an estimated amount of goods, including raw materials, or services in the normal course of business, aggregating to approximately $434 million. The estimated future cash outlays are as follows:

Year	Amount
2014	$182.5
2015	106.9
2016	72.7
2017	42.2
2018	13.3
Thereafter	16.7

Total	$434.3

Leases

We are obligated under the terms of various leases covering primarily warehouse and office facilities and production equipment, as well as smaller manufacturing sites that we occupy. We account for the majority of our leases as operating leases, which may include purchase or renewal options. At December 31, 2013, estimated future minimum annual rental commitments under non-cancelable real and personal property leases were as follows:

Year	Amount
2014	$64.4
2015	46.7
2016	30.6
2017	18.8
2018	11.1
Thereafter	23.3

Total	$194.9

Net rental expense was $79 million in 2013, $84 million in 2012 and $52 million in 2011.

Note 19 Stockholders’ Equity

Dividends

The following table shows our total cash dividends paid in the three years ended December 31:

	Total Cash Dividends Paid	Total Cash Dividends Paid Per Common Share
2011	$87.4	$0.52
2012	100.9	0.52
2013	102.0	0.52

Total	$290.3

On February 18, 2014, our Board of Directors declared a quarterly cash dividend of $0.13 per common share payable on March 21, 2014 to stockholders of record at the close of business on March 7, 2014. The estimated amount of this dividend payment is $26 million based on 196 million shares of our common stock issued and outstanding as of January 31, 2014.

The dividend payments discussed above are recorded as reductions to cash and cash equivalents and retained earnings on our consolidated balance sheets. Our credit facility and our notes contain covenants that restrict our ability to declare or pay dividends. However, we do not believe these covenants are likely to materially limit the future payment of quarterly cash dividends on our common stock. From time to time, we may consider other means of returning value to our stockholders based on our consolidated financial condition and results of operations. There is no guarantee that our Board of Directors will declare any further dividends.

Common Stock

The following is a summary of changes during the three years ended December 31, 2013 in shares of our common stock:

	2013	2012	2011
Changes in common stock:
Number of shares, beginning of year	204,660,621	202,528,616	169,272,636
Shares issued as part of the consideration for the Diversey acquisition	—	—	31,699,946
Shares awarded for 2009 Two-Year PSU awards	—	—	1,114,139
Shares awarded for 2009 Three-Year PSU awards	—	1,155,018	—
Shares awarded for 2010 Three-year PSU awards	472,865
Restricted stock shares issued for new awards under the 2005 Contingent Stock Plan	398,230	703,620	308,650
Shares granted and issued under the Directors Stock Plan	25,993	37,824	18,630
Restricted stock shares issued for SLO awards	51,321	135,343	24,515
Shares issued for vested restricted stock units	98,550	100,200	90,100

Number of shares issued, end of year	205,707,580	204,660,621	202,528,616

Changes in common stock in treasury:
Number of shares held, beginning of year	10,102,952	10,466,431	9,967,129
Purchase of shares during the period	—	—	—
Profit sharing contribution partially paid in stock	(857,754)	(930,089)	—
Restricted stock, withheld or forfeited	263,710	566,610	499,302

Number of shares held, end of year	9,508,908	10,102,952	10,466,431

Stock Appreciation Rights (“SARs”)

In connection with the acquisition of Diversey, Sealed Air exchanged Diversey’s cash-settled stock appreciation rights and stock options that were unvested as of May 31, 2011 and unexercised at October 3, 2011 into cash-settled stock appreciation rights based on Sealed Air common stock. At December 31, 2013, the weighted average remaining vesting life of outstanding SARs was less than one year.

Since these SARs are settled in cash, the amount of the related future expense will fluctuate based on the forfeiture activity and the changes in the assumptions used in a Black-Scholes valuation model which include Sealed Air’s stock price, risk-free interest rates, expected volatility and a dividend yield. In addition, once vested, the related expense will continue to fluctuate due to the changes in the assumptions used in the Black-Scholes valuation model for any SARs that are not exercised until their respective expiration dates, the last of which is currently in March 2021.

We recognized SARs expense of $38 million in the year ended December 31, 2013 related to SARs that were granted to Diversey employees who remained employees as of December 31, 2013. We recognized SARs expense of $18 million in the year ended December 31, 2012 related to SARs that were granted to Diversey employees who remained employees as of December 31, 2012. Cash payments due to the exercise of these SARs were $46 million in the year ended December 31, 2013 and $24 million in the year ended December 31, 2012. As of December 31, 2013, the remaining liability for these SARs was $34 million and is included in other current ($21 million) and non-current liabilities ($13 million) on our consolidated balance sheet.

In addition to the amounts discussed above, was the recognition of restructuring expense of $1 million in the year ended December 31, 2013 and $9 million in the year ended December 31, 2012 for SARs that were part of the termination and benefit costs for Diversey employees under the Integration & Optimization Program. This expense was included in restructuring and other charges on our consolidated statements of operations. Cash payments upon the exercise of these SARs were $2 million in the year ended December 31, 2013 and $19 million in the year ended December 31, 2012. The remaining liability for SARs included in the restructuring program was less than $1 million as of December 31, 2013.

2005 Contingent Stock Plan

The 2005 Contingent Stock Plan is our sole long-term equity compensation program for officers and employees. The 2005 Contingent Stock Plan provides for awards of equity-based compensation, including restricted stock, restricted stock units, performance share units and cash awards measured by share price, to our executive officers and other key employees, as well as U.S.-based key consultants. During the three years ended December 31, 2013, under the 2005 Contingent Stock Plan, we granted restricted stock, restricted stock units and cash awards, in addition to the SLO and PSU awards described below. An employee or consultant selected by the Organization and Compensation Committee of our Board of Directors to receive an award may accept the award during the period specified by us, provided the participant’s relationship to us has not changed.

Awards made under the 2005 Contingent Stock Plan are restricted as to disposition by the holders for a period of at least three years after award, except for SLO and PSU awards, which are described below. In the event of termination of employment of a participant before lapse of the restriction, the awards under the 2005 Contingent Stock Plan are forfeited on the date of termination unless (i) the termination results from the participant’s death or permanent and total disability, or (ii) the Compensation Committee affirmatively determines not to seek forfeiture of the award in whole or in part. The forfeiture provision of the 2005 Contingent Stock Plan expires upon vesting of the awards, except that these provisions of the 2005 Contingent Stock Plan lapse sooner upon certain terminations of employment following a change in control.

For both restricted stock awards and units, we record compensation expense in selling, general and administrative expenses on the consolidated statements of operations with a corresponding credit to additional paid-in capital within stockholders’ equity based on the fair value of our common stock at the award grant date. For cash awards, we record a liability that is reflected in other liabilities on the consolidated balance sheets and record compensation expense based on the fair value of the award at the end of each reporting period. The amount of the liability for cash awards is remeasured at each reporting period based on the then current stock price and the effects of the stock price changes are recognized as compensation expense. At December 31, 2013, the liability related to cash awards was $2.6 million.

Under our executive compensation program, we have the ability to grant to our executive officers and a small number of other key executives (1) stock leverage opportunity awards, known as SLO awards, as part of our annual incentive plan and (2) annual performance share unit awards, known as PSU awards, as part of our long term incentive program. Our executive officers and other key executives may also receive awards of restricted stock or restricted stock units from time to time.

The following tables show the details of the non-vested awards under the 2005 Contingent Stock Plan, excluding SLO and PSU awards:

Non-vested Restricted Stock Shares Awards	2013	Weighted-Average per Share Market Value on Grant Date
Number of non-vested restricted stock shares, beginning of year	1,386,830	$20.08
Restricted stock shares issued for new awards during the year	398,230	27.12
Restricted stock shares vested during the year	(347,610)	21.97
Restricted stock shares forfeited during the year	(40,100)	21.43

Number of non-vested restricted stock shares, end of year	1,397,350	$21.76

The non-vested restricted stock shares included above had a weighted-average remaining contractual life of approximately 1.6 years at December 31, 2013.

Non-vested Restricted Stock Units Awards	2013	Weighted-Average per Share Market Value on Grant Date
Number of non-vested restricted stock units, beginning of year	420,800	$20.23
Restricted stock units issued for new awards during the year	187,595	27.94
Restricted stock units vested during the year	(98,550)	23.48
Restricted stock units forfeited during the year	(3,500)	18.17

Number of non-vested restricted stock units, end of year	506,345	$22.92

The non-vested restricted stock units included above had a weighted-average remaining contractual life of approximately 1.7 years at December 31, 2013.

Non-vested Cash Awards	2013
Number of non-vested cash awards, beginning of year	131,680
Cash awards issued for new awards during the year	58,348
Cash awards vested during the year	(13,950)
Cash awards forfeited during the year	(5,230)

Number of non-vested cash awards, end of year	170,848

The non-vested cash awards included above had a weighted-average remaining contractual life of approximately 1.6 years at December 31, 2013.

The 2005 Contingent Stock Plan permits “minimum” withholding of taxes and other charges that may be required by law to be paid attributable to awards by withholding a portion of the shares attributable to such awards.

A summary of the changes in common shares available for awards under the 2005 Contingent Stock Plan follows:

	2013(1)	2012(1)	2011(1)
Number of shares available, beginning of year	6,426,953	7,909,064	4,997,297
Additional restricted stock shares available due to 2011 amendment to the 2005 Contingent Stock Plan	—	—	4,000,000
Restricted stock shares issued for new awards	(398,230)	(703,620)	(308,650)
Restricted stock units awarded	(187,595)	(191,700)	(133,650)
Restricted stock shares issued for SLO awards	(21,505)	(3,788)	(6,080)
Restricted stock units awarded for SLO awards	(51,033)	(6,795)	(28,516)
Shares issued for 2009 Two-year PSU awards	—	—	(1,114,139)
Shares issued for 2009 Three-year PSU awards	—	(1,155,018)	—
Shares issued for 2010 Three-year PSU awards	(472,865)	—	—
Restricted stock shares forfeited	40,100	41,700	41,400
Restricted stock units forfeited	3,500	12,200	3,500
Shares withheld for taxes	223,610	524,910	457,902

Number of shares available, end of year	5,562,935	6,426,953	7,909,064

Weighted average per share market value of awards on grant date	$27.20	$17.19	$24.93

(1)	The SLO and PSU awards are discussed below.

Directors Stock Plan

Non-cash compensation included on the consolidated statements of stockholders’ equity includes expense associated with shares issued to non-employee directors in the form of awards under our 2002 Stock Plan for Non-Employee Directors, which our stockholders approved at the 2002 annual meeting. In May 2011, our stockholders approved an amendment to the 2002 Directors Stock Plan increasing the number of shares of common stock reserved for issuance under the plan by 0.2 million shares to a total of 0.4 million shares.

The 2002 Directors Stock Plan provides for annual grants of shares to non-employee directors, and interim grants of shares to eligible directors elected at times other than at an annual meeting, as all or part of the annual or interim retainer fees for non-employee directors. During 2002, we adopted a plan that permits non-employee directors to elect to defer all or part of their annual retainer until the non-employee director retires from the Board of Directors. The non-employee director can elect to defer the portion of the annual retainer payable in shares of stock. If a non-employee director makes this election, the non-employee director may also elect to defer the portion, if any, of the annual retainer payable in cash. Cash dividends on deferred shares are credited to the non-employee director’s deferred cash account on the applicable dividend payment date. We record the excess of fair value over the price at which shares are issued under this plan in selling, general and administrative expenses on the consolidated statements of operations, and this expense was $1 million in 2013, $1 million in 2012 and $0.7 million in 2011.

A summary of the changes in shares available for the 2002 Directors Stock Plan follows:

	2013	2012	2011
Number of shares available, beginning of year	161,399	223,156	49,548
Additional shares available due to 2011 amendment to the Directors Stock Plan	—	—	200,000
Shares granted and issued	(25,993)	(37,824)	(18,630)
Shares granted and deferred	(21,642)	(23,933)	(7,762)

Number of shares available, end of year	113,764	161,399	223,156

Weighted average per share market value of stock on grant date	$23.62	$16.26	$25.77

Other Common Stock Issuances

We have historically issued shares of our common stock under our 2005 Contingent Stock Plan to selected U.S.-based consultants as compensation under consulting agreements for research and development projects. We record the cost associated with these issuances on a straight-line basis based on each of the issuances’ vesting schedule. Amortization expense related to these issuances was immaterial in each of the three years ended December 31, 2013.

Share-based Incentive Compensation

We record share-based incentive compensation expense in selling, general and administrative expenses on our consolidated statements of operations with a corresponding credit to additional paid-in capital within stockholders’ equity based on the fair value of the share-based incentive compensation awards at the date of grant. We recognize an expense or credit reflecting the straight-line recognition, net of estimated forfeitures, of the expected cost of the program. For the various PSU awards programs described below, the cumulative amount accrued to date is adjusted up or down to the extent the expected performance against the targets has improved or worsened.

These share-based incentive compensation programs are described in more detail below.

The table below shows our total share-based incentive compensation expense:

	2013	2012	2011
2013 Three-year PSU Awards	$4.4	$—	$—
2013 WVH Incentive Compensation(1)	2.5	—	—
2012 Three-year PSU Awards	2.4	1.9	—
2012 President & COO Four-year Incentive Compensation(2)	0.6	0.2	—
2011 Three-year PSU Awards	(1.2)	1.7	3.0
2010 Three-year PSU Awards	0.1	0.9	6.0
2009 Two-year PSU Awards	—	—	(0.7)
2009 Three-year PSU Awards	—	—	7.4
SLO Awards	2.8	0.7	0.3
Other long-term share-based incentive compensation programs	12.5	11.5	9.0

Total share-based incentive compensation expense(3)	$24.1	$16.9	$25.0

Associated tax benefits recognized	$7.8	$6.2	$9.3

(1)	On February 28, 2013, the Organization and Compensation Committee of our Board of Directors (“O&C Committee”) approved a change in the vesting policy regarding the existing 2011 Three-year PSU awards, and the newly granted 2013 three-year PSU awards, for William V. Hickey, our former Chairman and Chief Executive Officer. The approved change will result in the full vesting of the awards, rather than a pro-rata portion vesting as of the date of his retirement (May 16, 2013). Mr. Hickey’s awards will still be subject to the performance metrics stipulated in the plan documents, and will be paid-out in accordance with the original planned timing. As a result of these approved changes, the expense related to these awards was accelerated and recognized over the applicable service period up until the date of his retirement. We recognized share-based compensation expense related to these awards of $2.5 million in the year ended December 31, 2013.
(2)	The amount includes only the two initial equity awards. See below for further detail.
(3)	The amounts do not include the expense related to our U.S. profit sharing contributions made in the form of our common stock as such these contributions are not considered share-based incentive compensation.

The following table shows the estimated amount of total share-based incentive compensation expense expected to be recognized on a straight-line basis over the remaining respective vesting periods by program at December 31, 2013:

	2014	2015	2016	2017	Total
2013 Three-year PSU Awards	$4.0	$4.0	$—	$—	$8.0
2012 Three-year PSU Awards	1.7	—	—	—	1.7
2012 President & COO Four-year Incentive Compensation	0.4	0.3	0.2	—	0.9
SLO Awards	0.7	—	—	—	0.7
Other long-term share-based incentive compensation programs	12.5	8.0	3.5	0.2	24.2

Total share-based incentive compensation expense (1)	$19.3	$12.3	$3.7	$0.2	$35.5

(1)	The amounts do not include the expense related to our U.S. profit sharing contributions made in the form of our common stock as such these contributions are not considered share-based incentive compensation.

The discussion that follows provides further details of our share-based incentive compensation programs.

PSU Awards

As part of our long term incentive program adopted in 2008, during the first 90 days of each year, the Organization and Compensation Committee of our Board of Directors, or Compensation Committee, has approved PSU awards for our executive officers and other selected key executives, which include for each officer or executive a target number of shares of common stock and performance goals and measures that will determine the percentage of the target award that is earned following the end of the performance period. Following the end of the performance period, participants will also receive a cash payment in the amount of the dividends (without interest) that would have been paid during the performance period on the number of shares that they have earned. As of December 31, 2013, we have accrued $1 million for these dividends in other current liabilities on our consolidated balance sheet.

2013 Three-year PSU Awards

In March 2013, the Compensation Committee approved awards with a three-year performance period beginning January 1, 2013 to December 31, 2015 for the named executives. The Compensation Committee established principal performance goals, which are (1) total shareholder return (TSR) weighted at 35%, and (2) 2015 consolidated adjusted EBITDA margin weighted at 65%.

The targeted number of shares of common stock that can be earned is 536,771 shares for these 2013 PSU awards. The total number of shares to be issued for these awards can range from zero to 200% of the target number of shares depending on the level of achievement of the performance goals and measures.

The expense included in the tables above was calculated using a grant date common stock share price of $18.97 per share for the awards granted on February 14, 2013 ($22.21 for the awards granted on February 28, 2013) for the 2015 consolidated adjusted EBITDA margin (these are considered performance conditions) and the Monte Carlo valuation of $25.19 per share for the awards granted on February 14, 2013 ($34.05 for the awards granted on February 28, 2013) for the TSR goal (this is considered a market condition). The expense calculation is based on management’s estimate as of December 31, 2013 of the level of probable achievement of the performance goals and measures, which was determined to be at the target level, or 100% achievement (348,901 shares, net of forfeitures), for the 2015 consolidated adjusted EBITDA margin goal. The TSR portion of the plan is expensed at 100% (187,870 shares, net of forfeitures) of the grant date fair value as required by U.S. GAAP.

2012 Three-year PSU Awards

In March 2012, the Compensation Committee approved awards with a three-year performance period beginning January 1, 2012 for the named executive officers and for other officers and key executives. The Compensation Committee established principal performance goals, which are (1) three-year average return on invested capital (“ROIC”) weighted at 50%, (2) constant dollar growth of net trade sales weighted at 25% and (3) relative total shareholder return (“TSR”) weighted at 25%. An additional goal is a 2014 safety result of a total recordable incident rate (a workplace safety indicator) (“TRIR”) of 0.90 or better, excluding facilities acquired during the performance period.

The targeted number of shares of common stock that can be earned is 440,582 shares for these 2012 PSU awards (300,427 shares granted on March 27, 2012 and 140,155 shares granted to Jerome A. Peribere on September 1, 2012, as discussed below). The total number of shares to be issued for these awards can range from zero to 200% of the target number of shares depending on the level of achievement of the performance goals and measures, plus or minus 44,058 additional shares at the discretion of the Compensation Committee. These performance goals are outlined in further detail in the Proxy Statement for our 2012 Annual Meeting of Stockholders.

The expense included in the tables above was calculated using a grant date common stock share price of $19.72 per share for the awards granted on March 27, 2012 ($14.27 for the award granted on September 1, 2012) for the three year average ROIC goal and net trade sales goal (these are considered performance conditions) and the Monte Carlo valuation of $23.40 per share for the awards granted on March 27, 2012 ($12.57 for the award granted on September 1, 2012) for the TSR goal (this is considered a market condition). The expense calculation is based on management’s estimate as of December 31, 2013 of the level of probable achievement of the performance goals and measures, which was determined to be below the target level, or 92% achievement (202,668 shares, net of forfeitures), for the ROIC goal and below the threshold for minimum payment, or 0% achievement (0 shares), for the net trade sales growth goal. The TSR portion of the plan is expensed at 100% (110,145 shares, net of forfeitures) of the grant date fair value as required by U.S. GAAP.

2011 Three-year PSU Awards

In March 2011, the Compensation Committee approved awards with a three-year performance period beginning January 1, 2011. The Compensation Committee established principal performance goals, which are (1) three-year cumulative volume growth of net trade sales and (2) three-year average ROIC. These performance goals are outlined in further detail in the Proxy Statement for our 2011 Annual Meeting of Stockholders. The targeted number of shares of common stock that can be earned is 316,030 shares for these 2011 PSU awards. If the threshold level is achieved for either of the two performance goals, then the number of shares earned for each participant can be increased (if the additional goal mentioned below is achieved) or decreased (if the additional goal mentioned below is not achieved) by up to 10% of the target level at the discretion of the Compensation Committee, or an aggregate of 31,603 shares for all participants. The additional goal is a 2013 safety result of a TRIR (a workplace safety indicator) of 1.20 or better, excluding facilities acquired during the performance period.

The total number of shares to be issued for these awards can range from zero to 200% of the target number of shares depending on the level of achievement of the performance goals and measures, plus or minus the 31,603 additional discretionary shares mentioned above.

The expense included in the table above was calculated using a grant date common stock share price of $26.18 per share on March 11, 2011 and is based on management’s estimate as of December 31, 2013 of the level of probable achievement of the performance goals, which was determined to be below the target level, or 84% achievement (132,733 shares, net of forfeitures), for the ROIC goal and below the threshold for minimum payment, or 0% achievement (0 shares), for the volume goal.

2010 Three-year PSU Awards

In February 2013, we issued 472,865 shares of common stock for the 2010 three-year PSU awards. These awards were based on the achievement of the performance goals above the target level, or 116.5% achievement, in the three-year performance period of 2010 through 2012. We concurrently acquired 172,204 of these shares of common stock as withholding from employees to satisfy their minimum tax withholding obligations, as provided for in our 2005 contingent stock plan above.

2009 Three-year PSU Awards

In February 2012, we issued 1,155,018 shares of common stock for the 2009 three-year PSU awards. These awards were based on the achievement of the performance goals at the maximum level, or 200% achievement, in the three-year performance period of 2009 through 2011. We concurrently acquired 414,210 of these shares of common stock as withholding from employees to satisfy their minimum tax withholding obligations, as provided for in our 2005 Contingent Stock Plan. These acquired shares are held in common stock in treasury at a fair market value of $9 million.

2009 Two-year PSU Awards

In February 2011, we issued 1,114,139 shares of common stock for the 2009 two-year PSU awards. These awards were based on the achievement of the performance goals at the maximum level, or 200% achievement, in the two-year performance period of 2009 through 2010. We concurrently acquired 408,751 of these shares of common stock as withholding from employees to satisfy their minimum tax withholding obligations, as provided for in our 2005 contingent stock plan. These acquired shares are held in common stock in treasury at a fair market value on the date acquired of $12 million.

2012 President and Chief Operating Officer (COO) Four-year Incentive Compensation

On September 1, 2012, Jerome A. Peribere started with the Company as President and Chief Operating Officer. Under the terms of his agreement, he was granted equity awards which included the following: (1) initial equity awards under the Company’s 2005 Contingent Stock Plan, which included two awards of performance share units under which he could earn up to 350,000 shares of common stock based on the Company’s performance, (2) restricted stock under the Company’s 2005 Contingent Stock Plan of which 50,000 shares were issued on his start date and 25,000 shares were issued on September 1, 2013 his first anniversary of his start date and (3) an award under the Company’s 2012 Three-year PSU Award with a target award of 140,155 units. The awards are described in further detail in Mr. Peribere’s employment agreement filed with the SEC as an exhibit with the Company’s Current Report on Form 8-K dated August 27, 2012.

For the awards (excluding the portions of the PSU awards related to the TSR goal) that are discussed above, the estimated amount of future share-based incentive compensation expense will fluctuate based on: (1) the expected level of achievement of the respective goals and measures considered probable in future quarters, which impacts the number of shares that could be issued; and (2) the future price of our common stock, which impacts the expense related to additional discretionary shares. Since the TSR metric is considered a market condition, the portion of the compensation expense related to the TSR metric will be recognized regardless of whether the market condition is satisfied provided that the requisite service has been provided.

Stock Leverage Opportunity Awards

Before the start of each performance year, each of our executive officers and other selected key executives is eligible to elect to receive all or a portion of his or her annual cash bonus for that year, in increments of 25% of the annual bonus, as an award of restricted stock or restricted stock units under the 2005 contingent stock plan in lieu of cash. The portion provided as an equity award may be given a premium to be determined by the Compensation Committee each year and will be rounded up to the nearest whole share. The stock price used in the calculation of the number of shares will be the closing sale price of our common stock on the New York Stock Exchange on the first trading day of the performance year. The award will be granted following the end of the performance year and after determination by the Compensation Committee of the amount of the annual bonus award for each executive officer and other selected key executive who has elected to take all or a portion of his or her annual bonus as an equity award, but no later than the March 15 following the end of the performance year.

The equity award will be made in the form of an award of restricted stock or restricted stock units that will vest on the second anniversary of the grant date or earlier in the event of death, disability or retirement from employment with us, and the shares subject to the award will not be transferable by the recipient until the later of vesting or the second anniversary of the grant date. If the recipient ceases to be employed by us before vesting, then the shares will be forfeited, except for certain circumstances following a change in control. The award will be made in the form of restricted stock unless the award would be taxable to the recipient before the shares become transferable by the recipient, in which case the award will be made in the form of restricted stock units. Recipients who hold SLO awards in the form of restricted stock receive dividends. Recipients who hold SLO awards in the form of restricted stock units receive a cash payment in the amount of the dividends (without interest) on the shares they have earned at about the same time that shares are issued to them following the period of restriction. As of December 31, 2013, we have accrued for these dividends in other current liabilities on our consolidated balance sheet and the amount was immaterial.

The Compensation Committee set the SLO award premium at 25% for the years ending December 31, 2013 and 2012. The 2013 SLO target awards comprise an aggregate of 103,437 restricted stock shares and restricted stock units as of December 31, 2013. The 2012 SLO awards that were issued on March 13, 2013 comprised an aggregate of 72,538 restricted stock shares and restricted stock units.

We record compensation expense for these awards in selling, general and administrative expenses on the consolidated statements of operations with a corresponding credit to additional paid-in capital within stockholders’ equity, based on the fair value of the awards at the end of each reporting period, which reflects the effects of stock price changes.

For the years ended December 31, 2013, 2012 and 2011, compensation expense related to the SLO awards was recognized based on the extent to which the performance goals and measures for our 2013, 2012 and 2011 annual cash bonuses were considered probable of achievement at each respective year end. The expense is recognized over a fifteen month period on a straight-line basis since a majority of the awards will vest at grant date, which will be no later than March 15, 2014, 2013 and 2012, respectively, due to the retirement eligibility provision.

Note 20 Other Expense, net

The following table provides details of other expense, net:

	Year Ended December 31,
	2013	2012	2011
Interest and dividend income	$11.0	$12.0	$9.0
Net foreign exchange transaction losses	(10.5)	(13.4)	(20.2)
Bank fee expense	(6.8)	(5.2)	(4.0)
Settlement agreement and related costs	(1.0)	(0.7)	(0.9)
Noncontrolling interests	0.9	2.6	3.2
Costs associated with our accounts receivable securitization program	(0.7)	(0.7)	(0.7)
Gain on sale of a North American facility	—	—	3.9
Other, net	(4.8)	(4.0)	(4.8)

Other expense, net	$(11.9)	$(9.4)	$(14.5)

Impairment of Equity Method Investment

2013

In 2013, we recognized an impairment of $2 million in connection with an equity method investment included in Other. This investment was not material to our consolidated financial position or results of operations.

2012

In September 2007, we established a joint venture that supports our Food Care segment. We account for the joint venture under the equity method of accounting with our proportionate share of net income or losses included in other expense, net, on the consolidated statements of operations.

During the first half of 2012, the joint venture performed below expectations, resulting in reduced cash flow and increasing debt obligations. Due to these events, we evaluated our equity method investment for impairment. During the three months ended June 30, 2012, based on reviewing undiscounted cash flow information, we determined that the fair value of our investment was less than its carrying value and that this impairment was other-than-temporary.

In connection with the establishment of the joint venture in 2007, we issued a guarantee in support of an uncommitted credit facility agreement that was entered into by the joint venture. Under the terms of the guarantee, if the joint venture were to default under the terms of the credit facility, the lender would be entitled to seek payment of the amounts due under the credit facility from us. However, as a result of the impairment, we have included the guarantee liability in other current liabilities on the consolidated balance sheets as of December 31, 2013 and 2012 as we believe it is probable that we will need to perform under this guarantee. As of December 31, 2013, the joint venture has performed its obligations under the terms of the credit facility and the debt holders have not requested that we perform under the terms of the guarantee.

As a result, in the second quarter of 2012 we recognized other-than-temporary impairment of $26 million ($18 million, net of taxes, or $0.09 per diluted share). This impairment consisted of the recognition of a current liability for the guarantee of the uncommitted credit facility mentioned above of $20 million and a $4 million write-down of the carrying value of the investment to zero at June 30, 2012. We also recorded provisions for bad debt on receivables due from the joint venture to the Company of $2 million, which is included in selling, general and administrative expenses. We have no additional obligations to support the operations of the joint venture in the future. The impairment and related provision for bad debt on receivables are considered special items and excluded from our Adjusted EBITDA results.

Note 21 Net Earnings (Loss) per Common Share

The following table sets forth the calculation of basic and diluted net earnings (loss) per common share under the two-class method for the three years ended December 31, 2013 in millions, except per share data:

	2013	2012	2011
Basic Net Earnings (Loss) Per Common Share:
Numerator
Net earnings (loss) available to common stockholders	$124.2	$(1,410.3)	$149.1
Distributed and allocated undistributed net earnings (loss) to non-vested restricted stockholders	(0.6)	(0.5)	(0.9)

Distributed and allocated undistributed net earnings (loss) to common stockholders	123.6	(1,410.8)	148.2
Distributed net earnings — dividends paid to common stockholders	(101.3)	(100.4)	(86.8)

Allocation of undistributed net earnings (loss) to common stockholders	$22.3	$(1,511.2)	$61.4

Denominator
Weighted average number of common shares outstanding — basic	194.6	192.8	167.0
Basic net earnings (loss) per common share:
Distributed net earnings (loss) to common stockholders	$0.52	$0.52	$0.52
Allocated undistributed net earnings (loss) to common stockholders	0.12	(7.83)	0.37

Basic net earnings (loss) per common share:	$0.64	$(7.31)	$0.89

Diluted Net Earnings (Loss) Per Common Share:
Numerator
Distributed and allocated undistributed net earnings (loss) to common stockholders	$123.6	$(1,410.8)	$148.2
Add: Allocated undistributed net earnings (loss) to non-vested restricted stockholders	0.1	—	0.4
Less: Undistributed net earnings (loss) reallocated to non-vested restricted stockholders	(0.1)	—	(0.3)

Net earnings (loss) available to common stockholders — diluted	$123.6	$(1,410.8)	$148.3

Denominator(1)
Weighted average number of common shares outstanding — basic	194.6	192.8	167.0
Effect of assumed issuance of Settlement agreement shares	18.0	—	18.0
Effect of non-vested restricted stock units	0.9	—	0.4

Weighted average number of common shares outstanding — diluted	213.5	192.8	185.4

Diluted net earnings (loss) per common share	$0.58	$(7.31)	$0.80

(1)	Provides for the following items if their inclusion is dilutive: (i) the effect of assumed issuance of 18 million shares of common stock reserved for the Settlement agreement as defined and (ii) the effect of non-vested restricted stock and restricted stock units using the treasury stock method. In calculating diluted net (loss) earnings per common share for 2012, our diluted weighted average number of common shares outstanding excludes the effect of the items mentioned above as the effect was anti-dilutive.

PSU Awards

Since the PSU awards discussed in Note 19, “Stockholders’ Equity,” are contingently issuable shares that are based on a condition other than earnings or market price, these shares will be included in the diluted weighted average number of common shares outstanding when they have met the performance conditions as of these dates and when their effect is dilutive. Certain shares related to the PSU awards were included in the diluted weighted average number of common shares outstanding for the year ended December 31, 2011 because the target levels of their respective performance conditions were met as of December 31, 2011. Shares related to the PSU awards were not included in the diluted weighted average number of common shares outstanding for the year ended December 31, 2012 because the effect was anti-dilutive. Shares related to the PSU awards were not included in the diluted weighted average number of common shares outstanding for the year ended December 31, 2013 because the target levels of their respective performance conditions were not met as of December 31, 2013.

SLO Awards

The shares or units associated with the 2013 SLO awards are considered contingently issuable shares and therefore are not included in the basic or diluted weighted average number of common shares outstanding for the year ended December 31, 2013. These shares or units, discussed in Note 19, “Stockholders’ Equity,” will not be included in the common shares outstanding until the final determination of the amount of annual incentive compensation is made in the first quarter of 2014. Once this determination is made, the shares or units will be included in the basic weighted average number of common shares outstanding if the employee is retirement eligible or in the diluted weighted average number of common shares outstanding regardless of whether the employee is retirement eligible if the impact to diluted net earnings per common share is dilutive. The numbers of shares or units associated with SLO awards for the years ended December 31, 2013, 2012 and 2011 were nominal and, for the years ended December 31, 2012, have not been included in the diluted weighted average number of common shares outstanding as the effect was anti-dilutive.

Note 22 Subsequent Events

Settlement agreement

On February 3, 2014, the remaining conditions to the effectiveness of the Pl Settlement Plan and the Settlement agreement were satisfied or waived by the relevant parties and the PI Settlement Plan became effective with Grace emerging from bankruptcy (the “Effective Date”). Pursuant to the Settlement agreement and the PI Settlement Plan, on the Effective Date, Cryovac paid cash consideration, consisting of cash payments in the aggregate amount of $930 million, to the WRG Asbestos PI Trust and the WRG Asbestos PD Trust and transferred the Settlement Shares (described below) to the WRG Asbestos PI Trust, in each case reflecting adjustments made in accordance with the Settlement agreement. To fund the cash payment, we used $555 million of cash and cash equivalents and utilized borrowings of $260 million from our revolving credit facility and $115 million from our accounts receivable securitization programs.

In connection with the issuance of the Settlement Shares and their transfer to the WRG Asbestos PI Trust by Cryovac, the Company entered into a Registration Rights Agreement, dated as of February 3, 2014 (the “Registration Rights Agreement”), with the WRG Asbestos PI Trust as initial holder of the Settlement Shares. Under the Registration Rights Agreement, the Company will be required to use reasonable best efforts to prepare and file with the SEC a shelf registration statement covering resales of the Settlement Shares on or prior to 60 days after February 3, 2014, and to use reasonable best efforts to cause such shelf registration statement to be declared effective by the SEC as soon as reasonably practicable.

12% Senior Notes

On February 14, 2014, we repaid our 12% Senior Notes on their maturity date using cash on hand and committed liquidity.